AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1997
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                         OUTSOURCE INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------

FLORIDA                                    7363                             65-0675628
       (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

           1144 EAST NEWPORT CENTER DRIVE, DEERFIELD BEACH, FL 33442
                                 (954) 418-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT A. LEFCORT
           1144 EAST NEWPORT CENTER DRIVE, DEERFIELD BEACH, FL 33442
                                 (954) 418-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

          DONN A. BELOFF, ESQ.               HARVEY GOLDMAN, ESQ.
          HOLLAND & KNIGHT LLP               STEEL HECTOR & DAVIS LLP
    ONE EAST BROWARD BOULEVARD, SUITE 1300   200 SOUTH BISCAYNE BOULEVARD, SUITE 4000
         FORT LAUDERDALE, FL 33301           MIAMI, FL 33131
 (954) 525-1000                              (305) 577-7000
        TELECOPIER NO. (954) 463-2030        TELECOPIER NO. (305) 577-7001

                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                   PROPOSED MAXIMUM
      TITLE OF EACH CLASS              AGGREGATE           AMOUNT OF
OF SECURITIES TO BE REGISTERED   OFFERING PRICE(1)(2)   REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.001 par value...      $68,080,000          $20,630.30
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) This Registration Statement also relates to the Rights to purchase shares of preferred stock of the Registrant which will be attached to all shares of Common Stock being registered hereunder as of the date the Registrant adopts a Shareholder Protection Rights Agreement, at a rate of one Right for each share of the Common Stock. The Registrant intends to enter into the Shareholder Protection Rights Agreement prior to the effective date of this Registration Statement. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates of Common Stock and will be transferred with and only with such stock.
                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED AUGUST 12, 1997

P R O S P E C T U S

                                3,700,000 SHARES

                                [OUTSOURCE LOGO]

                                  Common Stock

                                ----------------

     Of the 3,700,000 shares of Common Stock being offered hereby (the "Offering"), 3,000,000 shares are being offered by OutSource International, Inc. (the "Company") and 700,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders" and "Underwriting."

     Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock listed on The Nasdaq National Market under the symbol "OSIX."

                               ----------------
SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT
   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                     HEREBY.
                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           UNDERWRITING                        PROCEEDS TO
              PRICE TO     DISCOUNTS AND      PROCEEDS TO        SELLING
              PUBLIC       COMMISSIONS(1)     COMPANY(2)      SHAREHOLDERS(2)
--------------------------------------------------------------------------------
Per Share        $               $                $                 $
--------------------------------------------------------------------------------
Total(3)         $               $                $                 $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering estimated at $          ,
    $           of which are payable by the Company and $           of which
    are payable by the Selling Shareholders.

(3) Certain of the Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 555,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Selling Shareholders will be $          , $          , and $         ,
    respectively.

                               ----------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
September   , 1997 at the offices of Smith Barney Inc., 14 Wall Street, New
York, New York 10005.

                               ----------------

Smith Barney Inc.

                              Robert W. Baird & Co.
                                  Incorporated

                                                    Donaldson, Lufkin & Jenrette
                                                       Securities Corporation

        , 1997

                       [GRAPHIC TO BE FILED BY AMENDMENT]

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS REFLECTS THE CONSUMMATION ON FEBRUARY 21, 1997 OF A REORGANIZATION (THE "REORGANIZATION") AMONG NINE OPERATING CORPORATIONS EXISTING UNDER THE LAWS OF THE STATE OF FLORIDA (COLLECTIVELY, THE "SUBSIDIARIES") AND THE SHAREHOLDERS OF EACH OF THE SUBSIDIARIES, WHICH RESULTED IN THE COMPANY BECOMING THE PARENT COMPANY OF THE SUBSIDIARIES. AS USED IN THIS PROSPECTUS, UNLESS OTHERWISE INDICATED: (I) THE TERMS "COMPANY" AND "OUTSOURCE" REFER COLLECTIVELY TO THE COMPANY AND THE SUBSIDIARIES SUBSEQUENT TO THE REORGANIZATION AND TO THE SUBSIDIARIES ON A CONSOLIDATED BASIS PRIOR TO THE REORGANIZATION; (II) THE TERM "COMMON STOCK" REFERS TO THE COMPANY'S COMMON STOCK PAR VALUE $.001 PER SHARE, AND THE RIGHTS TO PURCHASE SHARES OF PREFERRED STOCK ATTACHED THERETO; (III) ALL SHARE AND PER SHARE DATA HAS BEEN RETROACTIVELY ADJUSTED TO GIVE EFFECT TO A REVERSE STOCK SPLIT TO BECOME EFFECTIVE IMMEDIATELY PRIOR TO THIS OFFERING. SEE "THE COMPANY," "DESCRIPTION OF SECURITIES--COMMON STOCK," "DESCRIPTION OF SECURITIES--REORGANIZATION" AND "DESCRIPTION OF SECURITIES--SHAREHOLDER RIGHTS PLAN."

                                  THE COMPANY

     The Company is a rapidly growing national provider of human resource services focusing on the flexible industrial staffing market through its Tandem division and on the professional employer organization ("PEO") market through its Synadyne division. The Tandem division recruits, trains and deploys temporary industrial personnel and provides payroll administration, risk management and benefits administration services to its clients. Tandem's clients include businesses in the manufacturing, distribution, hospitality and construction industries. Through its Synadyne division, the Company offers a comprehensive package of PEO services including payroll administration, risk management, benefits administration and human resource consultation to companies in a wide range of industries. The Company's operations began in Chicago, Illinois in 1974. As of June 30, 1997, the Company and its franchise associates operated 163 offices, with an estimated 31,000 employees, in 38 states and the District of Columbia.

     The Tandem division provides approximately 17,000 flexible industrial staffing personnel daily to approximately 3,600 client companies through a nationwide network of 80 Company-owned and 74 franchised offices. Between 1994 and 1996, Company and franchise flexible industrial staffing revenues increased from $119.8 million to $247.3 million, a compound annual growth rate of approximately 44%. The Synadyne division, which began in 1994, has approximately 11,000 employees. Between 1994 and 1996, PEO revenues increased from $35.6 million to $172.1 million, a compound annual growth rate of approximately 120%. To implement its expansion strategy, the Company completed 17 acquisitions of industrial staffing companies since January 1, 1995, with 48 offices and approximately $84 million in annual revenue. During this period, the number of Company-owned flexible staffing and PEO offices increased from ten to 89, the number of geographic regions served by the Company increased from one to nine, and the Company implemented advanced information systems, further developed back office capabilities and invested in other infrastructure enhancements necessary to support its future growth.

     The Company's operation of both a flexible industrial staffing division and a PEO division provides it with significant competitive advantages. Both Tandem and Synadyne offer a number of common services including payroll administration, risk management and benefits administration. The Company designs and administers these services through common facilities, personnel and information systems which give the Company the ability to develop and provide a wider range of services at lower costs than its primary competitors. In addition, the Company is able to provide a full spectrum of staffing services to its industrial clients ranging from a temporary employee for one day to comprehensive outsourcing of human resource functions through the Company's PEO division. The Company expects Tandem's national network of locations to facilitate the rapid expansion of the Synadyne division, and, over time, increase the Company's penetration of local markets.

     The staffing industry consists of companies which provide four basic services to clients: flexible staffing, PEO services, placement and search, and outplacement. Based on information provided by the National Association of Temporary and Staffing Services ("NATSS"), the National Association of Professional Employer Organizations ("NAPEO") and Staffing Industry Analysts, Inc. ("SIAI"), 1996
staffing industry revenues were approximately $74.4 billion. According to industry sources, approximately 7,000 flexible staffing firms and 2,000 PEO firms employed approximately 5.2 million people per day, or approximately 4% of the entire United States workforce, in 1996. Over the last five years, the staffing industry has experienced significant growth, due largely to the utilization of temporary help across a broader range of industries as well as the emergence of the PEO sector.

     According to NATSS, flexible industrial staffing currently represents 31.8% of the estimated $43.6 billion in 1996 flexible staffing revenues. The Company believes that the flexible industrial staffing market is highly framented and that in excess of 75% of flexible industrial staffing industry revenues are generated by small local and regional companies. According to NATSS, the flexible industrial staffing sector grew from $5.6 billion in 1991 to $13.9 billion in 1996, representing a compound annual growth rate of approximately 20%. The Company's goal is to target opportunities in this fragmented, rapidly growing, market which has to date been under-served by large full service staffing companies.

     The PEO sector, the fastest growing sector within the staffing industry, comprised an estimated $17.3 billion, or approximately 23%, of estimated 1996 staffing industry revenues. This sector has grown at an estimated annual rate of 29% over the last five years as small and medium size businesses (businesses with less than 500 employees) continued to realize time and cost savings associated with outsourcing human resource administration to PEOs. According to industry sources, less than 2% of small and medium size businesses in the United States utilize PEO services. As a result, the Company believes there are significant opportunities for continued growth of its PEO business.

     The Company's objective is to become the dominant provider of industrial flexible staffing and PEO services in select geographic areas. To achieve this objective, the Company intends to: (i) provide a comprehensive package of single-source human resource services; (ii) continue to focus on under-served markets which provide high growth opportunities; (iii) geographically cluster offices to achieve regional market leadership; (iv) increase market penetration through a multi-faceted growth strategy which includes internal growth, acquisitions, franchising and strategic alliances; (v) continue to maximize operating efficiencies through integrated technology and back office support; and (vi) commit to the permanent employment, over time, of its flexible industrial staffing and PEO employees, so as to become their "guardian employer."

                                 THE OFFERING

Common Stock offered by:
  The Company    ..............................   3,000,000 shares
  The Selling Shareholders   ..................     700,000 shares
    Total  ....................................   3,700,000 shares
Common Stock outstanding
 after the Offering    ........................   8,993,666 shares(1)
Use of Proceeds  ..............................   To (i) reduce indebtedness under certain credit
                                                  obligations; (ii) repay related party notes and
                                                  indebtedness incurred in connection with certain
                                                  acquisitions.
Proposed Nasdaq National Market Symbol   ......   OSIX

----------------
(1) Excludes an aggregate of 2,069,896 shares of Common Stock issuable upon exercise of currently outstanding options and warrants. See
    "Management--Stock Option Plan", "Management--Warrants" and Notes 5 and 10 to the Company's Consolidated Financial Statements.

                               ----------------

PROSPECTIVE INVESTORS ARE CAUTIONED THAT THE STATEMENTS IN THIS PROSPECTUS THAT ARE NOT DESCRIPTIONS OF HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED DUE TO A NUMBER OF FACTORS, INCLUDING THOSE IDENTIFIED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

                        SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                 YEARS ENDED DECEMBER 31,
                                      -------------------------------------------------------------------------------
                                                                                                       SUPPLEMENTAL
                                                                                                         PRO FORMA
                                         1992         1993          1994          1995        1996        1996(2)
                                      ------------ ------------ ------------- ------------- ---------- --------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SYSTEM REVENUES(1)    ...............  $ 76,467     $ 92,496     $ 151,408     $ 242,681      $389,314    $431,726
                                       ========     ========     =========     =========     =========    =========
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Net revenues    .....................  $ 39,737     $ 43,472     $  80,647     $ 149,825      $280,171    $345,087
                                       ========     ========     =========     =========     =========    =========
Gross profit    .....................  $  7,771     $  9,105     $  14,834     $  23,555      $ 38,069    $ 54,355
                                       ========     ========     =========     =========     =========    =========
Operating income   ..................  $  1,568     $  1,607     $   3,581     $   3,456      $  5,483    $ 10,276
Net interest expense  ...............       328          263           820         1,259         2,175       2,298
Other expense (income)(3)   .........       (59)        (237)          (51)          (11)        1,448       1,417
                                       --------     --------     ---------     ---------     ---------    ---------
Income before provision (benefit) for
 income taxes   .....................     1,299        1,581         2,812         2,208         1,860       6,561
Pro forma income taxes(4)   .........       486          595         1,059           859           757       2,529
                                       --------     --------     ---------     ---------     ---------    ---------
Pro forma net income(4)  ............  $    813     $    986     $   1,753     $   1,349      $  1,103    $  4,032
                                       ========     ========     =========     =========     =========    =========
Pro forma weighted average common
 shares outstanding(5)   ............     6,821        6,821         6,821         6,821         6,821      10,687
                                       ========     ========     =========     =========     =========    =========
Pro forma earnings per share   ......  $    .12     $    .14     $     .26     $     .20      $    .16    $    .38
                                       ========     ========     =========     =========     =========    =========
OTHER DATA(6):
EBITDA, as adjusted   ...............  $  2,792     $  3,618     $   5,993     $   6,276      $  9,005    $ 14,449
                                       ========     ========     =========     =========     =========    =========
Net income, as adjusted  ............  $  1,382     $  1,715     $   2,947     $   2,586      $  3,220    $  4,930
                                       ========     ========     =========     =========     =========    =========
Pro forma earnings per share,
 as adjusted ........................                                                         $    .47    $    .46
                                                                                             =========    =========
SYSTEM OPERATING DATA
 (AT END OF PERIOD):
Number of employees   ...............     3,300        4,300        12,200        16,200        23,000
Number of offices  ..................        26           30            62           101           139


                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                      -------------------------------------
                                                              SUPPLEMENTAL
                                                               PRO FORMA
                                        1996        1997        1997(2)
                                      --------- ------------- -------------
SYSTEM REVENUES(1)    ...............   $72,192  $ 110,714     $ 118,150
                                       ========  =========     =========
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Net revenues    .....................   $51,169  $  85,374     $  95,768
                                       ========  =========     =========
Gross profit    .....................   $ 6,690  $  11,135     $  13,603
                                       ========  =========     =========
Operating income   ..................   $   483  $     575     $     923
Net interest expense  ...............       329      1,327           588
Other expense (income)(3)   .........        35     (1,952)         (108)
                                       --------  ---------     ---------
Income before provision (benefit) for
 income taxes   .....................       119      1,200           443
Pro forma income taxes(4)   .........        48        (33)          174
                                       --------  ---------     ---------
Pro forma net income(4)  ............   $    71  $   1,233     $     269
                                       ========  =========     =========
Pro forma weighted average common
 shares outstanding(5)   ............     6,821      7,188        10,687
                                       ========  =========     =========
Pro forma earnings per share   ......   $   .01  $     .17     $     .03
                                       ========  =========     =========
OTHER DATA(6):
EBITDA, as adjusted   ...............   $ 1,026  $   1,676     $   2,257
                                       ========  =========     =========
Net income, as adjusted  ............   $   318  $    (271)    $     269
                                       ========  =========     =========
Pro forma earnings per share,
 as adjusted ........................            $    (.04)    $     .03
                                                 =========     =========
SYSTEM OPERATING DATA
 (AT END OF PERIOD):
Number of employees   ...............    20,000     24,300
Number of offices  ..................       107        162

                                                                 MARCH 31, 1997
                                                         ------------------------------
                                                          ACTUAL        AS ADJUSTED(7)
                                                         ------------   ---------------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital   ....................................    $  11,020         $11,672
Total assets   .......................................       81,490          86,652
Total long-term debt, less current maturities   ......       65,333          26,554
Total shareholders' equity (deficit)   ...............       (5,700)         38,893

----------------

(1) System revenues is the sum of the Company's net revenues (excluding revenues from franchise royalties and services performed for flexible staffing franchisees (the "Franchisees")) and the net revenues of the Franchisees. System revenues provide meaningful information regarding the Company's penetration of the market for its services, as well as the scope and size of the Company's operations. The net revenues of Franchisees are derived from reports that are unaudited. System revenues consist of the following:

                                                                     YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------------------
                                                                                                            SUPPLEMENTAL
                                                                                                              PRO FORMA
                                           1992         1993          1994          1995          1996          1996
                                        ------------ ------------ ------------- ------------- ------------- --------------
                                                                          (IN THOUSANDS)
 Company's net revenues    ............ $  39,737    $  43,472     $  80,647     $ 149,825    $  280,171     $   345,087
 Less Company revenues from:
  Franchise royalties   ...............    (1,393)      (1,586)       (2,712)       (4,138)       (5,671)         (5,671)
  Services to Franchisees  ............        --           --        (4,698)       (7,507)      (35,079)        (35,079)
 Add Franchisees' net revenues   ......    38,123       50,610        78,171       104,501       149,893         127,389
                                        ----------   ----------    ---------     ---------    -----------    -----------
 System revenues  ..................... $  76,467    $  92,496     $ 151,408     $ 242,681    $  389,314     $   431,726
                                        ==========   ==========    =========     =========    ===========    ===========


                                              THREE MONTHS ENDED MARCH 31,
                                        ----------------------------------------
                                                                   SUPPLEMENTAL
                                                                    PRO FORMA
                                           1996          1997          1997
                                        ------------ ------------- -------------
 Company's net revenues    ............ $  51,169     $  85,374      $ 95,768
 Less Company revenues from:
  Franchise royalties   ...............    (1,176)       (1,286)       (1,286)
  Services to Franchisees  ............    (5,782)       (8,957)       (8,957)
 Add Franchisees' net revenues   ......    27,981        35,583        32,625
                                        ----------    ---------      --------
 System revenues  ..................... $  72,192     $ 110,714      $118,150
                                        ==========    =========      ========

(2) The supplemental pro forma financial information reflects the Company's historical results of operations, adjusted for (a) the 1996 Acquisitions and the 1997 Acquisitions (as hereinafter defined, see "Management's Discussion and Analysis of Financial Condition and Results of Operations"); (b) the distributions to shareholders, the purchase of shares of common stock of the Subsidiaries from certain shareholders and the contribution to capital by shareholders, each of which occurred in connection with the Reorganization; (c) the issuance of $25.0 million senior subordinated promissory notes (the "Senior Notes") and warrants to purchase 1,496,335 shares of Common Stock (the "Warrants"); and (d) the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $15.00 per share and the application of the net proceeds therefrom, as if all had occurred as of the beginning of the periods presented. The application of net proceeds includes the retirement of the balance of the Senior Notes in full, which will result in an extraordinary loss of $13.9 million, net of a $6.9 million income tax benefit, which is not reflected in the supplemental pro forma financial information. This loss consists of the unamortized debt discount and the unamortized debt issuance costs. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Description of Securities--Reorganization," "Management--Warrants" and Unaudited Pro Forma Consolidated Financial Information.

    The adjustments made to arrive at the supplemental pro forma results for the three months ended March 31, 1997 include the elimination of $1.9 million of non-operating income arising from a Put Warrants Valuation Adjustment (as hereinafter defined, see note 3 below) and included in the Company's historical results for the same period, as discussed in Note 3 below, which decreased supplemental pro forma earnings per share by $0.10.

(3) Includes $1.4 million of unusual charges, primarily professional fees, in the year ended December 31, 1996, related to a registration statement filed by the Company with the Securities and Exchange Commission that was subsequently withdrawn and an internal investigation into certain Company transactions. See "Business--Legal Proceedings" and Note 7 to the Company's Consolidated Financial Statements.

    The holders of the Warrants have a Put Right (as hereinafter defined), as a result of which the Company recorded a liability at the time of the issuance of the Warrants based on their fair value (the "Put Warrants Liability"). Until the Offering is consummated, the Company will adjust the Put Warrants Liability to fair value at the end of each accounting period (the "Put Warrants Valuation Adjustment"). Other expense (income) for the three months ended March 31, 1997 includes non-operating income of $1.9 million related to the adjustment of the Put Warrants Liability recorded at the time of the issuance of the Warrants on February 21, 1997 and based on their fair value at that time, to the fair value of the Warrants at March 31, 1997. Based on an assumed offering price of $15.00 per share and the consummation of this Offering prior to September 30, 1997, the Put Warrants Valuation Adjustment will result in non-operating expenses in the second and third quarters of 1997 totalling $5.8 million ($5.1 million net of income tax benefit). At the time of the Offering, the Warrants, with an adjusted carrying value of $22.4 million (based on an assumed offering price of $15.00 per share), will be reclassified from debt to additional paid-in capital. See Note 5 to the Company's Consolidated Financial Statements.

(4) Prior to the Reorganization, each of the Subsidiaries elected to be a subchapter S corporation and, accordingly, were not subject to income taxes; therefore, there is no provision for income taxes for periods prior to the Reorganization. Pro forma income taxes and net income have been computed as if the Company had been fully subject to federal and applicable state income taxes for such periods. The Company recognized a one-time tax benefit of $386,000 as a result of the termination, at the time of the Reorganization, of the Subsidiaries' elections to be treated as S corporations. This benefit is reflected in the historical results of operations for the three months ended March 31, 1997, but has been removed from the pro forma and the supplemental pro forma results presented for that period. See Unaudited Pro Forma Consolidated Financial Information.

(5) Includes (a) the 5,993,666 shares of Common Stock issued in connection with the Reorganization and (b) all outstanding options and warrants to purchase Common Stock calculated using the treasury stock method and an assumed offering price of $15.00 per share, as if all such shares, options and warrants had been outstanding for all periods presented; (c) for the historical data only for the periods prior to the Reorganization, the equivalent number of shares (370,072) of Common Stock represented by the shares of common stock of the Subsidiaries purchased from certain shareholders for cash and notes in the Reorganization; and (d) for the supplemental pro forma data only, the sale by the Company of 3,000,000 shares of Common Stock offered hereby. See Note 1 to the Company's Consolidated Financial Statements.

(6) The other data is presented to reflect the Company's historical results of operations, adjusted to reflect (a) the elimination of the amount of compensation expense ($0.9 million, $1.2 million, $1.9 million, $2.0 million and $2.0 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $405,000 and $261,000 for the three months ended March 31, 1996 and 1997, respectively) for Messrs. Louis A. Morelli, Alan E. Schubert and Lawrence H. Schubert, the Company's founding shareholders (the "Founding Shareholders") and Mr. Paul M. Burrell, the Company's President, Chief Executive Officer and Chairman of the Board (who is also a shareholder), which is in excess of the compensation for such individuals subsequent to the Reorganization; (b) the elimination of $1.4 million of unusual charges in the year ended December 31, 1996 and $1.9 million of non-operating income arising from the March 31, 1997 Put Warrants Valuation Adjustment, both discussed in Note 3 above; and (c) income taxes computed as if the Company had been subject to federal and applicable state income taxes for such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for summary income statement data reflecting these adjustments.

    EBITDA is earnings (net income) before the effect of interest income and expense, income tax benefit and expense, depreciation expense and amortization expense. EBITDA is presented because it is a widely accepted financial indicator used by many investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(7) As adjusted to give effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $15.00 per share and the application of the net proceeds therefrom to retire (a) the balance of the Senior Notes in full, (b) a portion of the outstanding indebtedness under the Company's $45.0 million line of credit facility (the "Revolving Facility"), (c) various promissory notes due to certain existing shareholders of the Company, their family members and an executive officer of the Company, and (d) various promissory notes issued to related parties in connection with certain acquisitions. See "Use of Proceeds."

                                  THE COMPANY

     The Company was organized under the laws of the State of Florida on April 19, 1996. The Company's operations began in Chicago, Illinois in 1974. On February 21, 1997, the Company consummated a Reorganization with the Subsidiaries and the shareholders of each of the Subsidiaries which resulted in the Company becoming the parent company of the Subsidiaries. Immediately prior to the closing of the Offering, the Company will: (i) effectuate a reverse stock split pursuant to which each then issued and outstanding share of Common Stock will be converted into approximately 0.715 shares of Common Stock; and
(ii) amend its Amended and Restated Articles of Incorporation (the "Articles") to provide for a classified board of directors (the "Board") and certain other provisions. See "Description of Securities--Common Stock," "Description of Securities--Reorganization" and "Description of Securities--Certain Anti-Takeover Provisions Included in the Company's Articles of Incorporation and Bylaws."

     The Company's principal executive offices are located at 1144 East Newport Center Drive, Deerfield Beach, Florida 33442, and its telephone number is (954) 418-6200.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

POTENTIAL FOR UNFAVORABLE INTERPRETATION OF GOVERNMENT REGULATIONS

     As an employer, the Company is subject to all federal, state and local statutes and regulations governing its relationships with its employees and affecting businesses generally, including its employees assigned to work at client company locations (sometimes referred to as "worksite employees"). Although the Company is not subject to additional regulation by virtue of its flexible staffing operations, as a result of its PEO operations, the Company is affected by specifically applicable licensing and other regulatory requirements and by the uncertainty of the application of numerous federal and state laws relating to labor, tax and employment matters. Because many such laws were enacted prior to the development of alternative employment arrangements, such as those provided by PEOs and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning such relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended (the "Code") include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by the Company and other alternative employers. The unfavorable resolution of these unsettled issues could have a material adverse effect on the Company's results of operations, financial condition and liquidity. See "--Potential Legal Liability."

     While many states do not explicitly regulate PEOs, approximately one-third of the states (including Florida) have passed laws that mandate licensing or registration requirements for PEOs and several additional states are considering such regulation. Such laws vary from state to state but generally provide, among other things, for monitoring the fiscal responsibility of PEOs and specify some of the employer responsibilities assumed by PEOs. The length of time required to obtain regulatory approval to begin such operations will vary from state to state, and there can be no assurance that the Company will be able to satisfy the licensing requirements or other applicable regulations of any particular state in which it is not currently operating, that it will be able to provide the full range of services currently offered, or that it will be able to operate profitably within the regulatory environment of any state in which it does obtain regulatory approval. The Company is presently licensed in ten states, has submitted license applications in three other states, and intends to submit license applications in two other states. The absence of required licenses in those states where licensing is required would prohibit the Company from providing PEO services in such states. See "Business--Industry Regulation."

     Future growth of the Company's PEO operations will depend, in part, on the Company's ability to offer its services to prospective clients in other states. In order to provide PEO services effectively in other states, the Company must obtain all necessary regulatory approvals, achieve acceptance in the local market, comply with state regulatory requirements, adapt to local market conditions, secure favorable rates for non-statutory benefits, and establish internal controls that enable it to conduct operations in several locations. Moreover, as the Company expands into additional states, there can be no assurance that the Company will be able to duplicate in other markets the revenue growth and operating results experienced in its current markets. In addition, there can be no assurance that existing laws and regulations which are not currently applicable to the Company will not be interpreted more broadly in the future so as to apply to the Company's existing activities or that new laws and regulations will not be enacted with respect to the Company's activities, either of which could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. See "Business--Industry Regulation."

INCREASED EMPLOYEE COSTS

     The Company is required to pay a number of federal, state and local payroll taxes and related payroll costs, including unemployment taxes, workers' compensation insurance premiums and claims, Social Security, and Medicare, among others, for its employees (including its worksite employees and the worksite employees of many of its franchise associates). The Company also provides certain additional benefits to many of its core employees (including many of its worksite employees) and incurs certain costs related to the provision of such benefits, such as insurance premiums for health care. Health insurance premiums, unemployment taxes and workers' compensation insurance premiums and costs are significant to the Company's operating results, and are determined, in part, by the Company's claims experience. Accordingly, the Company employs extensive procedures in an attempt to control such costs. The Company's costs could increase as the result of proposed health care reforms. Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees who do not presently receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to workers' compensation, unemployment insurance or health insurance benefits that may be extended to worksite employees.

LIABILITY FOR WORKERS' COMPENSATION CLAIMS

     The Company's worker's compensation insurance coverage for calendar 1997 provides for a $250,000 deductible per accident or industrial illness with an aggregate annual dollar limit on the Company's potential liability for deductible payments of 2.2% of aggregate annual payroll. For claims related to periods prior to 1997, there was no aggregate maximum dollar limit on the Company's potential liability for deductible payments. From May 1, 1995 through December 31, 1996, in exchange for a lower excess insurance premium rate, the Company accepted the responsibility for losses exceeding the $250,000 policy deductible per accident or industrial illness on a dollar-for-dollar basis, but only to the extent such losses cumulatively exceed 85% of the excess insurance premium (excluding the profit and administration component), subject to a maximum additional premium of approximately $750,000 in 1995 and $1.2 million in 1996. As a result, the Company pays substantially all workers' compensation claims of its employees. To the extent the Company is not successful in managing the severity of workers' compensation claims remaining open from periods prior to 1997, the costs incurred by the Company will increase and could have a material adverse effect on the Company's financial condition, results of operations and liquidity. In addition, because the Company's aggregate liability for deductible payments was not limited for claims related to periods prior to 1997, the adverse development of any claims involving significant dollar amounts could also have a material adverse effect on the Company's financial condition and results of operations.

     The Company employs the services of an independent third-party administrator to assist management in establishing an appropriate accrual for the uninsured portion of claims. However, such accrual is an estimate of future payments relating to known claims and claims incurred but not reported, based on prior experience and other relevant data. Although there can be no assurance that the Company's actual future workers' compensation obligations for periods prior to 1997 will not exceed the amount of its workers' compensation reserves, management believes the recorded reserve is adequate. Moreover, the Company may incur costs related to workers' compensation claims at a higher rate in future years due to such causes as higher than anticipated losses from known claims or an increase in the number and severity of new claims. Workers' compensation insurance premiums and other costs may increase as a result of changes in the Company's experience rating or applicable laws. For a discussion of the adequacy of workers' compensation related reserves, see "Business--Risk Management Program--Workers' Compensation."

     The Company secures its obligations to pay the uninsured portion of its workers' compensation claims through bank standby letters of credit in favor of the insurer. Any failure by the Company to maintain sufficient letters of credit or other collateral to secure its workers' compensation obligations, or any adverse change in the Company's experience rating or applicable laws, may adversely affect the Company's workers' compensation insurance rates and ultimately the Company's business, financial condition, results of operations and liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

ABILITY TO CONTINUE GROWTH

     The Company has experienced significant growth in the past through acquisitions, internal growth and by granting franchises. There can be no assurance that, in the future, the Company will be able to expand its market presence in its current locations or successfully enter other markets. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain sufficient profit margins in the face of pricing pressures. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth and recruit and train additional qualified personnel.

     The Company plans to expand its business, in part, through acquisitions primarily of flexible industrial staffing companies and PEOs. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions on favorable terms, or at all, or integrate acquired businesses into its operations. Moreover, there can be no assurance that future acquisitions will not have a material adverse effect on the Company's operating results, particularly in the fiscal quarters immediately following the consummation of such transactions, while the operations of the acquired business are being integrated into the Company's operations. Once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as at existing Company-owned locations or otherwise perform as expected. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition and expansion opportunities with entities that have substantially greater resources. In addition, acquisitions involve a number of special risks, such as diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, unanticipated problems or legal liabilities, and tax and accounting issues, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Company Strategy."

     Franchise growth poses the additional risk of the inability of the Company to control the quality of services provided by its franchise associates. Moreover, the failure of its franchise associates to pay royalties due to the Company could have a material adverse effect on the Company's financial condition and results of operations.

RISKS RELATED TO INTANGIBLE ASSETS

     The 1996 Acquisitions and the 1997 Acquisitions (as hereinafter defined, see "Management's Discussion and Analysis of Financial Condition and Results of Operations") resulted in significant increases in net identifiable intangible assets and goodwill. Net identifiable intangible assets, which include customer lists, employee lists and covenants not to compete acquired in the acquisitions were approximately $5.6 million at March 31, 1997, representing approximately 6.9% of the Company's total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from one to 15 years, or a weighted average of 6.1 years. Goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, was approximately $25.4 million at March 31, 1997 representing approximately 31.1% of the Company's total assets. The Company amortizes goodwill on a straight line basis over periods ranging from 15 to 40 years, or a weighted average of
32.7 years. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation based on undiscounted cash flows, whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Although at March 31, 1997 the net unamortized balance of intangible assets is not considered to be impaired, any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's financial condition and results of operations. See Note 2 to the Company's Consolidated Financial Statements.

RELIANCE ON INFORMATION PROCESSING SYSTEMS AND PROPRIETARY TECHNOLOGY

     The Company's business depends, in part, upon its ability to store, retrieve, process, and manage significant databases, and periodically to expand and upgrade its information processing capabilities. The Company's computer equipment and software systems are maintained at its Deerfield Beach, Florida headquarters. Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties, or damage to the Company's headquarters and systems could have a material adverse effect on the Company.

POTENTIAL LEGAL LIABILITY

     Providers of staffing services may be subject to claims relating to the actions of their employees (including their worksite employees), including possible claims of discrimination and harassment, theft of client property, misuse of client proprietary information, other criminal actions or torts and other claims. Management has adopted and implemented policies and guidelines to reduce its exposure to these risks. However, the failure of any Company employee to follow these policies and guidelines may result in negative publicity, injunctive relief and the payment by the Company of money damages or fines. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future.

     As an employer, the Company may be subject to a wide variety of employment-related claims such as claims for injuries, wrongful death, harassment, discrimination, wage and hour violations and other matters. In addition, a number of legal issues remain unresolved with respect to co-employment arrangements among PEOs, their clients and worksite employees, including questions concerning ultimate liability for violations of employment and discrimination laws. The Company's standard PEO client service agreement establishes a contractual division of responsibilities between the Company and each client for various human resource matters, including compliance with and liability under various governmental regulations. However, as a result of the Company's status as co-employer, the Company may be subject to liability for violations of these and other laws despite these contractual provisions and even if it does not participate in such violations. Although such client service agreements generally provide that the client is to indemnify the Company for any liability attributable to the client's failure to comply with its contractual obligations and the requirements imposed by law, the Company may not be able to collect on such a contractual obligation claim and thus may be responsible for satisfying such liabilities. The Company carries liability insurance, but there can be no assurance that any such insurance will be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints or that sufficient insurance will be available to the Company or such providers in the future on satisfactory terms, if at all. If insurance is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, the Company's business, financial condition, results of operations and liquidity could be materially adversely affected. See "--Potential for Unfavorable Interpretation of Government Regulations" and "Business--Industry Regulation."

     The Company may be subject to claims asserting that it is vicariously liable for the damages allegedly caused by its franchisees. Generally, franchisor liability for the acts or inactions of its franchisees are based on agency concepts. The Company's franchise agreements state that the parties are not agents and that the franchisees control the day-to-day operations of their businesses. Furthermore, the franchise agreements require the franchisees to undertake certain efforts to inform the public that they are not agents of the Company and that they are independently owned and operated. Moreover, the Company has taken certain additional steps to insulate its potential liability based on claims from the franchisees' conduct, including requiring the franchisees to indemnify the franchisor for such claims and mandating that the franchisees carry certain insurance coverage naming the Company as an additional insured. Despite these efforts to minimize the risk of vicarious liability, there can be no assurance that a claim will not be made against the Company, nor that the indemnification requirements and insurance coverage will be sufficient to cover any judgments, settlements or costs relating to such a claim.

COMPETITION

     The staffing industry is highly competitive, with approximately 7,000 companies providing flexible staffing services through approximately 17,000 locations and approximately 2,000 companies providing PEO services. The Company competes with larger full-service and specialized flexible staffing and PEO competitors in national, regional and local markets. In addition, the Company may encounter substantial competition from new market entrants. Many of the Company's competitors have significantly greater name recognition and have greater marketing, financial and other resources than the Company. The Company expects that there will be significant consolidation in the staffing industry in the future, resulting in increased competition from larger national and regional companies. There can be no assurance that the Company will be able to compete effectively against such competitors in the future. See "Business--The Staffing Industry" and "Business--Competition."

DEPENDENCE ON CERTAIN CLIENTS

     Approximately 16% of the Company's total 1996 revenues and approximately 26% of the 1996 revenues of its PEO operations were derived from services provided to independent Allstate insurance agents. As of June 30, 1997, such services were provided to approximately 2,500 such agents. Although each of these agents has the authority to make its own decisions concerning outside vendors, they are required to choose service providers from among those that are approved by the respective agent's regional headquarters office. The failure of the Company to remain an approved service provider may result in the loss of some or all of these customers, which could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity. In addition, approximately 13% of the Company's total 1996 revenues and 20% of the 1996 revenues of its PEO operations were derived from services provided to certain of the Company's flexible industrial staffing franchises.

SEASONAL VARIATIONS IN RESULTS

     The Company normally experiences higher revenues in its third and fourth quarters because of increased demand for temporary industrial personnel during this time. Demand is higher during these two quarters because most of the Company's flexible staffing clients are increasing production in preparation for the end of the year holiday season. The Company's quarterly operating results also fluctuate as a result of a number of timing factors, including the effect of employment tax limits. In addition, the Company usually experiences lower revenues in the first quarter due to unfavorable weather conditions and lower overall economic activity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

FINANCIAL CONDITION OF CLIENTS

     The Company is obligated to pay the wages and salaries of its worksite employees regardless of whether the Company's clients pay the Company on a timely basis or at all. The Company also makes advances to certain flexible staffing franchise associates to fund payroll for temporary personnel provided by those franchise associates to their clients. To the extent that a client or flexible staffing franchise associate experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, the Company's financial condition, results of operations and liquidity could be materially adversely affected.

DURATION OF PEO SERVICES AGREEMENT

     The Company's standard PEO services agreements are generally subject to termination by the Company or the client at any time upon 30 to 45 days' prior written notice. A significant number of terminations could have a material adverse effect on the Company's financial condition, results of operations and liquidity. See "Business--Clients."

RISK OF LOSS OF QUALIFIED STATUS FOR CERTAIN TAX PURPOSES

     For purposes of the Company's 413(c) multiple-employer retirement plans (similar to 401(k) retirement plans and hereafter referred to as the "Multi-Employer Retirement Plans"), cafeteria plan and federal employment tax withholding, the Company treats worksite employees as the employees of the Company. It is possible that in connection with an examination by the Internal Revenue Service ("IRS") of a client company and/or the Company, the IRS may determine that the Company is not the employer of the worksite employees. The IRS is conducting an examination division market segment specialization program, coordinated through its Houston, Texas district office, to examine PEO's throughout the United States. If the Company is not the employer of the worksite employees, the qualified tax status of the Company's Multi-Employer Retirement Plans and cafeteria plan may be revoked and the Company may lose its ability to assume a client company's federal employment tax withholding obligations.

     If the loss of qualified tax status for the Company's Multi-Employer Retirement Plans or cafeteria plan is applied retroactively, employees' vested account balances may become taxable immediately to the employees, the Company would lose its tax deduction to the extent the contributions were not vested, the plan trust would become a taxable trust and penalties could be assessed. In such a scenario, the Company would face the risk of client dissatisfaction as well as potential litigation, and its financial condition, results of operations and liquidity could be materially adversely affected. In addition, if the Company is required to report and pay employment taxes for the separate accounts of its clients rather than for its own account as a single employer, the Company could incur increased administrative burdens. The Company is unable to predict the timing or nature of the findings of an IRS examination. See "Business--Industry Regulation."

POSSIBLE ADVERSE EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY AND BUSINESS OF
   CLIENTS

     Historically, the general level of economic activity has significantly affected the demand for temporary personnel. As economic activity has slowed, the use of temporary employees often has been curtailed before core employees have been laid off. There can be no assurance that an economic downturn would not adversely affect the demand for temporary personnel. During periods of increased economic activity and generally higher levels of employment, the competition among flexible staffing firms for qualified temporary personnel is intense. Traditionally, demand for PEO services has not been directly affected by the overall state of the economy. There can be no assurance, however, that the Company's PEO operations will not be adversely affected by decreases in economic activity. Staffing providers are also affected by fluctuations and interruptions in the business of their clients. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

ANTI-TAKEOVER PROVISIONS

     Pursuant to the Company's Articles, the Board has the authority to issue shares of preferred stock and to determine the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. Prior to the closing of the Offering, the Company will amend its Articles (as so amended, the "Amended Articles") to provide for the classification of the Company's Board into three classes, each class to be as nearly equal in number of directors as possible, and amend its Bylaws (as so amended, the "Amended Bylaws"). These and other additional provisions contained in the Company's Amended Articles, Amended Bylaws and the Florida Business Corporation Act ("FBCA"), could have the effect of making it more difficult for a party to acquire, or of discouraging a party from attempting to acquire, control of the Company without approval of the Company's Board. See "Description of Securities-Certain Anti-Takeover Provisions Included in the Company's Articles of Incorporation and Bylaws" and "Description of Securities--Certain Provisions of Florida Law."

     In addition, prior to the closing of the Offering, the Company will enter into a shareholder protection rights agreement (the "Rights Agreement") and will declare a dividend of one right (a "Right") for each outstanding share of Common Stock. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by the Board. These provisions and agreements are intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board in connection with such a transaction. However, certain of these provisions and agreements may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Securities--Shareholder Rights Plan."

VOTING TRUST AGREEMENT; SHAREHOLDERS' AGREEMENT

     On February 21, 1997, certain shareholders of the Company deposited 5,152,380 shares of Common Stock into a voting trust (the "Voting Trust"), the trustees of which are Messrs. Paul M. Burrell, the President, Chief Executive Officer and Chairman of the Board of the Company, and Richard J. Williams, a director of the Company (the "Trustees"). The term of the Voting Trust is ten years. Pursuant to the terms of the Voting Trust, the Trustees have sole and exclusive right to vote the shares of Common Stock deposited in the Voting Trust. Upon consummation of this Offering, the shares of Common Stock in the Voting Trust will constitute approximately 49.5% of the issued and outstanding shares of Common Stock (or 43.3% if the Underwriters' over-allotment option is exercised in full). Accordingly, the Trustees will retain sufficient voting power to control the election of the Board or the outcome of any extraordinary corporate transaction submitted to the shareholders for approval for the foreseeable future.

     Effective February 21, 1997, the shareholders of the Company (the former shareholders of the Subsidiaries) agreed to elect a Board comprised of seven persons: three persons designated by the chief executive officer of the Company (the "Management Directors"), two persons designated by the holders of $25.0 million senior subordinated promissory notes (the "Senior Notes") issued by the Company (the "Investor Directors") and two additional persons selected by the Management Directors and the Investor Directors. In the event of a default under the Senior Notes or the failure of the Company to achieve certain performance criteria, the holders of the Senior Notes have the right to designate up to two additional members of the Board. The shareholders further agreed to ratify any merger, consolidation or sale of the Company, any acquisitions made by the Company, and any amendments to the Company's Articles or Bylaws to the extent such actions are approved by the Board. See "Management--Voting Trust and Shareholders' Agreement" and "Principal and Selling Shareholders."

ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. Although the Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop for the Common Stock or, if one does develop, that it will be maintained. The initial public offering price of the Common Stock will be negotiated between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. Additionally, the market price of the Common Stock could be subject to significant fluctuations in response to operating results of the Company, announcements of new services or market expansions by the Company or its competitors, changes in general conditions in the economy, the financial markets, the employment services industry, or other developments and activities affecting the Company, its clients or its competitors, some of which may be unrelated to the Company's performance. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market following the Offering could have an adverse effect on prevailing market prices of the Common Stock. After the Offering, the 3,700,000 shares of Common Stock offered hereby will be freely tradeable without restriction. However, the shareholders of the Company as of the date of this Prospectus (the "Existing Shareholders") who, upon the completion of this Offering, will beneficially own (excluding options and Warrants) an aggregate of approximately 5,293,666 shares of Common Stock (or 4,738,666 shares, if the Underwriters' over-allotment option is exercised in full) have agreed with the Underwriters not to sell any of their shares for a period of 180 days from the date of this Prospectus without the prior consent of Smith Barney Inc. See "Shares Eligible for Future Sale."

     The Company has reserved 1,144,000 shares of Common Stock for issuance under the Company's Stock Option Plan, as amended and restated (the "Stock Option Plan"). As of the date of this Prospectus, options to purchase up to 573,561 shares of Common Stock (net of forfeitures) have been granted under the Stock Option Plan. The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Option Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. After the consummation of this Offering, the Company has agreed, upon demand, to register up to 1,496,335 shares of Common Stock issuable upon the exercise of the Warrants (the "Warrant Shares"), subject to certain terms and conditions of a registration rights agreement. The Company has also agreed to include the Warrants Shares and shares of Common Stock owned by the Existing Shareholders in certain registration statements under the Securities Act which may be filed by the Company with respect to an offering of Common Stock for its own account or the account of any of its shareholders. See "Management--Stock Option Plan," "Management--Warrants" and "Shares Eligible for Future Sale."

DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate and significant dilution of $12.58 per share in the net tangible book value of their shares. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 3,000,000 shares of Common Stock offered by the Company hereby, after deducting estimated expenses of the Offering payable by the Company and underwriting discounts and commissions, will be approximately $41.2 million, based upon an assumed initial public offering price of $15.00 per share. The Company intends to allocate the net proceeds of the Offering as follows: (i) approximately $35.2 million will be used to reduce indebtedness under certain credit obligations; and (ii) approximately $6.0 million will be used to repay shareholder notes and indebtedness incurred in connection with certain acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

     The principal amount of the indebtedness to be retired with the proceeds of the Offering consists of approximately: (i) $25.0 million incurred in connection with the issuance of the Senior Notes to Triumph-Connecticut Limited Partnership ("Triumph") and Bachow Investment Partners III, L.P. ("Bachow")(collectively, the "Senior Note Holders"), bearing interest at the rate of 11% per annum through February 1999 and at the rate of 12.5% thereafter, with $10.0 million of the principal amount maturing on March 31, 2001 and the balance due and payable on February 20, 2002; (ii) $10.4 million under the Company's $45.0 million line of credit facility (the "Revolving Facility") with Bank of Boston Connecticut, Lasalle National Bank and Comerica Bank (the "Lenders"), bearing interest at Bank of Boston Connecticut's base rate or Eurodollar rate (at the Company's option), plus a margin based upon the ratio of the Company's total indebtedness to the Company's earnings (as defined in the Revolving Facility), resulting in a rate of 8.9% per annum at March 31, 1997; (iii) $2.9 million under various promissory notes due to certain of the Existing Shareholders, their family members and an executive officer of the Company, bearing interest at annual rates ranging from 10% to 21%, most of which are currently payable; and (iv) $2.9 million due to related parties under various promissory notes issued in connection with recent acquisitions, bearing interest at annual rates ranging from 4% to 14%, most of which mature during the next two years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities--Reorganization."

     As a result of the reduction of outstanding indebtedness under the Revolving Facility, an aggregate of $13.0 million will be available under the Revolving Facility to the Company for general corporate purposes, including potential acquisitions of PEO and flexible staffing businesses and expansion of the Company's operations. The Company is currently negotiating an increase in the Revolving Facility to $85.0 million, primarily to finance additional acquisitions by the Company over the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

     The foregoing represents the Company's estimate of its allocation of the net proceeds of the Offering based upon its contemplated operations, the Company's business plan and certain economic and industry conditions. The use of proceeds is subject to reapportionment among the categories in response to, among other things, changes in the Company's plans, industry conditions and future revenues and expenditures. The Company will not receive any of the proceeds from the sale of shares of Common Stock being offered by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company intends to retain future earnings, if any, to finance future operations and expansion and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The Revolving Facility restricts the Company's ability to declare and pay dividends. Any future determination as to the payment of dividends will be made at the discretion of the Board and will depend upon the financial condition, capital requirements and earnings of the Company, as well as upon other factors that the Board may deem relevant.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company at March 31, 1997, and at such date as adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $15.00 per share, and the application of net proceeds therefrom as described under the caption "Use of Proceeds."

                                                                                     MARCH 31, 1997
                                                                           -----------------------------------
                                                                              ACTUAL          AS ADJUSTED(1)
                                                                           ----------------   ----------------
Short-term debt:
Current maturities of long term debt to related parties  ...............    $     651,840     $          --
Current maturities of obligations under capital leases and other  ......        1,988,678         1,988,678
                                                                            -------------     --------------
Total short-term debt   ................................................        2,640,518         1,988,678
                                                                            -------------     --------------
Long-term debt, less current maturities:
 Revolving Facility  ...................................................       24,649,137        14,306,702
 Senior Notes(2)  ......................................................        6,596,482                --
 Put Warrants Liability(3)    ..........................................       16,658,714                --
 Due to related parties    .............................................        5,180,725                --
 Other   ...............................................................       12,247,600        12,247,600
                                                                            -------------     --------------
Total long-term debt, less current maturities   ........................       65,332,658        26,554,302
                                                                            -------------     --------------
Shareholders' equity (deficit):
 Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued  .........................................................
 Common stock, actual -- $.001 par value, 100,000,000 shares authorized, 5,993,666 issued and outstanding; as adjusted --8,993,666
  shares issued and outstanding(4)  ....................................            5,994             8,994
 Additional paid-in capital (deficit)(3)  ..............................       (7,484,866)       56,117,196
 Retained earnings (deficit)(2)  .......................................        1,779,158       (17,233,127)
                                                                            -------------     --------------
Total shareholders' equity (deficit)   .................................       (5,699,714)       38,893,064
                                                                            -------------     --------------
Total capitalization    ................................................    $  62,273,462     $  67,436,044
                                                                            =============     ==============

----------------
(1) Reflects the effects of the sale by the Company of 3,000,000 shares of Common Stock in the Offering at an assumed price of $15.00 per share, and the application of net proceeds therefrom. See "Use of Proceeds."

(2) The adjusted amounts reflect a $13.9 million extraordinary loss (net of a $6.9 million income tax benefit) the Company will record as a result of the intended use of proceeds of this Offering to repay the $25.0 million balance of the Senior Notes. This loss consists of the unamortized debt discount and the unamortized debt issuance costs related to the Senior Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities--Reorganization."

(3) The adjusted amounts reflect the termination of the Put Right which will occur upon consummation of the Offering and which will result in the reclassification of the Warrants from debt to additional paid-in capital. This adjustment includes non-operating expenses of $5.8 million ($5.1 million net of income tax benefit) that would have been recognized had the Offering been consummated on March 31, 1997 at an assumed offering price of $15.00 per share, due to the Put Warrants Valuation Adjustment. See "Management--Warrants."

(4) Excludes 573,561 shares of Common Stock issuable pursuant to options granted under the Stock Option Plan, and 1,496,335 Warrant Shares. See "Management--Stock Option Plan" and "Management--Warrants."

                                    DILUTION

     The net tangible book value (deficit) of the Company at March 31, 1997 was ($36,686,775) or ($6.12) per share of Common Stock. Net tangible book value (deficit) per share is determined by dividing the net tangible book value (deficit) (total assets less goodwill and identifiable intangible assets arising from acquisitions and total liabilities) of the Company at March 31, 1997 by the number of shares of Common Stock outstanding at March 31, 1997. After giving effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $15.00 per share) and the termination of the Put Right which will occur upon consummation of the Offering and result in the reclassification of the Warrants from debt to additional paid-in capital, the pro forma net tangible book value of the Company at March 31, 1997 would have been $2.42 per share of Common Stock. This represents an immediate dilution in pro forma net tangible book value of $12.58 per share to new investors purchasing shares in the Offering and an immediate increase in pro forma net tangible book value of $8.54 (including $2.88 attributable to the termination of the Put Right) per share to the Existing Shareholders. The following table illustrates this per share dilution:

Assumed public offering price per share  ..........................................                      $15.00
 Net tangible book value (deficit) per share before the Offering(1) ...............   ($    6.12)
 Pro forma increase in net tangible book value per share attributable to:
  Termination of the Put Right(2)  ................................................         2.88
  New Investors  ..................................................................         5.66
                                                                                       ----------
Pro forma net tangible book value per share of Common Stock, after the Offering                            2.42
                                                                                                      ---------
Dilution per share to New Investors(1)   ..........................................                      $12.58
                                                                                                      =========

     The above calculation does not give effect to the outstanding Warrants to purchase 1,496,335 shares of Common Stock at $.014 per share or the $13.9 million extraordinary loss (net of a $6.9 million income tax benefit) the Company will record as a result of the intended use of the proceeds of this Offering to repay the full balance of the Senior Notes. Including the dilutive effect of the Warrants and the extraordinary loss, the pro forma net tangible book value would be $0.75 per share of Common Stock. This represents an adjusted dilution in pro forma net tangible book value of $14.25 per share to new investors purchasing shares in the Offering and an adjusted increase in pro forma net tangible book value of $6.87 (including $2.88 attributable to the termination of the Put Right) per share to the Existing Shareholders.

     The following table sets forth, as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by the Existing Shareholders and by purchasers of the shares of Common Stock offered hereby:

                                    SHARES PURCHASED             TOTAL CONSIDERATION
                                 -----------------------   -------------------------------   AVERAGE PRICE
                                  NUMBER        PERCENT     AMOUNT                PERCENT     PER SHARE
                                 -----------   ---------   -------------------   ---------   --------------
Existing Shareholders   ......   5,993,666        66.6%     $           --           0.0%)       $   --
New Investors  ...............   3,000,000        33.4          45,000,000(4)      100.0         $15.00
                                 ---------      ------      ---------------       ------
 Total(1)   ..................   8,993,666       100.0%     $   45,000,000         100.0%
                                 =========      ======      ===============       ======

----------------
(1) Excludes 573,561 shares of Common Stock issuable pursuant to outstanding options under the Stock Option Plan and 1,496,335 Warrant Shares. See "Management--Stock Option Plan," "Management--Warrants" and Notes 5 and 10 to the Company's Consolidated Financial Statements.

(2) The increase in the net tangible book value due to the termination of the Put Right includes (i) the Put Warrants Valuation Adjustment of $5.8 million ($5.1 million net of income tax benefit) that would have been recognized had the Offering been consummated on March 31, 1997 at an assumed offering price of $15.00 per share and (ii) the reclassification of the resulting adjusted Put Warrant Liability of $22.4 million from debt to additional paid-in capital upon consummation of the Offering.

(3) On February 21, 1997, the shareholders of the Subsidiaries (the "Subsidiaries' Shareholders") exchanged all of their shares of common stock of the Subsidiaries for shares of the Company's Common Stock, as well as cash and notes. The shares of common stock of the Subsidiaries had a market value significantly in excess of the effective cash contribution by the Subsidiaries' Shareholders for the initial issuance of those shares. However, distributions to the Subsidiaries' Shareholders in connection with the Reorganization exceeded retained earnings and additional paid-in capital. See "Description of Securities--Reorganization."

(4) Before deducting the underwriting discount and offering expenses payable by the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The historical selected consolidated balance sheet data and consolidated statement of income data set forth below as of and for each of the five years in the period ended December 31, 1996 and the three months ended March 31, 1996 and 1997 has been derived from the historical consolidated financial statements of the Company. The Consolidated Financial Statements of the Company as of December 31, 1994 and for the year then ended have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing elsewhere in this Prospectus. The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996 and for the years then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere in this Prospectus. The Consolidated Financial Statements of the Company as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited, but in the opinion of management include all adjustments necessary, including normal accruals, to present fairly financial position and results of operations in conformity with generally accepted accounting principles. The system revenues data has been derived from the Company's records. The Pro Forma and Supplemental Pro Forma data has been derived from Unaudited Pro Forma Consolidated Financial Information included elsewhere herein. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and related Notes thereto, and other financial information included elsewhere in this Prospectus.


                                                                         YEARS ENDED DECEMBER 31,
                                              -------------------------------------------------------------------------------
                                                                                                               SUPPLEMENTAL
                                                                                                                 PRO FORMA
                                                 1992         1993          1994          1995        1996        1996(2)
                                              ------------ ------------ ------------- ------------- ---------- --------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SYSTEM REVENUES(1)   ........................  $ 76,467     $ 92,496     $ 151,408     $ 242,681      $389,314    $431,726
                                               ========     ========     =========     =========     =========    =========
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Net revenues   ..............................  $ 39,737     $ 43,472     $  80,647     $ 149,825      $280,171    $345,087
Cost of revenues  ...........................    31,966       34,367        65,813       126,270       242,102     290,732
                                               --------     --------     ---------     ---------     ---------    ---------
Gross profit   ..............................     7,771        9,105        14,834        23,555        38,069      54,355
Shareholders' compensation ..................       898        1,400         2,245         2,370         2,321         370
Amortization of intangible assets   .........        --           --            --            41           424       2,349
Other selling, general and administrative ...     5,305        6,098         9,008        17,688        29,841      41,360
                                               --------     --------     ---------     ---------     ---------    ---------
Operating income  ...........................     1,568        1,607         3,581         3,456         5,483      10,276
Net interest expense    .....................       328          263           820         1,259         2,175       2,298
Other expense (income)(3)  ..................       (59)        (237)          (51)          (11)        1,448       1,417
                                               --------     --------     ---------     ---------     ---------    ---------
Income before provision (benefit)
 for income taxes    ........................     1,299        1,581         2,812         2,208         1,860       6,561
Pro forma income taxes(4)  ..................       486          595         1,059           859           757       2,529
                                               --------     --------     ---------     ---------     ---------    ---------
Pro forma net income(4)    ..................  $    813     $    986     $   1,753     $   1,349      $  1,103    $  4,032
                                               ========     ========     =========     =========     =========    =========
Pro forma weighted average common
 shares outstanding(5)  .....................     6,821        6,821         6,821         6,821         6,821      10,687
                                               ========     ========     =========     =========     =========    =========
Pro forma earnings per share  ...............  $    .12     $    .14     $     .26     $     .20      $    .16    $    .38
                                               ========     ========     =========     =========     =========    =========
OTHER DATA(6):
EBITDA, as adjusted  ........................  $  2,792     $  3,618     $   5,993     $   6,276      $  9,005    $ 14,449
                                               ========     ========     =========     =========     =========    =========
Net income, as adjusted    ..................  $  1,382     $  1,715     $   2,947     $   2,586      $  3,220    $  4,930
                                               ========     ========     =========     =========     =========    =========
Pro forma earnings per share,
 as adjusted   ..............................                                                         $    .47    $    .46
                                                                                                     =========    =========


                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                              -------------------------------------
                                                                      SUPPLEMENTAL
                                                                       PRO FORMA
                                                1996        1997        1997(2)
                                              --------- ------------- -------------
SYSTEM REVENUES(1)   ........................   $72,192  $ 110,714     $ 118,150
                                               ========  =========     =========
CONSOLIDATED STATEMENT OF
 INCOME DATA:
Net revenues   ..............................   $51,169  $  85,374     $  95,768
Cost of revenues  ...........................    44,479     74,239        82,165
                                               --------  ---------     ---------
Gross profit   ..............................     6,690     11,135        13,603
Shareholders' compensation ..................       482        292            31
Amortization of intangible assets   .........        10        330           596
Other selling, general and administrative ...     5,715      9,938        12,053
                                               --------  ---------     ---------
Operating income  ...........................       483        575           923
Net interest expense    .....................       329      1,327           588
Other expense (income)(3)  ..................        35     (1,952)         (108)
                                               --------  ---------     ---------
Income before provision (benefit)
 for income taxes    ........................       119      1,200           443
Pro forma income taxes(4)  ..................        48        (33)          174
                                               --------  ---------     ---------
Pro forma net income(4)    ..................   $    71  $   1,233     $     269
                                               ========  =========     =========
Pro forma weighted average common
 shares outstanding(5)  .....................     6,821      7,188        10,687
                                               ========  =========     =========
Pro forma earnings per share  ...............   $   .01  $     .17     $     .03
                                               ========  =========     =========
OTHER DATA(6):
EBITDA, as adjusted  ........................   $ 1,026  $   1,676     $   2,257
                                               ========  =========     =========
Net income, as adjusted    ..................   $   318  $    (271)    $     269
                                               ========  =========     =========
Pro forma earnings per share,
 as adjusted   ..............................            $    (.04)    $     .03
                                                         =========     =========

                                                                         AS OF DECEMBER 31,                  AS OF MARCH 31,
                                                        ---------------------------------------------------- -----------------
                                                          1992     1993      1994      1995        1996            1997
                                                        --------- -------- --------- --------- ------------- -----------------
                                                                                    (IN THOUSANDS)
 CONSOLIDATED BALANCE SHEET DATA:
 Working capital (deficit)  ...........................  $( 130)    $1,313   $ 1,596   $ 1,540  $  (3,172)      $  11,020
 Total assets   .......................................   5,191      5,923    13,791    24,708     55,877          81,490
 Revolving Facility and line of credit  ...............   1,788      1,523     4,827     6,468      9,889          24,649
 Senior Notes   .......................................      --         --        --        --         --           6,596
 Put Warrants Liability  ..............................      --         --        --        --         --          16,659
 Long-term debt to related parties,
  less current maturities   ...........................      --         --        --        --      2,403           5,181
 Other long-term debt, less current maturities   ......     370         60     2,713     2,815     10,874          12,248
 Total shareholders' equity (deficit)   ...............     262      1,843     2,701     3,603      4,495          (5,700)

----------------
(1) System revenues is the sum of the Company's net revenues (excluding revenues from franchise royalties and services performed for the Franchisees) and the net revenues of the Franchisees. System revenues provides meaningful information regarding the Company's penetration of the market for its services, as well as the scope and size of the Company's operations. The net revenues of franchisees are derived from reports that are unaudited. System revenues consist of the following:

                                                                     YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------------------------------------------
                                                                                                            SUPPLEMENTAL
                                                                                                              PRO FORMA
                                           1992         1993          1994          1995          1996          1996
                                        ------------ ------------ ------------- ------------- ------------- --------------
                                                                          (IN THOUSANDS)
 Company's net revenues    ............ $  39,737    $  43,472     $  80,647     $ 149,825    $  280,171     $   345,087
 Less Company revenues from:
  Franchise royalties   ...............    (1,393)      (1,586)       (2,712)       (4,138)       (5,671)         (5,671)
  Services to Franchisees  ............        --           --        (4,698)       (7,507)      (35,079)        (35,079)
 Add Franchisees' net revenues   ......    38,123       50,610        78,171       104,501       149,893         127,389
                                        ----------   ----------    ---------     ---------    -----------    -----------
 System revenues  ..................... $  76,467    $  92,496     $ 151,408     $ 242,681    $  389,314     $   431,726
                                        ==========   ==========    =========     =========    ===========    ===========


                                              THREE MONTHS ENDED MARCH 31,
                                        ----------------------------------------
                                                                   SUPPLEMENTAL
                                                                    PRO FORMA
                                           1996          1997          1997
                                        ------------ ------------- -------------
 Company's net revenues    ............ $  51,169     $  85,374      $ 95,768
 Less Company revenues from:
  Franchise royalties   ...............    (1,176)       (1,286)       (1,286)
  Services to Franchisees  ............    (5,782)       (8,957)       (8,957)
 Add Franchisees' net revenues   ......    27,981        35,583        32,625
                                        ----------    ---------      --------
 System revenues  ..................... $  72,192     $ 110,714      $118,150
                                        ==========    =========      ========

(2) The supplemental pro forma financial information reflects the Company's historical results of operations, adjusted for (a) the 1996 Acquisitions and the 1997 Acquisitions; (b) the distributions to shareholders, the purchase of shares of Common Stock of the Subsidiaries from certain shareholders and the contribution to capital by shareholders, each of which occurred in connection with the Reorganization; (c) the issuance of the Senior Notes and the Warrants; and (d) the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $15.00 per share and the application of the net proceeds therefrom, as if all had occurred as of the beginning of the periods presented. The application of net proceeds includes the retirement of the balance of the Senior Notes in full, which will result in an extraordinary loss of $13.9 million, net of a $6.9 million income tax benefit, which is not reflected in the supplemental pro forma financial information. This loss consists of the unamortized debt discount and the unamortized debt issuance costs. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Securities--Reorganization," "Management--Warrants" and Unaudited Pro Forma Consolidated Financial Information.

    The adjustments made to arrive at the supplemental pro forma results for the three months ended March 31, 1997 include the elimination of $1.9 million of non-operating income arising from a Put Warrants Valuation Adjustment and included in the Company's historical results for the same period, as discussed in Note 3 below, which decreased supplemental pro forma earnings per share by $0.10.

(3) Includes $1.4 million of unusual charges, primarily professional fees, in the year ended December 31, 1996, related to a registration statement filed by the Company with the Securities and Exchange Commission that was subsequently withdrawn and an internal investigation into certain Company transactions. See "Business--Legal Proceedings" and Note 7 to the Company's Consolidated Financial Statements.

    The holders of the Warrants have a Put Right, as a result of which the Company recorded a Put Warrants Liability. Until the Offering is consummated, the Company will adjust the Put Warrants Liability to fair value at the end of each future accounting period. Other expense (income) for the three months ended March 31, 1997 includes non-operating income of $1.9 million related to the adjustment of the initial liability recorded at the time of the issuance of the Warrants on February 21, 1997 and based on their fair value at that time, to the fair value of the Warrants at March 31, 1997. Based on an assumed offering price of $15.00 per share and the consummation of this Offering prior to September 30, 1997, the Put Warrants Valuation Adjustment will result in non-operating expenses in the second and third quarters of 1997 totalling $5.8 million ($5.1 million net of income tax benefit). At the time of the Offering, the Warrants, with an adjusted carrying value of $22.4 million (based on an assumed offering price of $15.00 per share), will be reclassified from debt to additional paid-in capital. See Note 5 to the Company's Consolidated Financial Statements.

(4) Prior to the Reorganization, each of the Subsidiaries elected to be a subchapter S corporation and, accordingly, were not subject to income taxes; therefore, there is no provision for income taxes for periods prior to the Reorganization. Pro forma income taxes and net income have been computed as if the Company had been fully subject to federal and applicable state income taxes for such periods. The Company recognized a one-time tax benefit of $386,000 as a result of the termination, at the time of the Reorganization, of the Subsidiaries' elections to be treated as S corporations. This benefit is reflected in the historical results of operations for the three months ended March 31, 1997, but has been removed from the pro forma and the supplemental pro forma results presented for that period. See Unaudited Pro Forma Consolidated Financial Information.

(5) Includes (a) the 5,993,666 shares of Common Stock issued in connection with the Reorganization and (b) all outstanding options to purchase Common
    Stock and Warrants calculated using the treasury stock method and an assumed offering price of $15.00 per share, as if all such shares, options and warrants had been outstanding for all periods presented; (c) for the historical data only for for the periods prior to the Reorganization, the equivalent number of shares (370,072) of Common Stock represented by the shares of common stock of the Subsidiaries purchased from certain shareholders for cash and notes in the Reorganization; and (d) for the supplemental pro forma data only, the sale by the Company of 3,000,000 shares of Common Stock offered hereby. See Note 1 to the Company's Consolidated Financial Statements.

(6) The other data is presented to reflect the Company's historical results of operations, adjusted to reflect (a) the elimination of the amount of compensation expense ($0.9 million, $1.2 million, $1.9 million, $2.0 million and $2.0 million for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and $405,000 and $261,000 for the three months ended March 31, 1996 and 1997, respectively,) for the Founding Shareholders and Mr. Burrell which is in excess of the compensation for such individuals subsequent to the Reorganization; (b) the elimination of $1.4 million of unusual charges in the year ended December 31, 1996 and $1.9 million of non-operating income arising from the March 31, 1997 Put Warrants Valuation Adjustment, both discussed in Note 3 above; and (c) income taxes computed as if the Company had been subject to federal and applicable state income taxes for such periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for summary income statement data reflecting these adjustments.

    EBITDA is earnings (net income) before the effect of interest income and expense, income tax benefit and expense, depreciation expense and amortization expense. EBITDA is presented because it is a widely accepted financial indicator used by many investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is a rapidly growing national provider of human resource services focusing on the flexible industrial staffing market through its Tandem division and on the PEO market through its Synadyne division. The Company's revenues are based upon the salaries and wages of worksite employees. The Company's fee structure is based on the gross payroll of each employee, the estimated costs of employment related taxes, health benefits, workers' compensation benefits, insurance and other services offered by the Company plus a negotiated mark-up. The Company's revenues are dependent on the number of clients enrolled, the resulting number of employees paid each period and the gross payroll of such employees.

     The Company's primary direct costs are (i) the salaries and wages of worksite employees (payroll cost), (ii) employment related taxes, (iii) health benefits and (iv) workers' compensation benefits and insurance. See "Business--Risk Management Program--Workers' Compensation." Employment related taxes consist of the employer's portion of payroll taxes required under the Federal Income Contribution Act ("FICA"), which includes Social Security and Medicare, and federal and state unemployment taxes. The federal tax rates are defined by the appropriate federal regulations. State unemployment tax rates vary from state to state and are affected by claims experience. Health benefits are comprised primarily of medical insurance costs but also include costs of other employee benefits such as prescription coverage, vision care, disability insurance and employee assistance plans.

     The Company's gross profit margin is determined in part by its ability to accurately estimate and control direct costs and its ability to incorporate such costs in the service fees charged to clients. The Company attempts to reflect changes in the primary direct costs through adjustments in service fees charged to clients, subject to contractual arrangements.

RECENT ACQUISITIONS

     During 1995, the Company expanded its business into six additional geographic regions by establishing offices in Arizona, California, Georgia, Maryland/Pennsylvania/Virginia, Massachusetts/ New Hampshire and Michigan.

     During 1995, the Company acquired four flexible industrial staffing franchises (the "1995 Acquisitions"), with five offices and approximately $7.0 million in annual revenue.

     During 1996, the Company made five flexible industrial staffing acquisitions (the "1996 Acquisitions"): franchises in Illinois and Wisconsin, with eight offices and approximately $7.0 million in annual revenue; a competitor in Massachusetts, with one office and approximately $5.0 million in annual revenue; a franchise in Tennessee, with two offices and approximately $2.0 million in annual revenue; a franchise in Indiana, with one office and approximately $1.0 million in annual revenue; and a franchise in California, with one office and approximately $1.0 million in annual revenue.

     From January 1 to March 31, 1997, the Company made seven flexible industrial staffing acquisitions (the "1997 Acquisitions"): a competitor in New Jersey with six offices and approximately $17.0 million in annual revenue; a franchise in Florida with ten offices and approximately $14.0 million in annual revenue; two competitors in Colorado, with ten offices and approximately $20.0 million in annual revenue; a franchise in Georgia, with two offices and approximately $3.0 million in annual revenue; a competitor in Massachusetts, with one office and approximately $4.0 million in annual revenue; and a competitor in Wisconsin with approximately $1.0 million in annual revenue.

     On June 30, 1997, the Company acquired its flexible industrial staffing franchise in Minnesota, with one office and approximately $2.0 million in annual revenue.

     The 1996 Acquisitions and 1997 Acquisitions have resulted in a significant increase in net identifiable intangible assets. At March 31, 1997, the unamortized portion of net intangible assets was $31.0 million, including $5.6 million of net identifiable intangible assets and $25.4 million of goodwill, principally due to the 1996 Acquisitions and 1997 Acquisitions. Substantially all of the aggregate purchase price of the 1996 Acquisitions and 1997 Acquisitions (approximately $32.0 million) was recorded as either net identifiable intangible assets or goodwill. See Note 2 to the Company's Consolidated Financial Statements. Net identifiable intangible assets include customer lists, employee lists, and covenants not to compete acquired in connection with the acquisitions and are being amortized on a straight line basis over periods ranging from one to 15 years. Goodwill represents the excess of cost over the fair value of the net assets of the acquisitions and is being amortized on a straight line basis over periods ranging from 15 to 40 years. For the year ended December 31, 1996, amortization of net indentifiable intangible assets and goodwill on a pro forma basis including the 1996 Acquisitions and 1997 Acquisitions was $2.3 million. The Company will evaluate the carrying values attributed to intangible assets on an on-going basis. See "Risk Factors--Risks Related to Intangible Assets."

     The effect of the 1996 Acquisitions and the 1997 Acquisitions on the Company's results of operations is more fully discussed in Note 2 to the Company's Consolidated Financial Statements and the Unaudited Pro Forma Consolidated Financial Information.

RESULTS OF OPERATIONS

     Effective February 21, 1997, the Company consummated a Reorganization whereby it acquired all of the outstanding capital stock of its Subsidiaries. See "Description of Securities--Reorganization." The historical operating results of the Company contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" also include the historical operating results of the Subsidiaries for the periods noted.

     For the years ended December 31, 1994, 1995 and 1996, and for the eight week period ended February 21, 1997, the Company elected to be treated as a subchapter S corporation and, accordingly, the Company's income was taxed at the shareholder level. In addition, during those periods, the Company paid compensation to the Founding Shareholders and Mr. Burrell, who is also a shareholder of the Company ("Shareholder Compensation"). All of the compensation for the Founding Shareholders and a portion of the compensation for Mr. Burrell was discontinued after the Reorganization. In 1996, the Company incurred unusual expenses of approximately $1.4 million in relation to a registration statement filed by the Company with the Securities and Exchange Commission that was subsequently withdrawn and an internal investigation into certain Company transactions (See Note 7 to the Company's Consolidated Financial Statements.) During the three months ended March 31, 1997, the Company recorded non-operating income of approximately $1.9 million related to the Put Warrants Valuation Adjustment (See Note 5 to the Company's Consolidated Financial Statements). For purposes of the discussion of the comparison of the results of operations for the three months ended March 31, 1997 to the three months ended March 31, 1996, for the year ended December 31, 1996 to the year ended December 31, 1995, and for the year ended December 31, 1995 to the year ended December 31, 1994: (i) selling, general and administrative expenses are presented on an adjusted basis which excludes discontinued Shareholder Compensation; (ii) interest and other expense is presented on an adjusted basis which excludes the unusual expenses in 1996 and the March 31, 1997 Put Warrants Valuation Adjustment, both discussed above; and (iii) net income (loss) is also presented on an adjusted basis which excludes discontinued Shareholder Compensation, the unusual expenses in 1996, and the March 31, 1997 Put Warrants Valuation Adjustment and assumes the Company had been subject to federal and state income taxes and taxed as a C corporation during each of these periods.

     The following tables set forth, on an adjusted basis as discussed above, the amounts and percentage of net revenues of certain items in the Company's consolidated statements of income for the indicated periods.


                                                                                               THREE MONTHS
                                                        YEARS ENDED DECEMBER 31,              ENDED MARCH 31,
                                                  ------------------------------------   -------------------------
                                                   1994         1995         1996         1996          1997
                                                  ----------   ----------   ----------   ---------   -------------
                                                                   (IN THOUSANDS)
System Revenues(1)  ...........................   $151,408     $242,681     $389,314     $72,192      $ 110,714
                                                  =========    =========    =========    ========     =========
Net revenues:
 Flexible industrial staffing   ...............   $ 41,622     $ 57,791     $ 97,397     $15,432      $  32,463
 PEO    .......................................     35,609       85,557      172,069      33,695         49,991
 Franchise royalties   ........................      2,712        4,138        5,671       1,176          1,286
 Other  .......................................        704        2,339        5,034         866          1,634
                                                  ---------    ---------    ---------    --------     ---------
 Total net revenues    ........................   $ 80,647     $149,825     $280,171     $51,169      $  85,374
                                                  =========    =========    =========    ========     =========
Gross profit  .................................   $ 14,834     $ 23,555     $ 38,069     $ 6,690      $  11,135
Selling, general and administrative expenses(2)      9,337       18,074       30,635       5,803         10,298
                                                  ---------    ---------    ---------    --------     ---------
Operating income    ...........................      5,497        5,481        7,434         887            837
Net interest expense(3)(4)   ..................        769        1,248        2,175         366          1,258
                                                  ---------    ---------    ---------    --------     ---------
Income (loss) before provision (benefit) for
 income taxes    ..............................   $  4,728     $  4,233     $  5,259     $   521      $    (421)
                                                  =========    =========    =========    ========     =========
Net income (loss), as adjusted  ...............   $  2,947     $  2,586     $  3,220     $   318      $    (271)
                                                  =========    =========    =========    ========     =========

                                                                                                THREE MONTHS
                                                        YEARS ENDED DECEMBER 31,              ENDED MARCH 31,
                                                  ------------------------------------   --------------------------
                                                   1994          1995         1996        1996            1997
                                                  ----------   ----------   ----------   ----------   -------------
Net revenues:
 Flexible industrial staffing   ...............      51.6%        38.6%        34.8%        30.2%          38.0%
 PEO    .......................................      44.2         57.1         61.4         65.8           58.6
 Franchise royalties   ........................       3.4          2.8          2.0          2.3            1.5
 Other  .......................................       0.8          1.5          1.8          1.7            1.9
                                                   ------      --------     --------      ------       ----------
 Total net revenues    ........................     100.0%       100.0%       100.0%       100.0%         100.0%
                                                   ======      ========     ========      ======       ==========
Gross profit  .................................      18.4%        15.7%        13.6%        13.1%          13.0%
Selling, general and administrative expenses(2)      11.6         12.1         10.9         11.4           12.0
                                                   ------      --------     --------      ------       ----------
Operating income    ...........................       6.8          3.6          2.7          1.7            1.0
Net interest expense(3)(4)   ..................        .9           .8           .8           .7            1.5
                                                   ------      --------     --------      ------       ----------
Income (loss) before provision (benefit) for
 income taxes    ..............................       5.9%         2.8%         1.9%         1.0%           (.5)%
                                                   ======      ========     ========      ======       ==========
Net income (loss), as adjusted  ...............       3.7%         1.7%         1.1%          .6%           (.3)%
                                                   ======      ========     ========      ======       ==========

----------------

(1) See note 1 to "Selected Consolidated Financial Data."

(2) Excludes aggregate discontinued Shareholder Compensation of $1.9 million (2.4% of revenue) paid in 1994, $2.0 million (1.4% of revenue) paid in 1995, $2.0 million paid in 1996 (0.7% of revenue), $405,000 (0.8% of revenue) paid for the three months ended March 31, 1996 and $261,000 (0.3% of revenue) paid for the three months ended March 31, 1997 that was discontinued after the Reorganization. See "Certain Transactions" and "Description of Securities--Reorganization."

(3) Excludes $1.4 million of unusual charges, primarily professional fees, in the year ended December 31, 1996 related to a registration statement filed by the Company with the Securities and Exchange Commission that was subsequently withdrawn and an internal investigation into certain Company transactions. See Note 7 to the Company's Consolidated Financial Statements.

(4) Excludes $1.9 million of non-operating income for the three months ended March 31, 1997 related to a Put Warrants Valuation Adjustment. See Note 5 to the Company's Consolidated Financial Statements.

     The following table sets forth the gross profit margins for the Company's two primary areas of operations for the indicated periods.


                                                                        THREE MONTHS
                                         YEARS ENDED DECEMBER 31,     ENDED MARCH 31,
                                        ---------------------------   ----------------
                                        1994        1995      1996    1996        1997
                                        -------   -------   -------   -------   ------
Flexible industrial staffing   ......   25.0%       25.2%     24.5%   25.8%       23.3%
PEO    ..............................    3.9        3.9       3.7      3.4        3.3

     The Company's flexible industrial staffing division generates significantly higher gross profit margins than its PEO division. The higher flexible industrial staffing division margin reflects compensation for recruiting, training and other services not required as part of many PEO relationships, where the employees have already been recruited by the client and are trained and in place at the beginning of the relationship.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     SYSTEM REVENUES. System revenues increased $38.5 million, or 53.4%, from $72.2 million in the first quarter of 1996 to $110.7 million in the first quarter of 1997. The increase in system revenues was attributable to the $34.2 million increase in the Company's net revenues discussed below, of which $3.3 million related to services provided to franchises, and a $7.6 million increase in franchise industrial staffing revenues.

     NET REVENUES. Net revenues increased $34.2 million, or 66.8%, from $51.2 million in the first quarter of 1996 to $85.4 million in the first quarter of 1997. This increase resulted from growth in PEO revenues from the first quarter of 1996 to the first quarter of 1997 of $16.3 million, or 48.4%, and flexible industrial staffing revenues of $17.0 million, or 110.4%. The increase in PEO revenues was primarily due to a broadening of the Company's targeted PEO client base. Flexible industrial staffing revenues increased due to: (i) the 1996 Acquisitions (which were consummated after the first quarter of 1996) and the 1997 Acquisitions, which resulted in an increase of $7.9 million in revenues; and (ii) internal growth, which resulted in an increase of $9.1 million due to development of existing Company-owned locations and an increase in the number of Company-owned offices. The Company-owned flexible industrial staffing offices increased from 22 locations as of March 31, 1996 to 72 locations as of March 31, 1997, with 41 of the 50 additional locations arising from the 1996 Acquisitions and 1997 Acquisitions.

     GROSS PROFIT. Gross profit increased $4.4 million, or 66.4%, from $6.7 million in the first quarter of 1996 to $11.1 million in the first quarter of 1997. Gross profit as a percentage of net revenues decreased from 13.1% in the first quarter of 1996 to 13.0% in the first quarter of 1997. This decrease was primarily due to the low growth rate in franchise royalties arising from fewer new franchises being granted. In addition, the Company experienced lower gross profit margins from flexible industrial staffing, primarily due to higher labor costs arising from the October 1996 minimum wage increase. However, the impact on the Company's gross profit margin percentage was offset by the effect of the significantly higher growth rate for flexible industrial staffing revenues as compared to the growth rate for PEO revenues, which generate lower gross profit margins. In the first quarter of 1997, PEO net revenues generated gross profit margins of 3.3% as compared to gross profit margins of 23.3% generated by flexible industrial staffing operations.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, on an adjusted basis, increased $4.5 million, or 77.5%, from $5.8 million in the first quarter of 1996 to $10.3 million in the first quarter of 1997. This increase was primarily a result of operating costs associated with increased flexible industrial staffing volume at existing locations, the 1996 Acquisitions, the 1997 Acquisitions, and pre-opening expenses associated with 15 new office locations in existing flexible industrial staffing regions. As a percentage of net revenues, selling, general and administrative expenses increased from 11.4% in the first quarter of 1996 to 12.0% in the first quarter of 1997.

     NET INTEREST EXPENSE. Net interest expense, on an adjusted basis, increased by $0.9 million, or 243.7% from $0.4 million in the first quarter of 1996 to $1.3 million in the first quarter of 1997. The increase in net interest expense was primarily due to interest, and other expense, including amortization of debt discount and issuance costs, associated with the Senior Notes which were issued in the first quarter of 1997, as well as interest expense associated with net additional borrowings of $14.8 million in the first quarter of 1997 under the Revolving Facility to finance working capital requirements and the 1997 Acquisitions. See Note 5 to the Company's Consolidated Financial Statements.

     NET INCOME (LOSS). Net income (loss), on an adjusted basis, decreased by $0.6 million from $0.3 million in net income in the first quarter of 1996 to a $0.3 million net loss in the first quarter of 1997. This decrease was primarily due to the increases in selling, general and administrative expenses and net interest expense, as discussed above.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     SYSTEM REVENUES. System revenues increased $146.6 million, or 60.4% from $242.7 million in 1995 to $389.3 million in 1996. The increase in system revenues was attributable to the $130.3 million increase in the Company's net revenues discussed below, of which $29.2 million related to services provided to franchises, and a $45.4 million increase in franchise industrial staffing revenues.

     NET REVENUES. Net revenues increased $130.3 million, or 87.0%, from $149.8 million in 1995 to $280.2 million in 1996. This increase resulted primarily from the increase in PEO revenues from 1995 to 1996 of $86.5 million, or 101.1%. The increase in PEO revenues was primarily due to a broadening of the Company's targeted PEO client base. Flexible industrial staffing revenues grew by $39.6 million, 68.5%, with $12.4 million of the increase resulting from the 1996 Acquisitions and the remainder due to development of existing Company-owned locations and an increase in the number of Company-owned offices. Company-owned flexible industrial staffing offices increased from 19 locations as of December 31, 1995 to 43 locations as of December 31, 1996.

     GROSS PROFIT. Gross profit increased $14.5 million, or 61.6%, from $23.6 million in 1995 to $38.1 million in 1996. Gross profit as a percentage of net revenues decreased from 15.7% in 1995 to 13.6% in 1996. The Company's gross profit as a percentage of net revenues decreased from 1995 to 1996 since PEO revenues, which generate lower gross profit margins than flexible industrial staffing revenues, increased at a higher rate than the flexible industrial staffing revenues. In 1996, PEO net revenues generated gross profit margins of 3.7% as compared to gross profit margins of 24.5% generated by flexible industrial staffing operations.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, on an adjusted basis, increased $12.6 million, or 69.5%, from $18.1 million in 1995 to $30.6 million in 1996. The increase in selling, general and administrative expenses in 1996 was primarily a result of $5.6 million for salaries and other operating costs incurred in continuing the establishment of flexible industrial staffing offices in six new geographic regions. The remainder of the increase was primarily due to marketing and support costs related to the broadening of the PEO client base, operating costs associated with increased flexible industrial staffing volume at existing locations and buildup of corporate infrastructure in contemplation of the 1997 Acquisitions. As a percentage of net revenues, selling, general and administrative expenses decreased from 12.1% in 1995 to 10.9% in 1996, primarily due to the significant increase in 1996 of the PEO operations in proportion to total Company revenues. The PEO operations have lower associated selling, general and administrative expenses (as a percentage of revenues) than flexible industrial staffing revenues.

     NET INTEREST EXPENSE. Net interest expense, on an adjusted basis, increased by $1.0 million, or 74.3%, from $1.2 million in 1995 to $2.2 million in 1996. The increase in net interest expense was principally due to interest associated with net additional borrowings of $3.6 million in 1996 under the Company's line of credit to finance working capital requirements as well as interest arising from $4.4 million of indebtedness incurred in connection with the 1996 Acquisitions.

     NET INCOME (LOSS). Net income, on an adjusted basis, increased by $0.6 million, or 24.5%, from $2.6 million in 1995 to $3.2 million in 1996. This increase was primarily due to increases in net revenues and gross profit, as discussed above, offset by $2.7 million of operating losses incurred in continuing the establishment of flexible industrial staffing offices in six new geographic regions.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     SYSTEM REVENUES. System revenues increased $91.3 million, or 60.3%, from $151.4 million in 1994 to $242.7 million in 1995. The increase in system revenues was attributable to the $69.2 million increase in the Company's net revenues discussed below, of which $4.2 million related to services provided to franchises, and a $26.3 million increase in franchise industrial staffing revenues.

     NET REVENUES. Net revenues increased $69.2 million, or 85.8%, from $80.6 million in 1994 to $149.8 million in 1995. This increase resulted primarily from increases in PEO revenues from 1994 to 1995 of $49.9 million, or 140.3%. The increase in PEO revenues was primarily due to a broadening of the Company's targeted PEO client base. Flexible industrial staffing revenues grew by $16.2 million, or 38.8%, with $6.9 million of the increase as a result of the 1995 Acquisitions and the remainder due to development of existing Company-owned locations and an increase in the number of Company-owned offices. Company-owned flexible industrial staffing offices increased from eight locations as of December 31, 1994 to 19 locations as of December 31, 1995.

     GROSS PROFIT. Gross profit increased $8.7 million, or 58.8%, from $14.8 million in 1994 to $23.6 million in 1995. Gross profit as a percentage of net revenues decreased from 18.4% in 1994 to 15.7% in 1995. The Company's gross profit, as a percentage of net revenues, decreased since PEO revenues, which generate lower gross profit margins than flexible industrial staffing, increased at a higher rate than the flexible industrial staffing revenues. In 1995, PEO net revenues generated gross profit margins of 3.9% as compared to gross profit margins of 25.2% generated by flexible industrial staffing operations.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, on an adjusted basis, increased $8.7 million, or 93.6%, from $9.3 million in 1994 to $18.1 million in 1995. The increase in selling, general and administrative expenses in 1995 was primarily a result of $5.4 million for salaries and other operating costs incurred in establishing flexible industrial staffing offices in six new geographic regions. The remainder of the increase was primarily due to marketing and support costs related to broadening the PEO client base and operating expenses from higher flexible industrial staffing sales volume at existing locations. As a percentage of net revenues, selling, general and administrative expenses increased from 11.6% in 1994 to 12.1% in 1995.

     NET INTEREST EXPENSE. Net interest expense, on an adjusted basis, increased $0.4 million, or 62.3%, from $0.8 million in 1994 to $1.2 million in 1995. The increase in net interest expense was primarily due to interest associated with net additional borrowings in 1995 of $1.6 million under the Company's line of credit to finance working capital requirements, as well as similar borrowings made late in 1994 but not fully reflected in the Company's interest expense until 1995.

     NET INCOME (LOSS). Net income, on an adjusted basis, decreased by $0.3 million, or 12.2%, from $2.9 million in 1994 to $2.6 million in 1995. This increase was primarily due to increases in net revenues and gross profit, as discussed above, offset by $2.2 million of operating losses incurred in connection with the establishment of flexible industrial staffing offices in six new geographic regions.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds for working capital and other needs have been a $45.0 million Revolving Facility with the Lenders, the Senior Notes, borrowings from related parties and cash flow from operations.

     The Revolving Facility is for a term of four years and expires in February 2001. Outstanding amounts under the Revolving Facility are secured by substantially all of the Company's assets and the pledge of all of the outstanding shares of common stock of each of the Subsidiaries. Amounts borrowed under the Revolving Facility bear interest at Bank of Boston Connecticut's base rate or Eurodollar rate (at the Company's option) plus a margin based upon the ratio of the Company's total indebtedness to the Company's earnings (as defined in the Revolving Facility). As of March 31, 1997, the Company had outstanding borrowings under the Revolving Facility of $24.6 million, bearing interest at an effective interest rate of 8.9%. The Company intends to use a portion of the net proceeds from the Offering to repay a portion of the outstanding borrowings under the Revolving Facility. The Revolving Facility contains certain affirmative and negative covenants relating to the Company's operations. See Note 5 to the Company's Consolidated Financial Statements.

     On February 21, 1997, the Company issued Senior Notes in the principal amounts of $14.0 million and $11.0 million to Triumph and Bachow, respectively. The Senior Notes are subordinate to borrowings under the Revolving Facility. A portion of the principal amount of the Senior Notes ($10.0 million) is due and payable on March 31, 2001 and the balance of the principal ($15.0 million) is due and payable on February 20, 2002. The Senior Notes bear interest at the rate of 11% per annum through February 1999 and at the rate of 12.5% per annum thereafter. The Company used the proceeds of the Senior Notes primarily to fund flexible industrial staffing acquisitions and to pay shareholder distributions and other amounts in connection with the Reorganization. In connection with the issuance of Senior Notes, the Company issued 865,168 of the Warrants (the "Initial Warrants") to the Senior Note Holders and placed an additional 631,167 Warrants (the "Additional Warrants") in escrow. The Warrants are exercisable at a price of $.014 per share and, under certain conditions, the holders have a right to require the Company to repurchase any unexercised Warrants and any Warrant Shares. See "Description of Securities--Reorganization" and "Management--Warrants."

     As of March 31, 1997, the Company also (i) was indebted to certain of its shareholders, their family members and certain officers of the Company for approximately $2.9 million under promissory notes that bear interest at annual rates ranging from 10% to 21% and are subordinated to the repayment of the Revolving Facility and the Senior Notes; (ii) had bank standby letters of credit outstanding, in the aggregate amount of $5.2 million under a $10.0 million letter of credit facility (which is part of the Revolving Facility) to secure certain workers' compensation obligations; (iii) had $7.0 million of promissory notes outstanding in connection with certain acquisitions, bearing interest at rates ranging from 4.0% to 10.0%, which are payable primarily during the next two years (except for $2.6 million due to a shareholder which is payable over the next four years at 14% annual interest), and subordinated to the repayment of the Revolving Facility and the Senior Notes; (iv) had obligations under capital leases for buildings and equipment in the aggregate amount of $7.7 million; and (v) had obligations under mortgages totalling $2.4 million. See Notes 5 and 11 to the Company's Consolidated Financial Statements.


     One of the key elements of the Company's multi-faceted growth strategy is expansion through acquisitions, which may require significant sources of financing. These financing sources include cash from operations, seller financing, bank financing, and issuance of the Company's Common Stock. The Company can initially allocate up to $35.0 million under the Revolving Facility for the financing for certain prescribed acquisitions. The Company is currently negotiating an increase in the Revolving Facility to $85.0 million, primarily to finance additional acquisitions by the Company over the next several years.

     The Company is a service business and therefore a majority of its tangible assets are customer accounts receivable. Temporary employees are paid by the Company on a daily or weekly basis. The Company, however, receives payment from customers for these services, on average, 35 to 45 days from the date of invoice. As new flexible staffing offices are established or acquired, or as existing offices expand, there will be increasing requirements for cash to fund operations. The Company pays its PEO employees on a weekly, bi-weekly, semi-monthly or monthly basis for their services, and currently receives payments on a simultaneous basis from approximately 70% of its existing customers. The remainder of the Company's PEO customers generally make payment 35 to 45 days after the date of invoice.

     The Company's principal uses of cash are for wages and related payments to temporary and PEO employees, operating costs, capital expenditures and advances made to certain Tandem franchise associates to fund their payroll obligations and repayment of debt and interest thereon. During the year ended December 31, 1996, cash used in operations was approximately $1.3 million. Cash used in investing activities was approximately $4.8 million, which included expenditures for property and equipment of $2.1 million (primarily computers and software), expenditures of $1.9 million for acquisitions (primarily intangible assets), and net funding advances to franchises of $0.8 million. Cash provided by financing activities was approximately $4.6 million, including $3.6 million from borrowings under a bank line of credit and $0.6 million of related party borrowings.

     During the three months ended March 31, 1997, cash used in operations was approximately $1.8 million. Cash used in investing activities was approximately $19.8 million, which included expenditures of $20.6 million for acquisitions (primarily intangible assets) and expenditures for property and equipment of $0.5 million (primarily computers and software), offset by cash provided of $1.3 million due to a decrease in net funding advances to franchises. Cash provided by financing activities was approximately $21.6 million, including $22.6 million net proceeds from the Senior Notes and $14.8 million from borrowings under the Revolving Facility, offset by payments of $10.1 million for shareholder distributions and other amounts in connection with the Reorganization and $5.2 million of repayments of long-term debt. See "Description of Securities--Reorganization" and Notes 1, 2, 5 and 11 to the Company's Consolidated Financial Statements.

     The Company anticipates spending up to approximately $6.0 million during the next twelve months for new flexible staffing locations and other corporate facilities, improvements to its management information and operating systems, exercise of its option to purchase its new national office and support center and related leasehold improvements, and other capital expenditures.

     The Company believes that funds provided by operations, available borrowings under the Revolving Facility, current cash balances and the net proceeds from the Offering will be sufficient to meet its presently anticipated needs for working capital, capital expenditures and acquisitions for the next twelve months. The Company also believes that sufficient long-term liquidity for its future needs will be provided by funds from operations, expanded new borrowing facilities, and/or additional equity offerings.

INFLATION

     The effects of inflation on the Company's operations were not significant during the periods presented in the financial statements. Throughout the periods discussed above, the increases in revenues have resulted primarily from higher volumes, rather than price increases.

SEASONALITY

     The Company's results of operations reflect the seasonality of higher customer demand for flexible industrial staffing services in the last two quarters of the year, as compared to the first two quarters. Even though there is a seasonal reduction of flexible industrial staffing revenues in the first quarter of a year as compared to the fourth quarter of the prior year, the Company does not reduce the related core personnel and other operating expenses since that infrastructure is needed to support anticipated increased revenues in subsequent quarters. The reduction of flexible industrial staffing revenues in the first quarter of a year is substantially offset by increased PEO revenues, which are generally not subject to seasonality. However, the net income contribution of PEO revenues, expressed as a percentage of sales, is significantly lower than for flexible industrial staffing revenues.

     As a result of the above factors, the Company traditionally experiences operating income in the first quarter of a year that is significantly less than
(i) the fourth quarter of the preceding year and (ii) the subsequent three quarters of the same year. In addition, operating income is typically lower in the fourth quarter of a year as compared to the preceding third quarter due to a decrease in industrial staffing revenues (versus continuing increases in PEO revenues) that begins with the November and December holiday season. The following table sets forth, on an adjusted basis as discussed above, the amounts of certain items in the Company's consolidated statements of income for the four quarters of 1995 and 1996.


                                           1995                                    1996
                          --------------------------------------- --------------------------------------
                             Q1        Q2        Q3       Q4           Q1        Q2        Q3       Q4
                          --------- --------- --------- ---------   --------- --------- --------- --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PERCENTAGES)
Net revenues    .........   $26,555   $31,724   $41,309   $50,237     $51,169   $64,953   $77,680 $86,369
Gross profit    .........     4,790     5,324     6,530     6,911       6,690     9,062    10,982 11,335
Operating income   ......     1,157     1,139     1,703     1,482         887     1,878     2,764  1,905

NON-OPERATING EXPENSES

     The holders of the Warrants have a Put Right as a result of which the Company recorded a Put Warrants Liability at the time of the issuance of the Warrants based on their fair value. Until the Offering is consummated, the Company will adjust this Put Warrants Liability at the end of each accounting period subsequent to March 31, 1997. Based on an assumed offering price of $15.00 per share and the consummation of this Offering prior to September 30, 1997, Put Warrants Valuation Adjustments will result in non-operating expenses in the second and third quarter of 1997 totalling $5.8 million ($5.1 million net of income tax benefit). See "Management--Warrants."

     As a result of the intended use of the proceeds of the Offering to repay the full balance of the Senior Notes, the Company will record an extraordinary loss at the time of that early repayment. This loss consists of the unamortized debt discount and the unamortized debt issuance costs related to the Senior Notes, and would have been $13.9 million (net of a $6.9 million income tax benefit), if the repayment had taken place on March 31, 1997. See "Description of Securities--Reorganization."

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," was issued. SFAS No. 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. See Note 1 to the Company's Consolidated Financial Statements.

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its Consolidated Financial Statements.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131, which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers, requires that a public company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, SFAS No. 131 does not require the reporting of information that is not prepared for internal use if reporting it would be impracticable. SFAS No. 131 also requires that a public company report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effects, if any, that SFAS No. 131 will have on the disclosures in its Consolidated Financial Statements.

                                    BUSINESS

GENERAL

     The Company is a rapidly growing national provider of human resource services focusing on the flexible industrial staffing market through its Tandem division and on the PEO market through its Synadyne division. The Tandem division recruits, trains and deploys temporary industrial personnel and provides payroll administration, risk management and benefits administration services to its clients. Tandem's clients include businesses in the manufacturing, distribution, hospitality and construction industries. Through its Synadyne division, the Company offers a comprehensive package of PEO services including payroll administration, risk management, benefits administration and human resource consultation to companies in a wide range of industries. The Company's operations began in Chicago, Illinois in 1974. As of June 30, 1997, the Company and its franchise associates operated 163 offices, with an estimated 31,000 employees in 38 states and the District of Columbia.

     The Tandem division provides approximately 17,000 flexible industrial staffing personnel daily to approximately 3,600 client companies through a nationwide network of 80 Company-owned and 74 franchised offices. Between 1994 and 1996, Company and franchise flexible industrial staffing revenues increased from $119.8 million to $247.3 million, a compound annual growth rate of approximately 44%. The Synadyne division, which began in 1994, has approximately 11,000 employees. Between 1994 and 1996, PEO revenues increased from $35.6 million to $172.1 million, a compound annual growth rate of approximately 120%. To implement its expansion strategy, the Company completed 17 acquisitions of flexible industrial staffing companies since January 1, 1995, with 48 offices and approximately $84 million in annual revenue. During this period, the number of Company-owned flexible staffing and PEO offices increased from ten to 89, the number of geographic regions served by the Company increased from one to nine, and the Company implemented advanced information systems, further developed back office capabilities and invested in other infrastructure enhancements necessary to support its future growth.

     The Company's operation of both a flexible industrial staffing division and a PEO division provides it with significant competitive advantages. Both Tandem and Synadyne offer a number of common services including payroll administration, risk management and benefits administration. The Company designs and administers these services through common facilities, personnel and information systems which give the Company the ability to develop and provide a wider range of services at lower costs than its primary competitors. In addition, the Company is able to provide a full spectrum of staffing services to its industrial clients ranging from a temporary employee for one day to comprehensive outsourcing of human resource functions through the Company's PEO division. The Company expects Tandem's national network of locations to facilitate the rapid expansion of the Synadyne division, and over time increase the Company's penetration of local markets.

THE STAFFING INDUSTRY

     The staffing industry consists of companies which provide four basic services to clients: flexible staffing, PEO services, placement and search, and outplacement. Based on information provided by NATSS, NAPEO and SIAI, 1996 staffing industry revenues were approximately $74.4 billion. According to industry sources, approximately 7,000 flexible staffing firms and 2,000 PEO firms employed approximately 5.2 million people per day, or approximately 4% of the entire United States workforce, in 1996. Over the last five years, the staffing industry has experienced compound annual growth of approximately 15%, due largely to the utilization of temporary help across a broader range of industries as well as the emergence of the PEO sector.

     The flexible staffing sector has traditionally been the largest staffing industry sector, accounting for an estimated $43.6 billion, or 61%, of estimated 1996 staffing industry revenues. According to NATSS, flexible industrial staffing currently represents 31.8% of the estimated $43.6 billion in 1996 flexible staffing revenues. The Company believes that the flexible industrial staffing market is highly fragmented and that in excess of 75% of flexible industrial staffing industry revenues are generated by small local and regional companies. According to NATSS, the flexible industrial staffing sector grew from $5.6 billion in 1991 to $13.9 billion in 1996, representing a compound annual growth rate of approximately 20%. The Company's goal is to target opportunities in this fragmented, rapidly growing market which has to date been under-served by large full service staffing companies.

     The PEO sector has recently emerged as one of the largest and fastest growing sectors within the staffing industry, with an estimated $17.3 billion, or 23%, of estimated 1996 staffing industry revenues. This sector evolved in the early 1980's, largely in response to difficulties faced by small and medium-size businesses in procuring workers' compensation insurance coverage on a cost-effective basis and in operating in an increasingly complex legal environment. While various service providers, such as payroll processing firms, benefits and safety consultants and temporary staffing firms, were available to assist these business with specific tasks, PEOs began to emerge as providers of a more comprehensive outsourcing solution to these burdens. As a result, small and medium size businesses have begun to outsource human resource administration to PEOs, allowing management to focus on core business activities.

     According to industry sources, there were approximately 5.2 million businesses in the United States with fewer than 500 employees in 1995. Collectively, these businesses employed an estimated 50.4 million people, and represented approximately $1.1 trillion in aggregate annual payroll, of which PEOs represented less than 2%. Growth in the PEO industry has been significant. According to NAPEO, the number of employees under PEO arrangements in the United States has grown from approximately 10,000 in 1984 to approximately two million in 1995. SIAI, an employment industry research firm, estimates that gross revenues in the PEO industry grew from $5.0 billion in 1991 to $17.3 billion in 1996, a compound annual growth rate of approximately 29%. The Company believes there are significant opportunities for companies with proven PEO success to experience growth as a result of the large number of small competitors in the industry, low current PEO market penetration and an increasingly complex regulatory environment.

COMPANY STRATEGY

     The Company's objective is to become the dominant provider of flexible industrial staffing and PEO services in select geographic regions. To achieve this objective, the Company intends to:

     /bullet/ PROVIDE A COMPREHENSIVE PACKAGE OF SINGLE-SOURCE HUMAN RESOURCE SERVICES. By offering a comprehensive range of high quality, human resource services to the flexible industrial staffing and PEO markets, the Company believes that it has a competitive advantage in meeting the diverse needs of the marketplace. These needs may include flexible industrial staffing, PEO services, or a combination of both. The Company believes this single source delivery platform is capable of servicing its clients needs, thereby fostering a high level of client satisfaction and retention, and securing a stable source of revenue.

     /bullet/ CONTINUE TO FOCUS ON UNDER-SERVED MARKETS WHICH PROVIDE HIGH GROWTH OPPORTUNITIES. The Company believes that flexible industrial staffing and PEO market sectors offer high growth opportunities within the staffing industry. Historically, these market sectors have been under-served by many small, independent, local staffing companies which lack both the depth of services and economies of scale necessary to compete with large national or multi-regional staffing companies such as OutSource. Moreover, few large companies have focused on these market sectors. Given its single source delivery platform and 23 year history in the staffing industry, the Company believes it is well-positioned to capitalize on these opportunities. The Company's compound annual revenue growth rate from 1994 to 1996 of approximately 86% exceeds industry averages in the flexible industrial staffing and PEO market sectors.

     /bullet/ GEOGRAPHICALLY CLUSTER OFFICES TO ACHIEVE REGIONAL MARKET LEADERSHIP. The Company believes the geographic clustering of offices will lead to significant cost savings, higher quality client service, enhanced employee benefits, and ultimately regional market leadership. Clustering shortens the distance from the Company to the local workforce, thereby allowing the Company to recruit, train and develop a broader-skilled and more flexible workforce. The Company believes its ability to spread relatively fixed, common regional management, advertising, recruiting, and training costs across a broader employee base will result in significant cost efficiencies. Ultimately, regional aggregation will allow the Company to negotiate better regional benefits and services at favorable rates, which the Company can pass on to its client and employee base. The Company believes the lower cost structure, attractive client and employee benefit packages, and flexible workforce attributable to clustering provides competitive advantages in highly competitive, major metropolitan markets. The benefits of clustering are best illustrated in the Chicago, Illinois metropolitan area where, based upon data provided by the Omnicomp Group, the 19 Company-owned Chicago metropolitan area offices have achieved approximately 19% of all flexible industrial staffing revenues in that market, which the Company believes establishes it as the regional market leader.

     /bullet/ INCREASE MARKET PENETRATION THROUGH MULTI-FACETED GROWTH STRATEGY. To achieve high growth within the flexible industrial staffing and PEO businesses, the Company has developed an aggressive, multi-faceted growth strategy which includes: internal growth, acquisitions, franchising and strategic alliances. This multi-faceted growth strategy has proven successful over the past three years, as evidenced by the Company's 86% compound annual revenue growth rate from 1994 to 1996. The key elements of this multi-faceted growth strategy are:

        /bullet/ INTERNAL GROWTH. The Company seeks internal growth by opening new offices and broadening its offering of high quality services. To effect its clustering strategy, the Company plans to open additional offices in each of its nine major regions. In addition, the Company intends to expand to additional major metropolitan areas where demographics and business conditions are favorable. During 1996, the Company opened 25 new Tandem offices, of which eight were located in new markets. During 1996, the Company increased the number of its PEO employees by approximately 3,000, or 41%, resulting primarily from the expansion of its PEO sales force. In addition to opening new offices and expanding its sales force, the Company will continue to expand its offering of high quality human resource services to its clients, including a broader array of staffing and PEO services, consulting services and other benefits.

        /bullet/ ACQUISITIONS. Due to the highly fragmented nature of the flexible industrial staffing and PEO industries, OutSource believes it has an excellent opportunity to continue its acquisition strategy of consolidating small, local businesses into a national network of staffing and PEO providers. These acquisitions would include existing franchises and competing businesses. As a potential advantage over internal growth, OutSource believes acquisitions allow the Company to quickly access new customer relationships, employees and staff knowledgeable of the local market, thereby accelerating market penetration. The Company believes it can quickly improve the profitability of the acquired businesses by applying its back office support and lower cost structure. In addition, the Company believes it can integrate acquisitions using its back office support center and information processing capabilities to achieve higher operating margins. Since 1995, the Company completed 17 acquisitions of flexible industrial staffing companies, representing 48 offices in 23 markets and approximately $84 million in aggregate revenues.

        /bullet/ FRANCHISING. The Company has identified over 150 attractive markets which it believes are too small to warrant a direct investment of the Company's resources. In these small markets, the Company intends to offer franchises. OutSource believes that franchising allows the Company to quickly, and cost-effectively, build regional brand awareness and increase market penetration. In addition, these franchise service centers give the Company the ability to attract large national accounts which require national service coverage. The Company has a fully staffed franchise development department and has been successful in recruiting and awarding flexible industrial staffing franchises. As of June 30, 1997, the Company had 36 Tandem franchise associates operating 74 Tandem franchise locations in 34 states. These franchise associates had revenues of $150 million in 1996. In May 1997, the Company began marketing its PEO franchise program.

        /bullet/ STRATEGIC ALLIANCES. The Company will consider strategic alliances with those companies that offer significant growth opportunities for the PEO business. For example, as an approved provider for Allstate Insurance, OutSource provides its services to approximately 2,500 independent Allstate agents. As part of its strategy, the Company intends to enter into, contracts with general insurance agencies which allow the agencies to act as a marketing agent for the Company's PEO business. The Company believes it will benefit significantly from the insurance agencies' network of agents, and their extensive established business relationships. The Company also intends to enter into strategic alliances with other service companies including payroll processing firms and employee-benefit consultants.

     /bullet/ CONTINUE TO MAXIMIZE OPERATING EFFICIENCIES THROUGH INTEGRATED TECHNOLOGY AND BACK OFFICE SUPPORT. Due to the similarities in the technology and back-office support services utilized by Tandem and Synadyne, the Company believes that there are significant opportunities to achieve cost efficiencies. As a result, the Company has invested in the development of an integrated computer network and related software packages that improve the communication between the corporate headquarters and 89 Company-owned and 74 franchised field offices. This integrated network is designed to improve the Company's ability to monitor and rapidly respond to client demand and workers' compensation claims for both the industrial staffing and PEO businesses on a cost-effective basis. OutSource believes this level of integration will strengthen the Company's ability to deliver high quality human resource services at competitive prices.

     /bullet/ BECOME THE "GUARDIAN EMPLOYER". The ultimate goal for the Company is to represent a critical mass of jobs within a defined geographic area so it will be able to commit to permanent employment, over time, for its flexible industrial staffing and PEO employees. Employees are thus able to affiliate with the Company on a permanent basis and concentrate on their core skills, while the Company keeps them at maximum employability through job sourcing, career planning and training. As a result of the Company's ability to provide both PEO and flexible staffing services, it is able to provide permanent employment benefits to employees and believes it can attract, maintain and keep employed the best work force for its clients. This could reduce the Company's and its clients' cost in recruiting, training and down time and ultimately improve long-term profitability.

COMPANY SERVICES

     The Company offers its clients a full array of staffing services principally through its Tandem and Synadyne divisions. Because the Company serves as the employer of record with respect to both PEO and flexible staffing services, the Company provides certain common services to both of these markets, utilizing a common support system. The degree of utilization of these common services depends upon the needs of the clients and employees. Common services offered by both Tandem and Synadyne are:

     /bullet/ PAYROLL ADMINISTRATION. The Company assumes responsibility for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, and all federal, state, county and city payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements. The Company develops and administers customized payroll policies and procedures for each of its clients, which are fully integrated from the clients' offices to the Company's central processing center.

     /bullet/ AGGREGATION OF STATUTORY AND NON-STATUTORY EMPLOYEE BENEFITS. Employee benefits packages can include health care options, such as preferred provider organizations ("PPOs") and health maintenance organizations ("HMOs"), and supplemental benefit programs such as dental care, vision care, prescription drugs, an employee assistance plan and life and disability insurance options. The Company offers Multi-Employer Retirement Plans and cafeteria plans to its eligible employees and provides workers' compensation and unemployment insurance. Workers' compensation is a state-mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs that result from work-related injuries and illnesses, regardless of fault and without any co-payment by the employee. Unemployment insurance is an insurance tax imposed by both federal and state governments.

     Historically, the largest controllable direct costs incurred by businesses relate to the provision of health care and workers' compensation benefits. In order to remain competitive, staffing companies must continue to arrange for the delivery of these services to their clients at costs below those which clients could obtain on their own by efficiently managing health care and workers' compensation costs. The Company intends to aggressively manage health care and workers' compensation costs through the utilization of vertically integrated managed care systems. The Company's ultimate goal is to vertically integrate all employee medical costs through a comprehensive 24-hour medical management program that can coordinate group health and workers' compensation for all employees.

     As part of its service package, the Company administers all employee benefit plans and is responsible for negotiating the benefits provided by, and costs of, each such plan. The Company's human resources and claims administration departments serve as liaisons for the delivery of such services to the client employee and monitor and review workers' compensation claims for loss control purposes. The Company believes that its ability to provide and administer a wide variety of employee benefit plans on behalf of its clients tends to mitigate the competitive disadvantages small businesses normally face in the areas of employee benefits cost control and employee recruiting and retention.

     /bullet/ HUMAN RESOURCE COMPLIANCE ADMINISTRATION. Because OutSource is the employer of record with respect to both flexible staffing and PEO services and assumes responsibility for compliance with many employment related regulations, the Company is prepared and trained to address compliance and regulatory issues inherent in an employment relationship. For example, the Company provides compliance administration services with respect to unemployment claims, workers compensation claims, and claims arising under the Fair Labor Standards Act. In addition, the Company assists its clients in understanding and complying with other employment-related requirements for which the Company does not assume responsibility.

     Generally, the most significant compliance administration services provided by the Company are in the area of workers' compensation and state unemployment laws. With respect to workers' compensation, the Company provides claims management services which include prompt identification and reporting of injuries to the insurance carrier and local branch office, use of designated health care providers, case management, fee audits and aggressive back-to-work programs. Services provided by the Company in the area of state unemployment compliance include ensuring that only eligible personnel receive unemployment benefits, assisting in re-employing personnel and auditing state reporting records and rate formulas.

     /bullet/ PROACTIVE HUMAN RESOURCE MANAGEMENT SERVICES. The basic differences between the Tandem services and Synadyne services are referred to by the Company as "Proactive Human Resource Management Services." PEO services are typically provided for an indefinite time frame, while flexible industrial staffing assignments are normally contracted for a definite period of time with the flexibility to meet ongoing business demands. In addition, the flexible industrial staffing services are often bundled for one base fee, while PEO services are characterized by a base fee, plus additional fees for added services.

     As part of its base services in both the flexible staffing and PEO markets, the Company conducts a human resource needs analysis for clients and client employees. Based on the results of that review, the Company recommends basic and additional services which the client should implement. Set forth below are examples of suggested services included within the Company's base service fee and other services provided on fee-for-service basis in the flexible industrial staffing and PEO sectors.


                                                                                                    PEO
                                                     FLEXIBLE INDUSTRIAL STAFFING    ---------------------------------
SERVICE                                                       BASE FEE                BASE FEE        FEE-FOR-SERVICE
--------------------------------------------------   -----------------------------   --------------   ----------------
/bullet/ Continuous H/R Review and Analysis                 /check mark/             /check mark/
/bullet/ Screening                                          /check mark/             /check mark/
/bullet/ Recruiting                                         /check mark/                              /check mark/
/bullet/ Training                                           /check mark/                              /check mark/
/bullet/ Workforce Deployment                               /check mark/                              /check mark/
/bullet/ Loss Prevention and Safety Training                /check mark/             /check mark/
/bullet/ Pre-employment Testing and Assessment              /check mark/                              /check mark/
/bullet/ Background Searches                                /check mark/                              /check mark/
/bullet/ Compensation Program Design                        /check mark/                              /check mark/
/bullet/ Customized Personnel Management Reports            /check mark/             /check mark/
/bullet/ Job Profiling, Description, Application            /check mark/             /check mark/
/bullet/ Turnover Tracking and Analysis                     /check mark/             /check mark/
/bullet/ Customer Service Training                          /check mark/                              /check mark/

     The Company provides certain other services to its PEO clients on a fee-for-service basis that are also available to its flexible industrial staffing clients. These services include drug testing policy administration, outplacement assistance, relocation assistance, executive benefits, affirmative action plans, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, management development skills workshops, team building programs, grammar and business correspondence skills workshops and management skills assessment.

OPERATIONS

     Because of the similarities in the type of services that the Company offers to its PEO and flexible staffing clients, and due to technological and communication advances, many of these services are provided from the Company's national office and support center in Deerfield Beach, Florida.

     These services include payroll processing, tax reporting, unemployment claims, workers' compensation and other insurance claims, insurance procurement, health and other employee benefits administration, interactive voice mail, design and production of training programs and materials, accounting, billing and collections, customized management reporting, employee background checks, pre-employment testing, affirmative action plans, executive recruiting, executive benefits, compensation program design, and turnover tracking and analysis.

TANDEM

     Tandem delivers its flexible industrial staffing services through a nationwide network of 89 Company-owned and 74 franchise recruiting and training centers. Each Company-owned recruiting and training center is staffed with a manager, one or two service and recruiting coordinators, two to four staffing consultants, an office administrator and one to four clerical assistants. The number of people in each of the positions will vary by the size of the recruiting and training centers and degree of penetration of their territory within the market.

     The Company believes that its success is due in part to its close familiarity with the businesses of its clients. The Company's sales consultants visit client job sites regularly to become familiar with the skill required by the client's business, conduct job site safety inspections and to ensure that employees are appropriately equipped for the job. To ensure customer satisfaction, Tandem sales consultants and service coordinators play an active role in daily work assignments. The Company also attempts to become familiar with its pool of industrial employees. Each employee is subject to a two-day screening process that evaluates skills, abilities and attitudes. This not only permits the Company to institute appropriate training programs and assign its workers, but also helps the Company retain desirable employees.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality" for a discussion of the seasonality of the Company's business.

SYNADYNE

     Synadyne delivers basic PEO services through client service teams consisting of human resource professionals and payroll and benefits specialists located in each of the two Florida markets the Company serves. The client service team is assigned as soon as the Company's account executive has secured the client, thus allowing the account executive to concentrate on sales of PEO services to additional clients. Although the client service teams have primary responsibility for servicing their assigned clients, they rely on the Company's national support center staff to provide advice in specialized areas such as workers' compensation, unemployment insurance and payroll processing. The client's principal contact within the client service team is the human resource professional, whose level of expertise is tailored to each client depending upon the nature and complexity of the client's business. The Company believes that its team approach ultimately results in maximum client satisfaction.

SALES AND MARKETING

     The Company markets its flexible industrial staffing and PEO services through a combination of marketing channels including direct sales, franchising and strategic alliances. The Company believes this multi-channel approach is unique and allows the Company to quickly access a pool of skilled employees, develop regional brand awareness and ultimately become a market leader. The Company believes its compound annual revenue growth rate of approximately 86% from 1994 to 1996 demonstrates the success of this multi-channel approach. Of the three marketing channels employed by the Company, direct sales and franchising are common to both the flexible industrial staffing and PEO businesses, while strategic alliances are unique to the PEO business.

     /bullet/ DIRECT SALES FORCE. The Company believes there are significant differences in the initial sales process and sales cycle between flexible industrial staffing and PEO service sales. As a result, the Company markets these services through four distinct, highly trained sales forces who share a common profile. Flexible industrial staffing services are marketed through 99 sales associates located in 89 Company-owned Tandem offices nationwide. The Company's PEO services are marketed through eight sales associates located in three Synadyne offices in Florida and one telemarketing center, with five tele-marketing professionals, located in the Company's national support center. The Company's eight sales associates focus on full service PEO clients while the telemarketing center concentrates on the Company's "small business" clients (those with fewer than five employees).

        Although the sales process and sales cycle are different between the flexible industrial staffing and PEO businesses, the method and philosophy that the Company employs in the selection, training and compensation of its sales force is very similar. It is the Company's philosophy to employ the best sales force available, and all of the Company's sales associates receive a generous compensation package which includes commissions throughout the life of the client's relationship with the Company. All sales associates receive two weeks of initial classroom and on-the-job training and attend additional training sessions on a regular basis. The additional training is conducted by specialists and by sales managers of the respective divisions.

     /bullet/ FRANCHISING. The Company offers distinct franchising arrangements for the flexible industrial staffing and PEO businesses. Under industrial staffing franchising agreements, the Company grants the franchisee the exclusive right to operate under the Tandem trade name within a select geographic market in return for a royalty on staffing services rendered.
     In contrast, under the PEO franchising agreement, the franchisee merely serves as a sales agent, receiving a commission for those services rendered and collected by the Company with no guarantee of market exclusivity. In either case, the franchisee assumes the marketing costs and, as a result, the Company believes franchising is a cost-effective method of building regional brand awareness. As of June 30, 1997, there were 74 Tandem and two Office Ours (the Company's clerical staffing division) franchise locations. The Company initiated its PEO franchise program in May 1997 although it currently has no PEO franchises.

     /bullet/ STRATEGIC ALLIANCES. The Company intends to enter into a strategic alliance with a general insurance agency whereby such agency acts as a marketing agent for the Company's PEO business. The general insurance agency identifies, educates and counsels other insurance agents who will introduce the PEO product to their client base. The structure of the arrangement is consistent with traditional insurance commission arrangements. In addition, the Company plans to provide bonuses and equity participation based on performance. The Company also intends to enter into strategic alliances with other service companies including payroll processing firms and employee-benefit consultants.

CLIENTS

     As of June 30, 1997, Tandem employed approximately 17,000 flexible industrial staffing employees, with approximately 3,600 industrial companies. These companies represented a cross-section of the industrial sector, of which no single client represented more than 5% of the Company's total revenues.

     As of June 30, 1997, Synadyne employed approximately 11,000 employees pursuant to PEO contracts with approximately 2,900 companies. These companies covered a diverse range of industries, including insurance and staffing. The Company's primary insurance PEO clients are Allstate Insurance agents. The Company provides basic PEO services to approximately 2,500 Allstate agents, each of whom has selected OutSource from among Allstate's approved providers. The Company's primary staffing PEO clients are its Tandem franchises. The Company provides basic PEO services to the employees of its franchises. For the three months ended March 31, 1997, approximately 28% and 18% of the Company's total PEO revenues were attributed to services provided to Allstate agents and Tandem franchises, respectively.

     The Company attempts to maintain diversity within its client base in order to decrease its exposure to downturns or volatility in any particular industry. As part of this client selection strategy, the Company currently offers its services only to those businesses that operate in certain industries, eliminating industries that it believes present a higher risk of employee injury (such as roofing, excavation, chemical manufacturing and maritime). All prospective clients undergo a rigorous underwriting process to evaluate workers' compensation risk, group medical history, creditworthiness, unemployment history and operating stability. Generally, flexible industrial staffing clients do not sign long-term contracts.

RISK MANAGEMENT PROGRAM--WORKERS' COMPENSATION

     The Company believes that careful client selection, pro-active accident prevention programs, and aggressive control of claims will result in reduced workers' compensation costs. OutSource seeks to prevent workplace injuries by implementing a variety of training, safety, and mandatory drug-free workplace programs (including pre-employment screening, random testing, and post-accident drug monitoring) to ensure that safety awareness is heightened at the sites to which the Company sends its workers. Further, the Company insists that clients adhere to ongoing safety practices at the clients' worksite as a necessary condition to a continued business relationship.

     The Company believes that its risk management policy allows for flexibility, profitability, and cost control. The Company's workers' compensation insurance coverage for calendar 1997 provides for a $250,000 deductible per accident or industrial illness with an aggregate annual dollar limit on the Company's potential liability for deductible payments of 2.2% of aggregate annual payroll. As such, the Company's workers' compensation expense for claims is effectively capped at a contractually agreed upon percentage of payroll and cannot exceed these amounts for fiscal year 1997. For claims related to periods prior to 1997, there was no aggregate maximum dollar limit on the Company's potential liability for deductible payments. From May 1, 1995 through December 31, 1996, in exchange for a lower excess insurance premium rate, the Company accepted the responsibility for losses exceeding the $250,000 policy deductible per accident or industrial illness on a dollar-for-dollar basis, but only to the extent such losses cumulatively exceed 85% of the excess insurance premium (excluding the profit and administration component), subject to a maximum additional premium of approximately $750,000 in 1995 and $1.2 million in 1996. The Company secures its workers' compensation obligations by the issuance of bank standby letters of credit to its insurance carriers, minimizing the required current cash outflow for such items. The Company has been successful in lowering its workers' compensation costs as a percentage of revenues (weighted proportionately between PEO and flexible industrial staffing) by approximately 32% from 1991 to 1996.

     Each month, the risk management team, comprised of professionals from a variety of functional areas, reviews workplace accidents for the relevant period to determine the appropriate reserves. Each quarter, all cases are reviewed such that the reserves, payments, and expected future costs for each case are reconciled. The Company believes it has maintained adequate reserves for all of its workers' compensation claims. In addition, the Company has selected Gallagher Bassett Services for third-party claims administration and CRA Managed Care for medical case management. Each vendor has established designated regional teams for the handling of the Company's workers' compensation claims. The regional team is managed by a Company in-house claims analyst. All claims arising within a given region are reported to the claims analyst who verifies the employment of the claimant and assigns the claim to Gallagher Bassett Services and as needed to CRA Managed Care, for defense and/or processing. Together, the team of the in-house analyst, the third-party administrator and medical case manager aggressively follow each claim from its origin to its conclusion.

INFORMATION TECHNOLOGY

     The Company believes that the effective use of technology to increase operational efficiency and enhance client service is a key factor in remaining competitive. The Company has developed, and continues to invest in, information support systems at its franchise, Company-owned and corporate headquarters locations. At the field level, custom developed systems support the day-to-day operational needs of both Tandem and Office Ours. At the corporate headquarters, centralized accounting, billing and reporting applications provide support for all of the field offices and a specialized package provides support for Synadyne.

     In November 1996, the Company entered into a series of major projects to expand its information infrastructure and replace, or re-develop, many of its major operational systems in order to support future growth. The initial phase of the project was an installation of a Company-wide data base management system that now provides consistency across all applications and allows information to move between applications. This allows for consolidated reporting and analysis across all of the Company's divisions.

     The second phase of the project, completed in February 1997, implemented an integrated financial management system for all accounting functions to streamline the central processing of billing and financial reporting. The third phase of the project is the development of a state-of-the-art system to support Synadyne. Since no comprehensive, commercially available system exists for the PEO industry, the Company entered into a developmental agreement with F.W. Davison, a provider of human resource and benefit systems, to produce a system tailored to the needs of Synadyne. The final phase of the project is the development of a new support system for the Tandem and Office Ours offices that will use a centrally based processing resource. Each field office will be connected to a central processor, via a FRAME relay network connection.

COMPETITION

     The staffing market is highly fragmented, characterized by many small providers in addition to several large public companies. There are limited barriers to entry and new competitors frequently enter the market. Although a large percentage of flexible staffing providers are locally operated with fewer than five offices, many of the large public companies have significantly greater marketing, financial and other resources than the Company. However, unlike the Company, these companies do not focus primarily on the supply of temporary industrial personnel. The Company believes that by focusing primarily on the placement of temporary industrial personnel, it enjoys a competitive advantage over many of its competitors that attempt to provide a broader base of temporary employees. The Company also believes that by targeting emerging companies, rather than the larger companies that are generally being pursued by its competitors, it can also gain certain competitive advantages. The Company believes that there are several factors that must be met in order to obtain and retain clients in the flexible staffing market. These factors include an adequate number of well located offices, an understanding of clients' specific job requirements, the ability to reliably provide the correct number of employees on time, the ability to monitor job performance, and the ability to offer competitive prices. To attract qualified industrial candidates for flexible employment assignments, companies must offer competitive wages, vacations and holiday pay, positive work environments, flexibility of work schedules, and an adequate number of available work hours. The Company believes it is highly competitive in these areas.

     Competition in the highly fragmented PEO sector is generally on a local or regional basis, and new entries in the market are increasing at 6.5% per year. The primary competitive factors in this sector are quality of service, choice and quality of benefits, reputation, and price. The Company believes that name recognition, regulatory expertise, financial resources, risk management, and data processing capability distinguish leading PEOs from the rest of the industry and OutSource is highly competitive in all of these areas. The Company's competitors include: (i) in-house human resource departments; (ii) other PEOs; and (iii) providers of discrete employment-related services such as payroll processing firms, commercial insurance brokers, human resource consultants, and temporary help firms who might .enter the PEO market. Some of these companies have greater financial and other resources than the Company. The Company believes that barriers to entry are increasing and are greater than those of the flexible staffing business. Some of the barriers to entry include:
(i) the complexity of the PEO business and the need for expertise in multiple disciplines; (ii) the number of years of experience required to establish experience ratings in key cost areas of workers' compensation, health insurance, and unemployment; (iii) the need for sophisticated management information systems to track all aspects of business in a high-growth environment; and (iv) increased regulations and licensing requirements in many states.

INDUSTRY REGULATION

OVERVIEW

     As an employer, the Company is subject to all federal, state and local statutes and regulations governing its relationships with its employees and affecting businesses generally, including its client employees. In addition, as a result of its PEO operations, the Company is affected by specifically applicable licensing and other regulatory requirements and by uncertainty in the application of numerous federal and state laws relating to labor, tax and employment matters.

UNCERTAINTY AS TO THE EMPLOYER RELATIONSHIP

     By entering into a co-employment relationship with client employees, the Company assumes certain obligations and responsibilities of an employer under federal and state laws. Many of these federal and state laws were enacted prior to the development of nontraditional employment relationships, such as PEOs, temporary employment, and outsourcing arrangements, and do not specifically address the obligations and responsibilities of PEOs. Whether certain laws apply to the Company depends in many cases upon whether the Company is deemed to be an "employer" for purposes of the law. The definition of "employer" under these laws is not uniform and, therefore, the application of these laws to the Company's business is not always certain. In many cases, a person's status as an "employer" is determined by application of a common law test involving the examination of several factors to determine an employer/employee relationship. Uncertainty as to the application of certain laws governing "employer" relationships is particularly important to the Company in federal tax and employee benefit matters.

     FEDERAL AND STATE EMPLOYMENT TAXES. The Company assumes the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to its employees, including client employees. To date, the IRS has relied extensively on the common law test of employment in determining employer status and the resulting liability for failure to withhold. However, the IRS has formed an examination division market segment specialization program for the purpose of examining selected PEOs, such as the Company, throughout the United States. Upon examination, the IRS may determine that a PEO is not the employer of the client employees under the Code provisions applicable to federal employment taxes and, consequently, that the client companies are exclusively responsible for payment of employment taxes on wages and salaries paid to such employees.

     A determination by the IRS that the Company is not the employer of the client employees may impact the Company's ability to report employment taxes on its own account rather than for the accounts of its clients and would increase administrative burdens on the Company's payroll service function. In addition, while the Company believes that it can contractually assume the client company's withholding obligations, in the event the Company fails to meet these obligations the client company may be held jointly and severally liable therefore. The Company's management believes that the economic strength and reputation of the Company has prevented this potential liability from discouraging prospective clients.

     EMPLOYEE BENEFIT PLANS. The Company offers various benefit plans to its client employees. These plans include Multi-Employer Retirement Plans, a cafeteria plan, a group health plan, a group life insurance plan, a group disability insurance plan and an employee assistance plan. Generally, employee benefit plans are subject to provisions of both the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In order to qualify for favorable tax treatment under the Code, the plans must be established and maintained by an employer for the exclusive benefit of the Company's employees. An IRS examination of the Company and/or a client company may determine that the Company is not the employer of client employees under Code provisions applicable to employee benefit plans. Consequently, the Company may not be able to offer client employees benefit plans that qualify for favorable tax treatment. If the IRS were to conclude that the Company is not the employer of its client employees for plan purposes, client employees could not continue to make tax favored contributions to the Company's Multi-Employer Retirement Plans or cafeteria plan. The Company believes that, although unfavorable to the Company, a prospective application by the IRS of an adverse conclusion would not have a material adverse effect on its financial position and results of operations. If such conclusion were applied retroactively, employees' vested account balances may become taxable immediately, the Company would lose its tax deduction to the extent the contributions were not vested, the plan trust would become a taxable trust and penalties could be assessed. In such a scenario, the Company would face the risk of client dissatisfaction, as well as potential litigation. A retroactive application by the IRS of an adverse conclusion could have a material adverse effect on the Company's financial position, results of operations and liquidity. While the Company believes that a retroactive disqualification is unlikely, there can be no assurance as to the ultimate resolution of these issues.

     Employee pension and welfare benefit plans are also governed by ERISA. The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA. A definitive judicial interpretation of employer in the context of a PEO arrangement has not been established. If the Company were found not to be an employer for ERISA purposes, its plans would not be subject to ERISA. As a result of such finding, the Company and its plans would not enjoy the preemption of state law provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common laws.

WORKERS' COMPENSATION

     Workers' compensation is a state mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. In exchange for providing workers' compensation coverage for employees, employers are generally immune from any liability for benefits in excess of those provided by the relevant state statutes. In most states, the extensive benefits coverage for both medical costs and lost wages is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds, self insurance funds or, if permitted by the state, employer self-insurance. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex.

     The Company's ability to use comprehensive workers' compensation managed care techniques in its PEO operations depends in part on its ability to contract with or create networks of health care providers. The Company requires that injured workers use the Company's network of providers. Laws regulating the operation of managed care provider networks have been adopted by a number of states. These laws may apply to managed care provider networks having contracts with the Company or to provider networks which the Company may organize. To the extent the Company is governed by these regulations, it may be subject to additional licensing requirements, financial oversight and procedural standards for beneficiaries and providers. See "--Risk Management Program--Workers' Compensation."

PEO LICENSING REQUIREMENTS

     Approximately one-third of the states, including Florida, have passed laws that have licensing or registration requirements for PEOs and several additional states are considering such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs. State regulation assists in screening insufficiently capitalized PEO operations and, in the Company's view, has the effect of legitimizing the PEO industry generally by resolving interpretative issues concerning employee status for specific purposes under applicable state law. Existing regulations are relatively new and, therefore, limited interpretive or enforcement guidance is available. The Company cannot predict with certainty the nature or direction of the development of federal, state and local regulations.

     In Florida, the Company's PEO operations are licensed under the Florida Employee Leasing Licensing Act of 1991 (the "Florida Licensing Act"). Among other things, the Florida Licensing Act requires PEOs and their controlling persons to be licensed, mandates reporting requirements, allocates several employer responsibilities and requires the payment of an annual licensing fee based upon gross payroll amounts. The Florida Licensing Act also requires licensed PEOs to submit annual audited financial statements and to maintain a tangible accounting net worth and positive working capital. In addition, the Florida Licensing Act requires PEOs to: (i) reserve the right of direction and control over leased employees, (ii) enter into written agreements with their clients, (iii) pay wages to leased employees, (iv) pay and collect payroll taxes, (v) maintain authority to hire, terminate, discipline and reassign employees, and (vi) reserve the right to direct and control the management of safety, risk and hazard control at the worksite, including the right to perform safety inspections, to promulgate and administer employment and safety policies, and to manage workers' compensation claims, claim filings, and related procedures.

TRADEMARKS AND SERVICE MARKS

     The Company has registered the following marks with the United States Patent and Trademark Office: LABOR WORLD, LABOR WORLD in conjunction with globe logo, OFFICE OURS, Office Ours clock logo, SYNADYNE, OUTSOURCE INTERNATIONAL--THE LEADER IN HUMAN RESOURCES and design, and SYNADYNE--A PROFESSIONAL EMPLOYER and design. The Company has applications pending before the United States Patent and Trademark Office for federal registration of the following marks: OSI, TANDEM, TANDEM logo design, HIGH EFFICIENCY STAFFING SOLUTIONS, LABOR TECHNOLOGIES and Labor Technologies logo. See "--Legal Proceedings."

     The Company has applications pending with the Office for Harmonization in the Internal Market (Trademark and Designs) for European Community registration of the following marks: LABOR WORLD, OFFICE OURS, SYNADYNE and OUTSOURCE INTERNATIONAL. The Company also has applications pending in Canada for registration of the following marks: SYNADYNE, OFFICE OURS and OUTSOURCE INTERNATIONAL.

CORPORATE EMPLOYEES

     As of June 30, 1997, the Company had 786 corporate employees, of whom 78 were employed in PEO service operations, 560 were employed in flexible staffing service operations, and 148 were employed in shared support services such as human resources, risk management, and information systems. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relationships with its employees are good.

PROPERTIES

     The Company's national office and support center is currently located in a 50,000 square foot office building in Deerfield Beach, Florida. The lease for this property expires in December 2011, and provides for annual lease payments of approximately $610,000. The Company has an option to purchase the property for $5.3 million during the first two years of the lease term and intends to exercise that option in the fall of 1997. The Company also leases 91 Company-owned office locations and certain other facilities, with approximately 254,000 total square feet for an annual base rent of approximately $1.4 million. One of these properties, a condominium in Boca Raton, Florida, is leased from Mr. Burrell, as agent for SMSB Associates Limited Partnership, a Florida limited partnership ("SMSB") a related party to the Company. A portion of a warehouse is leased from TMT Properties, Inc., a company controlled by Mr. Burrell on a month-to-month basis for $1,468 per month. See "Certain Transactions." The Company also owns a small office building in Chicago, Illinois and has contracted to purchase the condominium in Boca Raton, Florida from Mr. Burrell and a small office building in Waukegan, Illinois from an unrelated party. The Company believes that its facilities are generally adequate for its needs and does not anticipate difficulty in replacing such facilities or locating additional facilities, if needed.

LEGAL PROCEEDINGS

     The Company is occasionally a party to legal proceedings incidental to its ordinary business operations. At present, the Company is not a party to any pending legal proceedings that the Company believes could have a material adverse effect on its financial condition or results of operations.

     In 1996, the Company commissioned and completed an independent investigation (the "Investigation") which focused on: (i) allegations that the Company made improper payments to a customer's management employee who made purchasing decisions regarding the Company's services; and (ii) the likelihood that other similar payments may have been made by the Company. The Investigation, which was conducted by a large national law firm and a "big six" accounting firm did not find any other improper payments. The Company disclosed the matter, and voluntarily paid approximately $108,000 as a compensatory payment (the estimated amount of the improper payment) to such customer and filed appropriate amended tax returns. The customer is continuing to transact business with the Company. The Company also disclosed the matter to the office of the appropriate State's Attorney's Office, which has advised the Company that it has no present intention of pursuing any charges against the Company, its shareholders or management.

     The Investigation determined that, although the payments in question were initially solicited by the customer's management employee from a former employee of the Company, the Founding Shareholders during that period all had varying degrees of knowledge of, and participation with respect to, those payments. The Founding Shareholders resigned as officers and directors in November 1996 and no longer have any involvement in the operations of the Company. Effective February 21, 1997, the Company discontinued payment of compensation to the Founding Shareholders. Finally, in connection with the issuance of the Senior Notes, all shares of common stock owned by those shareholders and their families were placed in a voting trust. See "Management--Voting Trust and Shareholders' Agreement," "Principal and Selling Shareholders" and "Certain Transactions--Founder Salaries".

     On March 21, 1997, Source Services Corporation ("SSC") filed a Petition to Cancel Registration with the Trademark Trial and Appeal Board in which SSC seeks cancellation of the Company's service mark "OutSource International--The Leader in Human Resources". SSC has alleged that it has been using the service mark "Source" in various forms since 1986 and, in its petition, alleges that the Company's use of the "OutSource" service mark violates various provisions of the Lanham Act.

     On May 28, 1997, the Company filed an answer to the Petition to Cancel Registration and asserted various affirmative defenses. If the Company prevails in the administrative proceeding, the "OutSource" mark will retain its federal registration. If SSC prevails, the "OutSource" registration would be cancelled. However, even in the event of a cancellation, the Patent and Trademark Office has no authority to grant injunctive relief or award damages. Furthermore, the decision as to whether the Company can continue to use the "OutSource" service mark cannot be decided in the administrative proceeding, but rather would have to be separately litigated. See "--Trademarks and Service Marks."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's executive officers, directors, and director nominees are as follows:

NAME                          AGE     POSITION
---------------------------   -----   -------------------------------------------------
Paul M. Burrell   .........   37      President, Chief Executive Officer and Chairman
                                      of the Board of Directors
Robert A. Lefcort .........   51      Executive Vice President, Secretary and Director
Robert E. Tomlinson  ......   40      Chief Financial Officer, Treasurer and Director
James E. Money ............   55      President, Tandem Division
Robert J. Mitchell   ......   58      President, Office Ours Division
Samuel H. Schwartz   ......   33      Director
Richard J. Williams  ......   36      Director
David S. Hershberg   ......   55      Director Nominee

     PAUL M. BURRELL has been President, Chief Executive Officer and Chairman of the Board of the Company since its formation on April 19, 1996. Since June 1988, Mr. Burrell has served in various officer capacities with the Subsidiaries, including as Chief Financial Officer and President. Prior to joining the Company, Mr. Burrell was a Certified Public Accountant with the accounting firm of Deloitte Haskins & Sells, from 1983 until 1988. Mr. Burrell is a member of several associations including the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the National Association of Temporary and Staffing Services, and the National Association of Professional Employer Organizations, which has certified him as a Professional Employer Specialist. Mr. Burrell currently serves as the President of the Broward County Business Roundtable and is the Treasurer of the Florida Association of Temporary Services.

     ROBERT A. LEFCORT has been Executive Vice President and a Director of the Company since its formation on April 19, 1996. Since August 1990, Mr. Lefcort has served in various officer capacities with the Subsidiaries, including as Chief Operating Officer and Director of Franchise Development. Mr. Lefcort was the President of the Miami International Merchandise Mart, the largest regional wholesale trade mart in the United States, from October 1974 to September 1984.


     ROBERT E. TOMLINSON has been Chief Financial Officer and a Director of the Company since its formation on April 19, 1996. Since March 1994, Mr. Tomlinson has served as Chief Financial Officer of the Subsidiaries. Prior to joining the Company, Mr. Tomlinson served in various financial capacities from August 1982 to January 1993 with Embraer Aircraft Corporation, finally as Senior Vice President of Finance and Treasurer, and served on its board of directors from 1991 through March 1994. Mr. Tomlinson is a Certified Public Accountant and a member of the Florida Institute of Certified Public Accountants and worked for the accounting firm of Price Waterhouse from September 1977 through August 1982.

     JAMES E. MONEY has been President of the Tandem Division since March 1995. From June 1993 to May 1994, Mr. Money served as President and Chief Operating Officer of J.D. Byrider Systems, a car sales and financing franchise company. From September 1988 to June 1993, Mr. Money was President and Chief Operating Officer of Snelling and Snelling, Inc., a temporary placement company and served on its board of directors from March 1986 to June 1993.

     ROBERT J. MITCHELL has been President of the Office Ours Division since January 1996. From March 1995 to January 1996, Mr. Mitchell served as Senior Vice President and General Manager of the Office Ours Division. From April 1993 to January 1995, Mr. Mitchell served as Vice President, Marketing for Homeowners Marketing Services. From September 1988 to September 1992, Mr. Mitchell was President of REDI Real Estate Information Services, a publisher of real property data.

     SAMUEL H. SCHWARTZ has been a Director of the Company since February 1997. Since January 1995, Mr. Schwartz has been Vice President and Partner at Bachow & Associates, Inc., an investment company, in Bala Cynwyd, Pennsylvania. Mr. Schwartz also serves on the board of directors of CARE Systems, Inc., a provider of workers' compensation managed care claims administration. From August 1990 to January 1995, Mr. Schwartz was employed as a Manager of The Boston Consulting Group.

     RICHARD J. WILLIAMS has been a Director of the Company since February 1997. Since March 1990, Mr. Williams has been a Managing Director of Triumph Capital Group, Inc., a private equity investment firm based in Boston, Massachusetts. Mr. Williams also serves on the board of directors of Clarity Telecom, Inc., Hatten Communications, Inc., International Computer Graphics, Inc., Longview Group, Inc. and United Natural Foods, Inc.

     DAVID S. HERSHBERG has been nominated to become a Director of the Company immediately following the closing of this Offering. Mr. Hershberg is Vice President, Assistant General Counsel of the IBM Corporation. Prior to joining IBM in October 1995, Mr. Hershberg was Executive Vice President and director of Viatel, Inc., an international long-distance telephone company, with responsibility for legal, administrative and certain financial matters. From December 1991 to June 1993, he was an advisor to the Board of Buckeye Communications, Inc. From 1984 to 1991, he was Vice Chairman, General Counsel and director of Shearson Lehman Brothers. Prior to 1984, he was Deputy General Counsel for American Express Company. Mr. Hershberg is an advisory director of Bank Julius Baer, New York branch, a Swiss private bank.

VOTING TRUST AND SHAREHOLDERS' AGREEMENT

     On February 21, 1997, certain shareholders of the Company deposited 5,152,380 shares of Common Stock into the Voting Trust, of which Messrs. Burrell and Williams are the Trustees. The term of the Voting Trust is ten years. Pursuant to its terms, the Trustees have sole and exclusive right to vote the shares of Common Stock deposited in the Voting Trust. Upon consummation of this Offering, the shares of Common Stock deposited into the Voting Trust will constitute approximately 49.5% of the issued and outstanding shares of Common Stock (or 43.3% if the Underwriters' over-allotment option is exercised in full). Accordingly, the Trustees will retain sufficient voting power to control the election of the Board or the outcome of any extraordinary corporate transaction submitted to the shareholders for approval for the foreseeable future.

     Effective February 21, 1997, the shareholders of the Company agreed to vote their shares for the election of a Board comprised of seven persons: three Management Directors, two Investor Directors and two additional persons selected by the Management Directors and the Investor Directors. In the event of a default under the Senior Notes or the failure of the Company to achieve certain performance criteria, the holders of the Senior Notes have the right to designate up to two additional members of the Board. The shareholders of the Company further agreed to ratify any merger, consolidation or sale of the Company, any acquisitions made by the Company, and any amendments to the Articles or Bylaws, to the extent such actions are approved by the Board. Those shareholders and the Senior Note Holders also have pre-emptive rights to purchase a pro rata portion of securities the Company may issue and sell from time to time excluding: (i) Common Stock in an underwritten public offering;
(ii) securities issued in connection with a business acquisition; (iii) the Warrant Shares; and (iv) certain options to purchase Common Stock.

BOARD OF DIRECTORS

     The Company currently has five directors and one director nominee. Pursuant to the Voting Trust, the Company is actively seeking an additional non-employee director to fill the vacant seat on the Board. See "--Voting Trust and Shareholders' Agreement". Prior to the consummation of the Offering, the Company intends to amend the Articles to classify the Board into three classes, each class to be as nearly equal in number of directors as possible. One class will serve initially for a one-year term and thereafter be elected for a three-year term. A second class of directors will serve initially for a two-year term and thereafter be elected for a three-year term. The third class of directors will immediately commence a three-year term. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is duly elected and qualified. If at any time the size of the Board is changed, the increase or decrease in the number of directors would be apportioned among the three classes to make all classes as nearly equal as possible. See "Description of Securities--Certain Anti-Takeover Provisions Included in the Company's Articles of Incorporation and Bylaws."

COMMITTEES

     The Board intends to establish an Executive Committee, a Compensation and Stock Option Committee, an Audit Committee, and a Nominating Committee prior to the consummation of the Offering.

     From time to time, the Board will delegate to the Executive Committee the power and authority to act on behalf of the Board. It is expected that Messrs. Burrell, Tomlinson and Lefcort will comprise the Executive Committee.

     The Compensation and Stock Option Committee will administer the Stock Option Plan including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the plan. The Compensation and Stock Option Committee will administer the Company's other compensation programs and perform such other duties as may from time to time be determined by the Board. It is expected that Messrs. Williams, Schwartz and Burrell will comprise the Compensation and Stock Option Committee.

     The Audit Committee will review the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financing controls. The Audit Committee will also examine and consider other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. It is expected that Messrs. Schwartz, Hershberg and Tomlinson will comprise the Audit Committee.

     The Nominating Committee will recommend nominees to fill vacancies on the Board, newly created directorships and expired terms of directors. It is expected that Messrs. Williams, Hershberg and Burrell will comprise the Nominating Committee.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives a $1,000 quarterly retainer and a $1,500 fee for attendance at each meeting of the Board. In addition, directors receive $500 for attendance at committee meetings of the Board. Directors are also reimbursed for travel expenses.

     Pursuant to the Stock Option Plan, the Board intends to adopt a formula plan for its non-employee directors (the "Formula Plan") prior to the consummation of this Offering. Under the Formula Plan, upon his election to the Board, an eligible non-employee director will receive an option to purchase 10,800 shares of Common Stock ("Initial Option"). The Initial Option will expire as follows: 3,600 shares on the first anniversary of the grant date, 3,600 on the second anniversary of the grant date and 3,600 on the third anniversary of the grant date. On the first anniversary of the date of the grant of his Initial Option, an eligible non-employee director who then owns 3,600 shares of Common Stock at the end of this twelve-month period will receive an option to purchase 3,600 additional shares of the Common Stock. On the second anniversary of the date of the grant of his Initial Option, an eligible non-employee director who has held a minimum of 3,600 shares of Common Stock throughout the entire preceding twelve-month period will receive an option to purchase 3,600 additional shares of Common Stock. On the third anniversary of the date of the Initial Option, an eligible non-employee director who has held a minimum of 3,600 shares of Common Stock throughout the entire preceding twelve-month period will receive an option to purchase an additional 3,600 shares of the Common Stock. The exercise price of each option will be 100% of the fair market value of the Common Stock on the date of grant of the option.

     All options granted under the Formula Plan are 100% vested on the date of the grant. Except for the Initial Option, the duration of an option granted under the Formula Plan is three years from the date of grant, or such shorter period as may result from death, disability, or termination of the services as a director of the non-employee director to whom the option is granted. The options are non-transferable other than by will or by the laws of descent and distribution.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Messrs. Burrell, Lefcort and Tomlinson participated in deliberations of the Board concerning executive officer compensation. In addition, the Founding Shareholders also participated in such deliberations until their resignation as members of the Board on November 22, 1996. See "Certain Transactions" for a description of certain payments made to the Founding Shareholders.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended December 31, 1996, 1995 and 1994, to the Company's Chief Executive Officer and to the other executive officers of the Company whose annual salary and bonuses exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                   ANNUAL COMPENSATION COMPENSATION
                                                   ------------------- -------------
                                                                          AWARDS
                                                                       -------------
                                                                        SECURITIES
                                                                        UNDERLYING
NAME AND                                            SALARY    BONUS    OPTIONS/SARS
PRINCIPAL POSITION                          YEAR     ($)       ($)         (#)
------------------------------------------- ------ --------- --------- -------------
Paul M. Burrell                             1996     368,208        --    39,000
 President and Chief Executive Officer(1)   1995     428,819        --        --
                                            1994     329,389        --        --
Robert A. Lefcort                           1996     128,077     9,574        --
 Executive Vice President                   1995     120,000    20,000        --
                                            1994     110,000   127,240        --
Robert E. Tomlinson                         1996     122,308    24,000    35,100
 Chief Financial Officer                    1995      90,000    20,700        --
                                            1994      67,560     6,000        --
James E. Money                              1996     160,208    45,231    31,200
 President, Tandem Division                 1995      99,079    22,000        --
                                            1994          --        --        --
Joseph F. Bello                             1996      92,418    10,000    19,500
 President, Synadyne Division(2)            1995      80,000       200        --
                                            1994      41,539    10,000        --

----------------
(1) Effective with the Reorganization, Mr. Burrell's salary was adjusted to $250,000 per annum plus bonus and benefits. See "--Employment Agreements."

(2) Mr. Bello served as President of the Synadyne Division until July 1997 and currently serves as Vice President--Mid Atlantic region, Synadyne.

     The following table contains information about stock option grants to Named Executive Officers during the fiscal year ended December 31, 1996.

                                                     INDIVIDUAL GRANTS
                         --------------------------------------------------------------------------
                                                                                                        POTENTIAL
                                                                                                        REALIZABLE
                                                                                                     VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                         NUMBER OF SECURITIES    % OF TOTAL OPTIONS    EXERCISE PRICE                  STOCK PRICE
                          UNDERLYING OPTIONS    GRANTED TO EMPLOYEES    OR BASE PRICE   EXPIRATION     APPRECIATION
NAME                          GRANTED(#)          IN FISCAL YEAR(1)     ($/SHARE)(1)       DATE      5%($)    10%($)
------------------------ ---------------------- ---------------------- ---------------- ----------- --------- --------
Paul M. Burrell   ......         39,000(3)               11.2                9.44         1/1/06      231,534   586,752
Robert A. Lefcort    ...             --                    --                  --             --           --        --
Robert E. Tomlinson  ...         35,100(3)               10.1                9.44         1/1/06      208,380   528,077
James E. Money    ......         31,200(3)                9.0                9.44         1/1/06      188,207   469,402
Joseph F. Bello   ......         19,500(3)                5.6                9.44         1/1/06      115,767   293,376

----------------
(1) Options were granted under a stock option plan initially adopted by OutSource International, Inc., an Illinois corporation ("OI"), which was merged with and into OutSource International of America, Inc., a Florida corporation and a wholly-owned subsidiary of the Company. The total options granted during the fiscal year ended December 31, 1996 and the exercise price per share have been adjusted to reflect the adoption of the OI stock option plan by the Company. See "--Stock Option Plan."

(2) Amounts reflect hypothetical gains that could be achieved for the options if they are exercised at the end of the option term. Those gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the option was granted through the expiration date.

(3) Options were granted on January 1, 1996 and vest and become exercisable in four equal annual installments beginning on January 1, 1997.

     The following table provides information about the number and value of options held by the Named Executive Officers at December 31, 1996. None of the Named Executive Officers exercised any options to purchase Common Stock during the fiscal year ended December 31, 1996.


                         FISCAL YEAR END OPTION VALUES


                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                        AT FY-END(#)                    AT FY-END($)(1)
                               -------------------------------   ------------------------------
NAME                           EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------   -------------   ---------------   -------------   --------------
Paul M. Burrell    .........       9,750           29,250           $9,458          $28,373
Robert A. Lefcort  .........        ----             ----             ----              ---
Robert E. Tomlinson   ......       8,775           26,325           $8,512          $25,535
James E. Money  ............       7,800           23,400           $7,566          $22,698
Joseph F. Bello    .........       4,875           14,625           $4,729          $14,186

----------------
(1) For purposes of determining the values of the options held by Named Executive Officers, the Company has assumed that Common Stock had a value of $10.41 per share on December 31, 1996, which is the estimated fair market value the Board had attributed to the Common Stock on such date. The option value is based on the difference between the fair market value of the shares on December 31, 1996 and the option exercise price per share, multiplied by the number of shares of Common Stock subject to the option. See Note 10 to the Company's Consolidated Financial Statements.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Mr. Burrell on February 21, 1997 and intends to enter into employment agreements with each of its other current executive officers effective as of March 3, 1997. Except as described below, these agreements generally contain the same terms and provide for a base salary, which is reviewed annually and may be increased by the Board or any committee designated by the Board to review such salary.

     Mr. Burrell's employment agreement is for successive one year periods. The other employment agreements may be terminated by either party at any time and continue in effect until terminated by either party in accordance with the terms thereof. In the event Mr. Burrell or another executive officer resigns without "good reason" or is terminated for "cause," compensation under such employment agreement will end. In the event that the Company terminates Mr. Burrell or another executive officer without cause or such officer resigns for good reason, the terminated officer will receive, among other things, severance compensation, including a multiple of the officer's annual base salary and bonus. In addition, all options and stock appreciation rights become immediately exercisable upon termination of employment and certain other unpaid awards made previously under any of the Company's compensation plans or programs immediately vest on the date of such termination.

     Severance provisions also apply if an executive officer is terminated within two years (three years in the case of Mr. Burrell) after the occurrence of a "change of control." A change of control includes: (i) the acquisition by an individual, group or entity of 15% or more of the then outstanding shares of capital stock or voting securities of the Company; (ii) incumbent members of the Board and individuals whose election to the Board was approved by a vote of the incumbent directors cease to constitute a majority of the Board; (iii) a reorganization, merger or consolidation in which all holders of then outstanding shares of capital stock and voting securities immediately prior to such event do not, following such event, own 60% of the outstanding shares of capital stock or voting securities; (iv) a complete liquidation or dissolution of the Company; or (v) a sale of substantially all of the assets of the Company to an unaffiliated third party.

     In the event the Company terminates an executive officer for any reason within two years (three years in the case of Mr. Burrell) following the occurrence of a change in control, or during such two or three-year period an executive officer resigns for good reason, such executive officer shall be entitled to receive on the date of such termination an amount equal to, among other things, a multiple of such executive officer's base salary and target bonus under the Company's bonus program as well as any other benefits to which any such employee would be entitled where termination was without cause or with good reason. In addition, the employment agreements contain confidentiality, noncompetition and nonsolicitation covenants during the period ending one year immediately following termination of an executive officer.

STOCK OPTION PLAN

     The Stock Option Plan provides for the grant of both nonstatutory stock options and stock options intended to be treated as incentive stock options within the meaning of Section 422 of the Code. The Stock Option Plan is intended to provide incentives to, and rewards for, certain eligible employees and non-employee directors of the Company who have contributed and will continue to contribute to the success of the Company. The Stock Option Plan was initially adopted in December 1995 by the Board of Directors of OutSource International, Inc., an Illinois corporation ("OI"), which was merged with and into OutSource International of America, Inc., a Florida corporation, a wholly owned subsidiary of the Company following consummation of the Reorganization.

     On January 1, 1996, OI granted options to purchase 815,860 shares of OI's common stock at an exercise price of $4.77 per share, which an independent appraiser determined to be the fair market value of OI's common stock on January 1, 1996, the date of grant. Following certain forfeitures, options to purchase 709,512 shares of OI common stock were outstanding on February 18, 1997. On that date, the Company adopted the Stock Option Plan and, pursuant to the terms of the Stock Option Plan, adjusted the number of shares of Common Stock subject to outstanding options to 352,527, and the exercise price of such options to $9.44 per share. The adjustment was made based upon the ratio of the fair market value of OI common stock to the fair market value of Common Stock, as determined by an independent appraiser as of the date of grant.

     On March 12, 1997, the Board granted options to purchase an additional 221,473 shares of Common Stock of which an aggregate of 21,873 options were granted to Named Executive Officers. The exercise price of the options granted on March 12, 1997 was $10.38 per share. The options vest and become exercisable in four equal annual installments commencing on March 12, 1998. The total number of shares of Common Stock reserved for issuance under the Stock Option Plan is 1,144,000, of which 570,439 shares (following certain forfeitures) remain available for issuance. See Note 10 to the Company's Consolidated Financial Statements.

     The Compensation and Stock Option Committee is authorized to administer the Stock Option Plan, including the selection of employees of the Company to whom options may be granted and the terms of each option grant. The duration of an option granted under the Stock Option Plan is ten years from the date of grant, or such shorter period as may be determined by the Compensation and Stock Option Committee at the time of grant, or as may result from the death, disability, or termination of the employment of the employee to whom the option is granted.

     Incentive stock options granted under the Stock Option Plan are non-transferable other than by will or by the laws of descent and distribution. The Stock Option Plan may be amended at any time by the Board, although the Board may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. The Stock Option Plan terminates in 2007.

WARRANTS

     In connection with the issuance of the Senior Notes, the Company issued the Initial Warrants to the Senior Note Holders and placed the Additional Warrants in escrow, pending release to either certain shareholders of the Company or the Senior Note Holders, based upon the achievement by the Company of certain specified performance criteria. The Initial Warrants are currently exercisable at an exercise price of $.014 per share and expire on February 20, 2002.

     Following the successful consummation of certain acquisitions by the Company, 198,981 Additional Warrants were released from escrow in April 1997 and distributed to certain shareholders of the Company. The remaining 432,186 Additional Warrants will be released to the certain shareholders of the Company or the Senior Note Holders no later than February 1999. The Additional Warrants are exercisable upon release from escrow at an exercise price of $.014 per share and expire on February 20, 2002. If the Company does not consummate an initial public offering in which the net proceeds received by the Company equal or exceed $25.0 million (at a minimum offering price of $12.41 per share) prior to February 20, 2001, the holders of the Warrants have a right to require the Company to repurchase the unexercised portion of the Warrants and the Warrant Shares purchased upon exercise of the Warrants at fair market value (the "Put Right"). The Company has granted the holders of the Warrants demand and piggyback registration rights with respect to the Warrant Shares. See "Shares Eligible For Future Sale."

                              CERTAIN TRANSACTIONS

ACQUISITIONS

     Effective January 1, 1995, the Company entered into an asset purchase agreement with All Temps, Inc. ("All Temps") pursuant to which the Company acquired certain of the assets of All Temps, a former franchise of the Company, and the parties terminated their franchise agreement. The Founding Shareholders are the principal shareholders of All Temps. Under the terms of the asset purchase agreement, as amended, the Company: (i) paid $1,229,043 in cash; and
(ii) delivered a promissory note in an amount equal to 2.1875% of the gross profits earned through December 31, 1999 by all present and future Tandem offices in Los Angeles and Orange Counties, California, with annual minimum payments of $40,000 and a minimum aggregate payment of $150,000.

     Effective June 4, 1995, the Company entered into an asset purchase agreement to acquire certain assets of WAD, Inc. ("WAD"), a former franchise of the Company, and the parties terminated their franchise agreements. Mr. Paul M. Burrell, the Company's President, Chief Executive Officer and Chairman of the Board and Mr. Robert A. Lefcort, the Company's Executive Vice President, Secretary and a Director of the Company, are the shareholders of WAD. Under the terms of the asset purchase agreement, as amended, the purchase price was set at $976,076, and the Company (i) paid $235,094 in cash and (ii) delivered a promissory note in the aggregate principal amount of $731,982, bearing interest at the rate of 10% per annum, $331,982 of which was paid on February 24, 1997 with the remaining principal and interest payable in eight quarterly installments commencing on May 1, 1997. The Company intends to use a portion of the proceeds of the Offering to repay this indebtedness. See "Use of Proceeds."

     Effective April 1, 1996, the Company entered into an asset purchase agreement with Payray, Inc. ("PRI"), Tri-Temps, Inc. ("TTI") (collectively, the "Morelli Sellers"), Employees Unlimited, Inc. ("EUI") and Raymond S. Morelli, pursuant to which the Company acquired substantially all of the assets of PRI and TTI. In connection with the acquisition of the assets of the Morelli Sellers, the Company acquired eight of its flexible industrial staffing franchise offices, four in Illinois and four in Wisconsin by terminating franchise agreements with TTI and EUI. Raymond S. Morelli, a shareholder of the Company and the son of Louis A. Morelli, a Founding Shareholder, is the principal shareholder of each of the Morelli Sellers and EUI. Under the terms of the asset purchase agreement, as amended, the Company: (i) paid approximately $2.3 million in cash and (ii) delivered promissory notes in the aggregate principal amount of approximately $2.6 million, payable in 48 monthly installments commencing April 1, 1997 and accruing interest at the rate of 14% per annum. The Company intends to use a portion of the proceeds of the Offering to repay this indebtedness. See "Use of Proceeds."

     Effective June 10, 1996, the Company entered into an asset purchase agreement, as amended, with Temp Aid, Inc. ("Temp Aid") pursuant to which the Company acquired substantially all of the assets of Temp Aid, a franchise, for $26,370. The principal shareholders of Temp Aid are Matthew Schubert, a shareholder of the Company and the son of Lawrence H. Schubert, a Founding Shareholder, Louis J. Morelli, the son of Louis A. Morelli, a Founding Shareholder, and John Janisch, the son-in-law of Louis A. Morelli.

     The purchase price with respect to each of the acquisitions described above was determined by arms-length negotiations based upon the sale price of comparable companies. Mr. Burrell made such determination for the Company with respect to the acquisitions of All Temps, PRI, TTI and Temp Aid. The Founding Shareholders made such determination with respect to WAD.

WORKING CAPITAL LOANS

     Certain shareholders, relatives of such shareholders and executive officers have made working capital loans to the Company from time to time. This indebtedness bears interest at an annual rate of 21% and is subordinated to the repayment of the Revolving Facility and the Senior Notes. As of

December 31, 1994, 1995 and 1996, the Company was indebted with respect to such working capital loans: (i) in an aggregate principal amount of $170,019, $222,124, and $726,192, respectively, to Mr. Burrell and certain relatives of Mr. Burrell; (ii) in an aggregate principal amount of $0, $0, and $200,000 respectively, to Mr. Tomlinson; (iii) in an aggregate principal amount of $200,000, $200,000 and $325,000, respectively, to Mr. Louis A. Morelli and certain of his relatives; and (iv) in an aggregate principal amount of $0, $0 and $50,000, respectively, to Mr. Robert J. Mitchell. The Company intends to use a portion of the proceeds from this Offering to repay $1,200,000 of this indebtedness currently outstanding. See "Use of Proceeds."

REORGANIZATION

     In connection with the Reorganization, the Company issued promissory notes in the aggregate principal amount of $1.7 million to the following shareholders of the Company: (i) Mr. Lawrence H. Schubert, in the principal amount of $407,000; (ii) Mrs. Nadya I. Schubert, in the principal amount of $408,000;
(iii) Mr. Alan E. Schubert, in the principal amount of $605,000; and (iv) Mr. Burrell, in the principal amount of $325,000. This indebtedness bears interest at an annual rate of 10% and is subordinated to the payment of the Revolving Facility and the Senior Notes. The Company intends to use a portion of the proceeds from this Offering to repay $1,685,000 of this indebtedness currently outstanding. See "Use of Proceeds."

     The Subsidiaries' Shareholders contributed approximately $4.3 million in outstanding promissory notes issued on December 31, 1996 to the capitalization of the Company. On February 20, 1997, certain of the Subsidiaries declared a dividend to the Subsidiaries' Shareholders of previously taxed, but undistributed S corporation earnings, in the aggregate amount of approximately $9.1 million, subject to adjustment based upon the final determination of taxable income (the "S Corporation Distribution"). Substantially all of the S Corporation Distribution was paid in cash immediately following the Reorganization. The Subsidiaries' Shareholders used a portion of the S Corporation Distribution to repay approximately $4.3 million in outstanding debt owed to the Company for promissory notes issued on December 31, 1996. Included in such indebtedness were promissory notes issued by the following officers and directors of the Company: (i) Mr. Burrell, in the principal amount of approximately $417,000 and (ii) Mr. Lefcort, in the principal amount of approximately $130,000. This indebtedness bore interest at the annual rate of 10% and was payable on demand. See "Description of Securities--
Reorganization" and Note 1 to the Company's Consolidated Financial Statements.

     At the time of the Reorganization, the Company also decided to purchase certain real property used in its operations from certain related parties who had previously leased such property to the Company. A Subsidiary of the Company has entered into a contract to purchase a residential condominium in Boca Raton, Florida from Mr. Burrell for $100,000. That condominium is used to house visiting Company employees and clients and was previously leased from Mr. Burrell. The property was independently appraised at $99,000 by Ross Realty and Appraisal. That transaction is expected to close in July 1997.

     On June 13, 1997, a Subsidiary of the Company purchased certain commercial property in Chicago, Illinois from Mr. Burrell, which had previously been leased by the Company (Mr. Burrell held title to such property as an accommodation to SMSB). The purchase price of $430,000 was negotiated between the Company and Mr. Burrell and was less than the $460,000 independent appraisal which the Company obtained from Norbert L. Gold, Real Estate Appraiser.

     The Company is a guarantor under a first mortgage on its former national office and support center in Boca Raton, Florida, which property is currently leased from SMSB. The limited partners of SMSB are the Founding Shareholders and Mr. Burrell. Mr. Robert E. Tomlinson, the Treasurer, Chief Financial Officer and a director of the Company, is the chief financial officer of SMSB. Mr. Burrell and the Founding Shareholders are also the shareholders of SMSB Incorporated, SMSB's corporate general partner. As a result of the Company's purchase of certain assets from Labor World USA, Inc. (an inactive affiliate of the Company), the Company may also be contingently liable under a second mortgage held by an unrelated third party on such property. As of March 31, 1997, the amount of the second mortgage was approximately $0.6 million. SMSB is a co-maker of the second mortgage note and has made the monthly payments on that note since its execution. SMSB is attempting to sell the Boca Raton office building and, upon such sale, intends that the Company's obligations under these mortgages and its lease will be terminated. The assets and liabilities of SMSB, including the previously discussed mortgages, are consolidated in the Company's consolidated financial statements due to the control exercised by the Company over the assets of SMSB. See Note 1 and Note 5 to the Company's Consolidated Financial Statements.

     The Company also leases warehouse storage space from TMT Properties, Inc., a company controlled by Mr. Burrell, on a month-to-month basis for $1,468 per month.

FRANCHISE ROYALTIES

     Certain entities owned by shareholders and executive officers of the Company have entered into franchise agreements with the Company. During 1994, the Company was paid an aggregate of $631,486 in franchise royalties from the following franchise associates pursuant to these agreements: EUI and TTI, All Temps, WAD, and LM Investors, Inc. ("LM"), an entity owned by Messrs. Matthew Schubert and Louis J. Morelli, the son of Louis A. Morelli, a Founding Shareholder. During 1995, the Company was paid an aggregate of $547,477 in franchise royalties from the following franchise associates pursuant to these agreements: EUI, TTI, WAD, LM, and Temp Aid. During 1996, the Company was paid an aggregate of $684,122 from the following franchise associates pursuant to these agreements: EUI, TTI, LM, Temp Aid and All Staff Temps, Inc. ("AST"), an entity whose principal shareholder is Raymond S. Morelli.

FRANCHISE PEO SERVICES

     During 1994, the Company received revenues of $5,551,806 for the provision of PEO services to All Temps. During 1995 the Company received revenues of $4,466,241 for the provision of PEO services to PRI, TTI and LM. During 1996, the Company received revenues of $13,505,481 for the provision of PEO services to PRI, TTI, LM and AST. These revenues consisted of payroll, statutory employee benefits plus an administrative fee, and resulted in gross profit to the Company of approximately $53,000, $42,000 and $203,000 in 1994, 1995 and 1996, respectively.

FOUNDER SALARIES

     Each of the Founding Shareholders received compensation during the fiscal years ended 1994, 1995, 1996 and the three months ended March 31, 1997. Mr. Alan E. Schubert received $744,506 in 1994, $616,980 in 1995, $570,721 in 1996,
and $86,000 for the three months ended March 31, 1997. Mr. Louis A. Morelli received $573,374 in 1994, $689,050 in 1995, $848,011 in 1996, and $86,000 for
the three months ended March 31, 1997. Mr. Lawrence H. Schubert received $597,625 in 1994, $636,499 in 1995, $532,260 in 1996, and $89,000 for the three months ended March 31, 1997. Prior to their resignations from the Board in November 1996, as the principal shareholders of the Subsidiaries, the Founding Shareholders provided day-to-day operational supervision and ultimate control over each of the Subsidiaries. Following the Reorganization, the Company discontinued payment of compensation to the Founding Shareholders. See "Description of Securities--Reorganization."

LEGAL FEES.

     Mr. Louis J. Morelli, a shareholder of the Company, received legal fees for services rendered to the Company during the years ended December 31, 1994, 1995 and 1996, and the three months ended March 31, 1997, in the approximate amounts of $131,000, $52,000, $80,000, and $50,000, respectively. In 1996, the
Company advanced $4,645 in legal fees to Mr. Lefcort in connection with the transfer of Common Stock to his family trust.

CONSULTING FEES

     During 1996, Mr. David S. Hershberg, a director nominee of the Company, received $37,500 in consulting fees for services rendered in connection with the Investigation. See "Business--Legal Proceedings."

CLOSING FEE

     Triumph and Bachow received closing fees of $210,000 and $165,000, respectively, in connection with the issuance of the Senior Notes in February 1997. Mr. Richard J. Williams, a director of the Company, serves as a Managing Director of Triumph and Mr. Samuel H. Schwartz, a director of the Company, serves as a Vice President of Bachow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus and as adjusted at that date to reflect the sale of Common Stock offered by the Company hereby, information with respect to the beneficial ownership of the Company's Common Stock by: (i) each Selling Shareholder; (ii) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Company's Common Stock; (iii) each director and director nominee of the Company; (iv) the Company's Named Executive Officers; and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders named in this table: (a) has sole voting and investment power with respect to all shares of Common Stock beneficially owned; and (b) has the same address as the Company. This table does not include warrants to purchase 432,186 shares, currently held in escrow, but immediately exercisable upon release from escrow. See "Management--Warrants."

                                                           BEFORE OFFERING                          AFTER OFFERING(1) -
                                                   -------------------------------  NUMBER OF      -------------------
                                                      NUMBER OF                    SHARES BEING  NUMBER OF
NAME/ADDRESS                                            SHARES           PERCENT    OFFERED(1)     SHARES    PERCENT
-------------------------------------------------  -------------------   --------- ------------- ----------- --------
Paul M. Burrell    ..............................       5,727,246(2)       95.0       700,000      5,027,246   55.7
Richard J. Williams(3)   ........................       5,152,380(4)       86.0       700,000      4,452,380   49.5
Alan E. Schubert   ..............................       2,273,520(5)       37.5       233,333      2,040,187   22.5
Lawrence H. Schubert  ...........................       1,222,484(6)       20.3       233,334        989,150   11.0
Nadya I. Schubert  ..............................       1,222,484(7)       20.3       233,334        989,150   11.0
Louis A. Morelli   ..............................         935,008(8)       15.5       233,333        701,675    7.8
Lawrence H. Schubert Revocable Trust    .........         578,379(9)        9.6       116,667        461,712    5.1
Nadya I. Schubert Revocable Trust    ............         578,379(10)       9.6       116,667        461,712    5.1
Susan Burrell   .................................         574,866(11)       9.5            --        574,866    6.4
Triumph-Connecticut Limited Partnership(12)   ...         484,494(13)       7.5            --        484,494    5.1
Matthew B. Schubert   ...........................         419,105(14)       7.0            --        419,105    4.7
Bachow Investment Partners III, L.P.(15)   ......         380,674(16)       6.0            --        380,674    4.1
Jason Schubert OutSource Trust    ...............         355,303(17)       5.9            --        355,303    3.9
Matthew Schubert OutSource Trust  ...............         291,502(18)       4.9            --        291,502    3.2
Margaret Ann Janisch  ...........................         298,593(19)       5.0            --        289,593    3.3
Robert A. Lefcort  ..............................         197,199(20)       3.3            --        197,199    2.2
Robert E. Tomlinson   ...........................           8,775(21)         *            --          8,775      *
James E. Money  .................................           7,800(22)         *            --          7,800      *
Joseph F. Bello    ..............................           4,875(23)         *            --          4,875      *
Samuel H. Schwartz(24)   ........................              --            --            --             --     --
David S. Hershberg(25)   ........................              --            --            --             --     --
All directors and executive officers as a group
 (7 persons)    .................................       5,943,945(26)      98.2       700,000      5,243,945   57.9

----------------
  *  Less than 1%

 (1) Assumes that the Underwriters' over-allotment option is not exercised.

 (2) Represents: (i) 50,050 shares held of record by Paul M. Burrell; (ii) 50,050 shares held of record by Susan Burrell, Mr. Burrell's wife; (iii) 441,994 shares held of record by Mr. and Mrs. Burrell as tenants by the entirety; (iv) 5,152,380 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust; (v) the presently exercisable right to exercise a warrant to purchase 23,022 shares; and (vi) the presently exercisable right to exercise an option to purchase 9,750 shares. Does not include 108,280 shares held as of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust. See "Management--Voting Trust and Shareholders' Agreement."

 (3) Mr. Williams' address is Triumph Capital Group, Inc., 60 State Street, 21st Floor, Boston, Massachusetts 02109.

 (4) Represents 5,152,380 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust. See "Management--Voting Trust and Shareholders' Agreement."

 (5) Represents: (i) 1,574,860 shares held of record by Messrs. Burrell and Williams as Trustees for Alan E. Schubert under the Voting Trust; (ii) 343,981 shares held of record by Messrs. Burrell and Williams as Trustees for Alan E. Schubert and Matthew B. Schubert as Trustees of the Jason Schubert OutSource Trust under the Voting Trust; (iii) 282,210 shares held of record by Messrs. Burrell and Williams as Trustees for Alan E. Schubert and Jason D. Schubert as Trustees of the Matthew Schubert OutSource Trust under the Voting Trust; and (iv) presently exercisable warrants to purchase 51,855, 11,322 and 9,292 shares by Alan E. Schubert, the Jason Schubert OutSource Trust, and the Matthew Schubert OutSource Trust, respectively.

 (6) Represents: (i) 559,933 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert as Trustee of the Lawrence
     H. Schubert Revocable Trust under the Voting Trust; (ii) 559,933 shares held of record by Messrs. Burrell and Williams as Trustees for Nadya I. Schubert, Mr. Schubert's wife, as Trustee of the Nadya I. Schubert

     Revocable Trust under the Voting Trust; (iii) 63,637 shares held of record by Nadya I. Schubert as co-trustee of the Robert A. Lefcort Irrevocable Trust; and (iv) the presently exercisable warrants to purchase 18,446, 18,446 and 2,089 shares held by the Lawrence H. Schubert Revocable Trust, the Nadya I. Schubert Revocable Trust, and the Robert A. Lefcort Irrevocable Trust, respectively.

 (7) Represents: (i) 559,933 shares held of record by Messrs. Burrell and Williams as Trustees for Nadya I. Schubert as Trustee of the Nadya I. Schubert Revocable Trust under the Voting Trust; (ii) 559,933 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert, Mrs. Schubert's husband, as Trustee of the Lawrence H. Schubert Revocable Trust under the Voting Trust; (iii) 63,637 shares held of record by Nadya I. Schubert and Robert A. Lefcort as Co-Trustees of the Robert A. Lefcort Irrevocable Trust; and (iv) presently exercisable warrants to purchase 18,446, 18,446 and 2,089 shares held by the Nadya I. Schubert Revocable Trust, the Lawrence H. Schubert Revocable Trust, and the Robert
     A. Lefcort Irrevocable Trust, respectively.

 (8) Represents: (i) 781,181 shares held of record by Messrs. Burrell and Williams as Trustees for Louis A. Morelli under the Voting Trust; (ii) 61,853 held of record by Messrs. Burrell and Williams as Trustees for Louis A. Morelli as Trustee of the Louis J. Morelli S-Stock Trust under the Voting Trust; (iii) 62,166 shares of record by Messrs. Burrell and Williams as Trustees for Louis A. Morelli as Trustee of the Margaret Ann Janisch S-Stock Trust under the Voting Trust; and (iv) presently exercisable warrants to purchase 25,729, 2,030 and 2,049 shares held by Louis A. Morelli, the Louis J. Morelli S-Stock Trust, and the Margaret Ann Janisch S-Stock Trust, respectively.

 (9) Represents 559,933 shares held of record and a presently exercisable warrant to purchase 18,446 shares.

(10) Represents 559,933 shares held of record and a presently exercisable warrant to purchase 18,446 shares.

(11) Represents: (i) 50,050 shares held of record by Susan Burrell; (ii) 50,050 shares held of record by Paul M. Burrell, Mrs. Burrell's husband; (iii) 441,994 shares held of record by Mr. and Mrs. Burrell as tenants by the entirety; (iv) the presently exercisable right of Mr. Burrell to exercise a warrant to purchase 23,022 shares; and (v) the presently exercisable right of Mr. Burrell to exercise an option to purchase 9,750 shares. Does not include 108,280 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust and 5,152,380 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust. See "Management-Voting Trust and Shareholders' Agreement."

(12) The address of Triumph-Connecticut Limited Partnership is 60 State Street, 21st Floor, Boston, Massachusetts 02109.

(13) Represents a presently exercisable warrant to purchase 484,494 shares.

(14) Represents: (i) 61,772 shares held of record by Messrs. Burrell and Williams as Trustees for Matthew Schubert under the Voting Trust; (ii) 343,981 shares held of record by Messrs. Burrell and Williams as Trustees for Matthew Schubert and Alan E. Schubert as Trustees of the Jason Schubert OutSource Trust under the Voting Trust; and (iii) presently exercisable warrants to purchase 2,030 and 11,322 shares held by Matthew Schubert and the Jason Schubert OutSource Trust, respectively.

(15) The address of Bachow Investment Partners, L.P. is 3 Bala Plaza East, 5th Floor, Bala Cynwyd, Pennsylvania 19004.

(16) Represents a presently exercisable warrant to purchase 380,674 shares.

(17) Represents 343,981 shares held of record and a presently exercisable warrant to purchase 11,322 shares.

(18) Represents 282,210 shares held of record and a presently exercisable warrant to purchase 9,292 shares.

(19) Represents: (i) 289,082 shares held of record by Messrs. Burrell and Williams as Trustees for Margaret Ann Janisch under the Voting Trust; and
     (ii) a presently exercisable warrant to purchase 9,511 shares.

(20) Represents: (i) 127,275 shares held of record; (ii) 63,637 shares held as co-trustee of the Robert A. Lefcort Irrevocable Trust; (iii) presently exercisable warrants to purchase 4,198 and 2,089 shares held by Mr. Lefcort and the Robert A. Lefcort Irrevocable Trust, respectively.

(21) Represents a presently exercisable option to purchase 8,775 shares.

(22) Represents a presently exercisable option to purchase 7,800 shares.

(23) Represents a presently exercisable option to purchase 4,875 shares.

(24) Mr. Schwartz' address is Bachow & Associates, 3 Bala Plaza East, 5th Floor, Bala Cynwyd, Pennsylvania 19004.

(25) Mr. Hershberg's address is IBM Corporation, Old Orchard Rd, Armonk, NY
     10504

(26) Represents: (i) 50,050 shares held of record by Paul M. Burrell; (ii) 50,050 shares held of record by Mrs. Burrell; (iii) 441,994 shares held of record by Mr. and Mrs. Burrell as tenants by the entirety; (iv) 5,152,380 shares held of record by Mr. Paul M. Burrell and Mr. Richard J. Williams as Trustees under the Voting Trust; (v) the presently exercisable right by Mr. Burrell to exercise a warrant to purchase 23,022 shares; (vi) the presently exercisable right by Mr. Burrell to exercise an option to purchase 9,750 shares; (vii) 127,275 shares held of record by Mr. Lefcort;
     (viii) 63,637 shares held by Mr. Lefcort as co-trustee of the Robert A. Lefcort Irrevocable Trust; (ix) the presently exercisable right by Mr. Lefcort to exercise warrants to purchase 4,198 and 2,089 shares held by Mr. Lefcort and the Robert A. Lefcort Irrevocable Trust, respectively; and
     (x) the presently exercisable right by Mr. Tomlinson, Mr. Money and Mr. Mitchell to exercise options to purchase 8,775, 7,800 and 2,925 shares, respectively. Does not include 108,280 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust.

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock having a par value of $.001 per share and 10,000,000 shares of Preferred Stock having a par value of $.001 per share ("Preferred Stock"). As of the date of this Prospectus, 5,993,666 shares of Common Stock and no shares of Preferred Stock were outstanding. An additional 573,561 shares of Common Stock may be issued upon the exercise of outstanding stock options and an additional 1,496,335 shares of Common Stock upon the exercise of outstanding warrants.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, subject to the provisions of the Voting Trust and the Shareholders' Agreement, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company. See "Management--Voting Trust and Shareholders' Agreement."

     Pursuant to the terms of the Shareholders' Agreement, the Existing Shareholders and the Senior Note Holders have pre-emptive rights to purchase a pro rata portion of securities the Company may issue and sell from time to time excluding: (i) Common Stock in an underwritten public offering; (ii) securities issued in connection with a business acquisition; (iii) the Warrant Shares; and
(iv) certain options to purchase Common Stock. See "Management--Voting Trust and Shareholders' Agreement."

     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board. Dividends are payable only out of funds legally available for the payment of dividends. The Board is not required to declare dividends, and it currently expects to retain earnings to finance the development of the Company's business. See "Dividend Policy."

     Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any. Holders of Common Stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

     Immediately prior to the closing of the Offering, the Company will effectuate a reverse stock split pursuant to which each then issued and outstanding share of Common Stock will be converted into approximately 0.715 shares of Common Stock.

PREFERRED STOCK

     The Articles permit the Board to issue shares of Preferred Stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board elect to exercise this authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The Board currently has no plans to issue any shares of Preferred Stock. See "--Shareholder Rights Plan." The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

REORGANIZATION

     On February 21, 1997, the Company consummated a Reorganization involving the Subsidiaries: OutSource International of America, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., OutSource Franchising, Inc., Capital Staffing Fund, Inc., and Employees Insurance Services, Inc. and the Subsidiaries' Shareholders. Pursuant to the terms of the

Reorganization, the Company acquired all of the outstanding capital stock of the Subsidiaries from the Subsidiaries' Shareholders in exchange for the issuance of 5,993,666 shares of Common Stock to those shareholders, and the payment of approximately $5.7 million in cash and the issuance of promissory notes in the aggregate principal amount of approximately $1.4 million to certain of those shareholders. In connection with the Reorganization, the Subsidiaries' Shareholders contributed approximately $4.3 million in outstanding promissory notes to the capitalization of the Company. As a result of the Reorganization, the Subsidiaries became wholly-owned by the Company and the Subsidiaries' Shareholders owned Common Stock in approximately the same proportion as the capital stock of the Subsidiaries owned by them immediately prior to the Reorganization. See Note 1 to the Company's Consolidated Financial Statements.

     Prior to the Reorganization, each Subsidiary had been treated for federal and state income tax purposes as an S corporation under Subchapter S of the Code, and comparable provisions of state income tax laws. As a result, earnings were taxed for federal and certain state income tax purposes directly to the Subsidiaries' Shareholders. As of February 21, 1997, the Company became responsible for the payment of state and federal income taxes on earnings. On February 20, 1997, certain of the Subsidiaries declared a dividend to the Subsidiaries' Shareholders of the S Corporation Distribution. Substantially all of the S Corporation Distribution was paid in cash immediately following the Reorganization. The Subsidiaries' Shareholders used a portion of the S Corporation Distribution to repay approximately $4.3 million in outstanding debt owed to the Company. For purposes of this Prospectus, references to the Company's subchapter S corporation status refers to the S corporation status of each of the Subsidiaries, and the termination of the Company's S corporation status refers to termination of the S corporation status of each of the Subsidiaries. See "Certain Transactions" and Note 1 to the Company's Consolidated Financial Statements.

CERTAIN ANTI-TAKEOVER PROVISIONS INCLUDED IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     Prior to the closing of the Offering, the Company will amend its Articles and Bylaws as described below. The following is qualified in its entirety by reference to the Amended Articles and the Amended Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part. The Amended Articles and Bylaws will provide for a classified Board. The directors will be divided into three classes, as nearly equal in number as possible. The directors will be elected for three-year terms, which are staggered so that the terms of approximately one-third of the directors expire each year. The Amended Articles will permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least 60% of the outstanding shares entitled to vote for the election of directors (the "Voting Stock"). The Amended Articles will provide that any vacancy on the Board may be filled only by the remaining directors then in office. The Amended Articles will also contain provisions which require: (i) the affirmative vote of 60% of the Voting Stock to amend the Articles or Bylaws; and (ii) the demand of not less than 50% of all votes entitled to be cast on any issue to be considered at a proposed special meeting to call a special meeting of shareholders. The Amended Bylaws will establish an advance notice procedure for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholder meetings.

     The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below, may make it more difficult for persons, without the approval of the Board, to make a tender offer or acquire substantial amounts of the Common Stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

     The FBCA prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and (iii) more than a majority of such voting power. The Amended Articles authorize the Company, under certain circumstances, to redeem shares acquired in a control share acquisition.

SHAREHOLDER RIGHTS PLAN

     Prior to the closing of the Offering, the Company will adopt a Shareholder Protection Rights Agreement (the "Rights Agreement"). The Company anticipates that the terms of the Rights Agreement will be substantially as described herein, subject to such changes as may result from negotiations between the Company and the Rights Agent selected by the Company to administer the Rights Agreement. Pursuant to the terms of the Rights Agreement, preferred stock purchase rights (the "Rights") will be distributed, as a dividend, to holders of record of shares of Common Stock as of the date the Company enters into the Rights Agreement ("Record Date"), at a rate of one Right for each share of the Company's Common Stock held on the Record Date. Rights will also be attached to all shares of Common Stock issued on or after the Record Date. Each Right will entitle its holder to purchase from the Company, after the Separation Time (as defined below), one one-hundredth of a share of Preferred Stock, par value $0.001 per share, for a price to be determined by the Board at a later date (the "Exercise Price"), subject to adjustment. The Rights will expire on the close of business on the tenth anniversary of the Record Date unless earlier terminated by the Company.

     Initially, the Rights will be attached to all Common Stock certificates, and the Rights will automatically trade with shares of Common Stock. However, ten business days after a person or group announces an offer the consummation of which would result in such person or group owning 15% or more of the Common Stock (the "Acquiring Person"), or the first date of a public announcement that a person or group has acquired 15% or more of the Common Stock (the "Separation Time"), the Rights will become exercisable, and separate certificates representing the Rights will be issued.

     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its affiliates and associates (which will thereafter be void), will have the right to receive, upon exercise of each Right, that number of shares of Company Stock having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of a person becoming an Acquiring Person, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price.

     At any time after an Acquiring Person crosses the 15% threshold and prior to the acquisition by such person of 50 percent or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Share of Common Stock per Right.

     The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company in a manner or on terms not approved by the Board. The Rights, however, should not deter any prospective offeror willing to negotiate in good faith with the Board, nor should the Rights interfere with any merger or other business combination approved by the Board.

TRANSFER AGENT AND REGISTRAR

     BankBoston, N.A. (Massachusetts) has been appointed the transfer agent and registrar for the Common Stock. Its address is 150 Royall Street, Canton, Massachusetts 02021.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have 8,993,666 shares of Common Stock outstanding (9,548,666 shares of Common Stock if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,700,000 shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining 5,293,666 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold:
(i) pursuant to an effective registration under the Securities Act; (ii) in compliance with the exemption provisions of Rule 144; or (iii) pursuant to another exemption under the Securities Act. These restricted shares will be eligible for sale under Rule 144 (subject to certain recurring three-month volume limitations prescribed by Rule 144 and the lock-up arrangements with the Underwriters described in the following paragraph) commencing on February 21, 1998.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if Common Stock is quoted on the Nasdaq National Market, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     The Existing Shareholders, who will beneficially own (excluding options and Warrants) an aggregate of 5,293,666 shares of Common Stock upon consummation of the Offering (4,738,666 if the Underwriters' over-allotment option is exercised in full), have agreed with the Underwriters not to sell or otherwise dispose of any of those shares of Common Stock for a period of 180 days after the date of this Prospectus without the written consent of Smith Barney Inc., one of the Representatives of the Underwriters. Smith Barney Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-up Agreements.

     The Company has reserved 1,144,000 shares of Common Stock for issuance under the Stock Option Plan. As of the date of this Prospectus, options to purchase up to 573,561 shares of Common Stock have been granted and are outstanding under the Stock Option Plan. The Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the Stock Option Plan, thereby permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. See "Management--Stock Option Plan."

     After the consummation of this Offering, the Company has agreed, upon demand, to register up to 1,496,335 Warrant Shares, subject to certain terms and conditions of a registration rights agreement. The Company has also agreed to include the Warrant Shares and shares of Common Stock owned by the Existing Shareholders in certain registration statements under the Securities Act which may be filed by the Company with respect to an offering of Common Stock for its own account or the account of any of its shareholders. See "Management--Warrants."

     No prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                  UNDERWRITING

     Under the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Shareholders have agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.


                                                               NUMBER OF
UNDERWRITER                                                    SHARES
------------------------------------------------------------   ----------
Smith Barney Inc.    .......................................
Robert W. Baird & Co. Incorporated  ........................
Donaldson, Lufkin & Jenrette Securities Corporation   ......
                                                               ----------
  Total  ...................................................
                                                               ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc., Robert W. Baird & Co. Incorporated, and Donaldson, Lufkin & Jenrette Securities Corporation are acting as Representatives (the "Representatives"), propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part of the shares of Common Stock to certain dealers at a price which represents a concession not in excess of $ per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering, the public offering price, such concessions and other selling terms may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 555,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares in such table.

     In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Stock than the total amount shown on the list of Underwriters which appears above) and may effect transactions which stablilize, maintain or otherwise affect the market price of Common Stock at levels above those which might otherwise pervail in the open market. Such transactions may include placing bids for Common Stock or effecting purchases of Common Stock for the purpose of pegging, fixing or maintaining the price of Common Stock or for purpose of reducing a syndicate short position created in connection with the Offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Common Stock in the open market for the account of the underwriting syndicate and Common Stock purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Common Stock in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Common Stock in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time. In addition, a syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases.

     The Company, its officers, directors and the Existing Shareholders, who will beneficially own (excluding options and Warrants) an aggregate of 5,293,666 shares of Common Stock upon consummation of the Offering (4,738,666 if the Underwriters' over-allotment option is exercised in full) have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock.

     At the Company's request, the Representatives have agreed to reserve up to 185,000 shares of Common Stock for sale at the public offering price to Company employees and other persons having certain business relationships with the Company. The number of shares available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     Prior to the Offering, there has not been any public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in this Offering has been determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors considered in determining such price were the history of and the prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On March 4, 1996, the Board approved the dismissal of McGladrey & Pullen, LLP and approved the appointment of Deloitte & Touche LLP as the Company's independent auditors.

     During the year ended December 31, 1994 and subsequently through the date of dismissal there was no disagreement between the Company and McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of McGladrey & Pullen, LLP would have caused McGladrey & Pullen, LLP to make reference to the subject matter of such disagreement in connection with their report. The report of McGladrey & Pullen, LLP on the Company's consolidated financial statements for the year ended December 31, 1994 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

                                    EXPERTS

     The consolidated financial statements of OutSource International, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for the years then ended included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of OutSource International, Inc. and Subsidiaries for the year ended December 31, 1994 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of Payray, Inc. and Tri-Temps, Inc. as of December 31, 1995 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of CST Services Inc., as of December 31, 1994 and 1995 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Standby Personnel of Colorado Springs, Inc. as of December 31, 1996 and for the year then ended and of Stand-By, Inc. as of September 30, 1996 and for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Superior Temporaries, Inc. as of December 31, 1995 and 1996 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     Certain legal matters with respect to the Offering will be passed upon for the Company by the law firm of Holland & Knight LLP, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301. Certain legal matters will be passed upon for the Underwriters by Steel Hector & Davis LLP, 200 South Biscayne Boulevard, Suite 4000, Miami, Florida 33131. Certain legal matters with respect to the Offering will be passed upon for the Selling Shareholders by Bell Boyd & Lloyd, Suite 3300, 70 West Madison Street, Chicago, Illinois 60607.


                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public

Reference Section of the Commission located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission with a Web site address of http://www.sec.gov.

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                            ------
OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
 Independent Auditors' Report of McGladrey & Pullen, LLP   ..............................   F-3
 Independent Auditors' Report of Deloitte & Touche LLP  .................................   F-4
 Consolidated Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997   ......   F-5
 Consolidated Statements of Income for the years ended December 31, 1994, 1995 and 1996
  and the three months ended March 31, 1996 and 1997 ....................................   F-6
 Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December
  31, 1994, 1995 and 1996 and the three months ended March 31, 1997  ....................   F-7
 Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
  1996 and the three months ended March 31, 1996 and 1997  ..............................   F-8
 Notes to Consolidated Financial Statements .............................................   F-9
OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
 Unaudited Pro Forma Consolidated Financial Information (Introduction) ..................   F-33
 Unaudited Pro Forma Consolidated Statement of Income for
  the year ended December 31, 1996 ......................................................   F-34
 Unaudited Pro Forma Consolidated Statement of Income for
  the three months ended March 31, 1997  ................................................   F-35
 Notes to Unaudited Pro Forma Consolidated Statements of Income  ........................   F-36
PAYRAY, INC. AND TRI-TEMPS, INC.
 Independent Auditors' Report   .........................................................   F-40
 Combined Balance Sheet as of December 31, 1995   .......................................   F-41
 Combined Statement of Operations and Retained Earnings for the year ended
  December 31, 1995 .....................................................................   F-42
 Combined Statement of Cash Flows for the year ended December 31, 1995 ..................   F-43
 Notes to the Combined Financial Statements .............................................   F-44
CST SERVICES INC.
 Independent Auditors' Report   .........................................................   F-46
 Balance Sheets as of December 31, 1994 and 1995 and March 30, 1996 .....................   F-47
 Statements of Income for the years ended December 31, 1994 and 1995 and
  the three months ended April 1, 1995 and March 30, 1996  ..............................   F-48
 Statements of Stockholder's Equity for the years ended December 31, 1994 and 1995 and
  the three months ended April 1, 1995 and March 30, 1996  ..............................   F-49
 Statements of Cash Flows for the years ended December 31, 1994 and 1995 and
  the three months ended April 1, 1995 and March 30, 1996  ..............................   F-50
 Notes to Financial Statements  .........................................................   F-51

                                                                                        PAGE
                                                                                        -----
STANDBY PERSONNEL OF COLORADO SPRINGS, INC.
 Independent Auditors' Report  ......................................................   F-53
 Balance Sheet as of December 31, 1996  .............................................   F-54
 Statement of Income for the year ended December 31, 1996 ...........................   F-55
 Statement of Stockholder's Equity for the year ended December 31, 1996  ............   F-56
 Statement of Cash Flows for the year ended December 31, 1996   .....................   F-57
 Notes to the Financial Statements   ................................................   F-58
SUPERIOR TEMPORARIES, INC.
 Independent Auditors' Report  ......................................................   F-60
 Balance Sheets as of December 31, 1995 and 1996 ....................................   F-61
 Statements of Income for the years ended December 31, 1995 and 1996  ...............   F-62
 Statements of Shareholders' Equity for the years ended December 31, 1995 and 1996      F-63
 Statements of Cash Flows for the years ended December 31, 1995 and 1996 ............   F-64
 Notes to Financial Statements ......................................................   F-65
STAND-BY, INC.
 Independent Auditors' Report  ......................................................   F-69
 Balance Sheets as of September 30, 1996 and December 31, 1996  .....................   F-70
 Statements of Income for the year ended September 30, 1996 and
  the three months ended December 31, 1995 and 1996 .................................   F-71
 Statements of Stockholder's Equity for the year ended September 30, 1996 and
  the three months ended December 31, 1995 and 1996 .................................   F-72
 Statements of Cash Flows for the year ended September 30, 1996 and
  the three months ended December 31, 1995 and 1996 .................................   F-73
 Notes to Financial Statements    ...................................................   F-74

                         INDEPENDENT AUDITORS' REPORT

OutSource International, Inc. and Subsidiaries:

     We have audited the consolidated statements of income, shareholders' equity (deficit), and cash flows of OutSource International, Inc. and Subsidiaries (the "Company") for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of OutSource International, Inc. and Subsidiaries for the year ended December 31, 1994 in conformity with generally accepted accounting principles.


Certified Public Accountants

Fort Lauderdale, Florida
March 7, 1995
(September  , 1997 as to the
effects of the reverse stock
split discussed in Note 10)

                               ----------------

     The accompanying consolidated financial statements reflect the .715 for one reverse split of the Company's outstanding common stock which is to be effected on or about September 30, 1997. The above report is in the form which will be furnished by McGladrey & Pullen, LLP upon completion of such reverse split, which is described in Note 10 to the consolidated financial statements and assuming that from March 7, 1995 to the date of such reverse split, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.


MCGLADREY & PULLEN, LLP

Fort Lauderdale, Florida
August 12, 1997

                         INDEPENDENT AUDITORS' REPORT

OutSource International, Inc. and Subsidiaries:

     We have audited the consolidated balance sheets of OutSource International, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of OutSource International, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Certified Public Accountants

Fort Lauderdale, Florida
April 4, 1997
(September   , 1997 as to the effects of the reverse stock split discussed in
Note 10)

                               ----------------

     The accompanying consolidated financial statements reflect the .715 for one reverse split of the Company's outstanding common stock which is to be effected on or about September 30, 1997. The above report is in the form which will be furnished by Deloitte & Touche LLP upon completion of such reverse split, which is described in Note 10 to the consolidated financial statements and assuming that from April 4, 1997 to the date of such reverse split, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.


DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida
August 12, 1997

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                  DECEMBER 31,               MARCH 31,
                                                                         -------------------------------   -----------------
                                                                            1995             1996               1997
                                                                         --------------   --------------   -----------------
                                                                                                            (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash   ...............................................................     $  1,511,399     $     44,790    $      85,204
Trade accounts receivable, net of allowance for doubtful accounts of
 $375,243, $978,250 and $818,665  ....................................       14,934,160       26,349,648       30,466,779
Funding advances to franchises .......................................        2,401,858        3,231,839        1,895,319
Notes receivable and other amounts due from related parties  .........          355,761        4,887,604           82,533
Prepaid expenses and other current assets  ...........................          627,163          420,021          346,950
                                                                          -------------    -------------    -------------
  Total current assets   .............................................       19,830,341       34,933,902       32,876,785
PROPERTY AND EQUIPMENT, net    .......................................        4,322,177       13,127,107       13,776,087
GOODWILL AND OTHER INTANGIBLE ASSETS, net  ...........................          227,521        7,454,806       30,987,061
OTHER ASSETS .........................................................          327,590          361,333        3,849,931
                                                                          -------------    -------------    -------------
  Total assets  ......................................................     $ 24,707,629     $ 55,877,148    $  81,489,864
                                                                          =============    =============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable   ...................................................     $  2,082,925     $  2,676,093    $   1,455,592
Accrued expenses:
 Payroll  ............................................................        1,979,224        4,213,723        4,797,200
 Payroll taxes  ......................................................        3,405,090        2,180,130        3,092,420
 Workers' compensation and insurance    ..............................        1,855,499        5,463,845        6,333,936
 Other ...............................................................          779,692        1,440,118        1,948,155
Other current liabilities   ..........................................          618,679        1,377,559        1,589,099
Line of credit  ......................................................        6,468,327        9,888,507               --
Current maturities of long-term debt    ..............................          439,291        1,992,962        1,988,678
Current maturities of long-term debt to related parties   ............          661,226        8,872,497          651,840
                                                                          -------------    -------------    -------------
  Total current liabilities    .......................................       18,289,953       38,105,434       21,856,920
NON-CURRENT LIABILITIES:
Revolving credit facility   ..........................................               --               --       24,649,137
Senior notes .........................................................               --               --        6,596,482
Put warrants liability   .............................................               --               --       16,658,714
Long-term debt to related parties, less current maturities   .........               --        2,402,661        5,180,725
Other long-term debt, less current maturities    .....................        2,815,139       10,873,828       12,247,600
                                                                          -------------    -------------    -------------
  Total liabilities   ................................................       21,105,092       51,381,923       87,189,578
                                                                          -------------    -------------    -------------
COMMITMENTS AND CONTINGENCIES (NOTES 6,9)
SHAREHOLDERS' EQUITY (DEFICIT) (NOTE 10):
Preferred stock, $.001 par value; 10,000,000 shares authorized, none
 issued   ............................................................               --               --               --
Common stock, $.001 par value; 100,000,000 shares authorized;
 5,993,666 issued and outstanding at March 31, 1997 ..................            6,364            6,364            5,994
Additional paid-in capital (deficit) .................................           94,736           94,736       (7,484,866)
Retained earnings  ...................................................        3,501,437        4,394,125        1,779,158
                                                                          -------------    -------------    -------------
  Total shareholders' equity (deficit)  ..............................        3,602,537        4,495,225       (5,699,714)
                                                                          -------------    -------------    -------------
  Total liabilities and shareholders' equity (deficit) ...............     $ 24,707,629     $ 55,877,148    $  81,489,864
                                                                          =============    =============    =============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                   YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------------
                                                         1994              1995               1996
                                                    ---------------- ------------------ ------------------
Net revenues   ....................................  $ 80,646,707     $  149,825,165     $  280,171,104
                                                     ------------     --------------     --------------
Cost of revenues:
 Payroll ..........................................    58,509,787        112,241,752        214,038,992
 Taxes   ..........................................     5,422,367         10,010,329         19,251,276
 Workers' compensation and insurance   ............     1,262,837          2,787,850          6,133,597
 Other   ..........................................       617,305          1,230,391          2,678,525
                                                     ------------     --------------     --------------
  Total cost of revenues   ........................    65,812,296        126,270,322        242,102,390
                                                     ------------     --------------     --------------
Gross profit   ....................................    14,834,411         23,554,843         38,068,714
                                                     ------------     --------------     --------------
Selling, general and administrative expenses:
 Shareholders' compensation   .....................     2,244,894          2,370,350          2,321,201
 Amortization of intangible assets  ...............            --             40,565            423,550
 Other selling, general and administrative   ......     9,008,462         17,687,765         29,840,722
                                                     ------------     --------------     --------------
  Total selling, general and
   administrative expenses ........................    11,253,356         20,098,680         32,585,473
                                                     ------------     --------------     --------------
Operating income  .................................     3,581,055          3,456,163          5,483,241
                                                     ------------     --------------     --------------
Other expense (income):
 Interest income  .................................       (25,465)           (22,821)           (42,396)
 Interest expense .................................       845,626          1,281,560          2,218,245
 Put warrants valuation adjustment  ...............            --                 --                 --
 Other expense (income) ...........................       (51,580)           (10,995)                --
 Other charges    .................................            --                 --          1,447,555
                                                     ------------     --------------     --------------
  Total other expense (income)   ..................       768,581          1,247,744          3,623,404
                                                     ------------     --------------     --------------
Income before provision (benefit) for
 income taxes  ....................................     2,812,474          2,208,419          1,859,837
Provision (benefit) for income taxes   ............            --                 --                 --
                                                     ------------     --------------     --------------
Net income  .......................................  $  2,812,474     $    2,208,419     $    1,859,837
                                                     ============     ==============     ==============
UNAUDITED PRO FORMA DATA:
Income before provision (benefit) for
 income taxes  ....................................  $  2,812,474     $    2,208,419     $    1,859,837
Provision (benefit) for income taxes   ............     1,059,000            859,000            757,000
                                                     ------------     --------------     --------------
Net income  .......................................     1,753,474          1,349,419          1,102,837
                                                     ============     ==============     ==============
Weighted average common shares outstanding   .          6,821,317          6,821,317          6,821,317
                                                     ============     ==============     ==============
Earnings per share   ..............................  $        .26     $          .20     $          .16
                                                     ============     ==============     ==============


                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                    -----------------------------------
                                                          1996              1997
                                                    ----------------- -----------------
                                                                (UNAUDITED)
Net revenues   ....................................  $  51,168,960     $  85,374,194
                                                     -------------     -------------
Cost of revenues:
 Payroll ..........................................     39,263,706        65,134,860
 Taxes   ..........................................      3,605,594         6,204,139
 Workers' compensation and insurance   ............      1,103,422         2,044,992
 Other   ..........................................        506,518           855,218
                                                     -------------     -------------
  Total cost of revenues   ........................     44,479,240        74,239,209
                                                     -------------     -------------
Gross profit   ....................................      6,689,720        11,134,985
                                                     -------------     -------------
Selling, general and administrative expenses:
 Shareholders' compensation   .....................        481,780           292,001
 Amortization of intangible assets  ...............         10,400           330,106
 Other selling, general and administrative   ......      5,714,054         9,937,427
                                                     -------------     -------------
  Total selling, general and
   administrative expenses ........................      6,206,234        10,559,534
                                                     -------------     -------------
Operating income  .................................        483,486           575,451
                                                     -------------     -------------
Other expense (income):
 Interest income  .................................         (9,874)          (72,368)
 Interest expense .................................        339,320         1,399,198
 Put warrants valuation adjustment  ...............             --        (1,883,282)
 Other expense (income) ...........................         35,501           (68,549)
 Other charges    .................................             --                --
                                                     -------------     -------------
  Total other expense (income)   ..................        364,947          (625,001)
                                                     -------------     -------------
Income before provision (benefit) for
 income taxes  ....................................        118,539         1,200,452
Provision (benefit) for income taxes   ............             --          (406,209)
                                                     -------------     -------------
Net income  .......................................  $     118,539     $   1,606,661
                                                     =============     =============
UNAUDITED PRO FORMA DATA:
Income before provision (benefit) for
 income taxes  ....................................  $     118,539     $   1,200,452
Provision (benefit) for income taxes   ............         48,000           (33,000)
                                                     -------------     -------------
Net income  .......................................         70,539         1,233,452
                                                     =============     =============
Weighted average common shares outstanding   .           6,821,317         7,187,792
                                                     =============     =============
Earnings per share   ..............................  $         .01     $         .17
                                                     =============     =============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                                                    ADDITIONAL
                                                    COMMON           PAID-IN             RETAINED
                                                    STOCK        CAPITAL (DEFICIT)       EARNINGS             TOTAL
                                                   -----------   -------------------   ----------------   ----------------
Balance, December 31, 1993 .....................    $ 6,364         $     94,736        $   1,747,366      $   1,848,466
Distributions to shareholders ..................         --                   --           (1,959,599)        (1,959,599)
Net income  ....................................         --                   --            2,812,474          2,812,474
                                                    -------         ------------        -------------      -------------
Balance, December 31, 1994    ..................      6,364               94,736            2,600,241          2,701,341
Distributions to shareholders    ...............         --                   --           (1,307,223)        (1,307,223)
Net income  ....................................         --                   --            2,208,419          2,208,419
                                                    -------         ------------        -------------      -------------
Balance, December 31, 1995 .....................      6,364               94,736            3,501,437          3,602,537
Distributions to shareholders ..................         --                   --             (967,149)          (967,149)
Net income  ....................................         --                   --            1,859,837          1,859,837
                                                    -------         ------------        -------------      -------------
Balance, December 31, 1996    ..................      6,364               94,736            4,394,125          4,495,225
Net loss for the period from January 1, 1997
 through February 21, 1997 (unaudited) .........         --                   --             (172,497)          (172,497)
Distributions and other adjustments in
 connection with the Reorganization
 (unaudited)   .................................       (370)          (7,579,602)          (4,221,628)       (11,801,600)
Net income for the period from February 22,
 1997 through March 31, 1997 (unaudited)  ......         --                   --            1,779,158          1,779,158
                                                    -------         ------------        -------------      -------------
Balance, March 31, 1997 (unaudited) ............    $ 5,994         $ (7,484,866)       $   1,779,158      $  (5,699,714)
                                                    =======         ============        =============      =============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                        YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------------
                                                                1994            1995              1996
                                                           --------------- ---------------- -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income   ............................................. $  2,812,474    $   2,208,419    $    1,859,837
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization    ........................      445,529          765,580         1,592,166
 Put warrants valuation adjustment   .....................           --               --                --
 Deferred income taxes   .................................           --               --                --
 (Gain) loss on disposal of property
  and equipment    .......................................      (18,051)              --            23,032
 Changes in assets and liabilities:
  (Increase) decrease in:
    Trade accounts receivable  ...........................   (2,786,750)      (7,292,532)      (11,353,115)
    Prepaid expenses and other current assets ............     (294,769)        (301,784)           94,297
    Other assets   .......................................       64,701          153,093          (112,674)
  Increase (decrease) in:
    Accounts payable  ....................................      189,345          644,458           315,061
    Accrued expenses:
     Payroll .............................................      593,467        1,311,169         2,234,500
     Payroll taxes .......................................      369,718        2,757,651        (1,224,960)
     Workers' compensation and insurance   ...............     (268,073)       1,628,127         3,608,345
     Other   .............................................      (18,188)         618,304           817,352
    Other current liabilities  ...........................      177,315          294,644           866,088
                                                           -------------   --------------   ---------------
     Net cash provided by (used in)
       operating activities ..............................    1,266,718        2,787,129        (1,280,071)
                                                           -------------   --------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Funding (advances) repayments to franchises, net .........   (1,750,158)        (651,700)         (805,124)
Property and equipment expenditures  .....................     (521,815)      (1,283,975)       (2,128,826)
Expenditures for acquisitions  ...........................           --         (120,374)       (1,949,595)
Proceeds from disposal of property and equipment    ......       25,500           30,318            50,093
                                                           -------------   --------------   ---------------
     Net cash used in investing activities ...............   (2,246,473)      (2,025,731)       (4,833,452)
                                                           -------------   --------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in excess of outstanding checks over
 bank balance, included in accounts payable   ............     (214,517)         956,171           278,106
Net proceeds (repayments) from line of credit and
 revolving credit facility  ..............................    2,898,904        1,641,660         3,620,180
Related party borrowings (repayments)   ..................      484,017         (475,172)          576,503
Proceeds of senior notes and put warrants, net of
 issuance costs    .......................................           --               --                --
Proceeds of long-term debt  ..............................    1,749,500          510,000         1,500,000
Repayment of long-term debt ..............................   (1,929,937)        (647,704)       (1,327,875)
Payments in connection with the Reorganization   .........           --               --                --
Distributions paid to shareholders   .....................   (1,959,599)      (1,307,223)               --
                                                           -------------   --------------   ---------------
     Net cash provided by (used in) financing
       activities  .......................................    1,028,368          677,732         4,646,914
                                                           -------------   --------------   ---------------
Net increase (decrease) in cash   ........................       48,613        1,439,130        (1,466,609)
Cash, beginning of period   ..............................       23,656           72,269         1,511,399
                                                           -------------   --------------   ---------------
Cash, end of period   .................................... $     72,269    $   1,511,399    $       44,790
                                                           =============   ==============   ===============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid   .......................................... $    795,567    $     976,295    $    1,841,624
                                                           =============   ==============   ===============


                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                           --------------------------------
                                                                1996            1997
                                                           --------------- ----------------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income   ............................................. $    118,539    $   1,606,661
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization    ........................      212,403          909,698
 Put warrants valuation adjustment   .....................           --       (1,883,282)
 Deferred income taxes   .................................           --         (406,209)
 (Gain) loss on disposal of property
  and equipment    .......................................           --            2,685
 Changes in assets and liabilities:
  (Increase) decrease in:
    Trade accounts receivable  ...........................      (96,265)      (4,117,131)
    Prepaid expenses and other current assets ............      349,426           73,069
    Other assets   .......................................           --         (831,366)
  Increase (decrease) in:
    Accounts payable  ....................................     (625,950)        (725,815)
    Accrued expenses:
     Payroll .............................................    1,991,488          583,477
     Payroll taxes .......................................   (1,804,178)         912,290
     Workers' compensation and insurance   ...............      415,918          870,091
     Other   .............................................      356,420          648,037
    Other current liabilities  ...........................      144,478          513,229
                                                           -------------   --------------
     Net cash provided by (used in)
       operating activities ..............................    1,062,279       (1,844,566)
                                                           -------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Funding (advances) repayments to franchises, net .........      (50,562)       1,336,520
Property and equipment expenditures  .....................     (502,759)        (535,700)
Expenditures for acquisitions  ...........................     (134,591)     (20,560,000)
Proceeds from disposal of property and equipment    ......           --               --
                                                           -------------   --------------
     Net cash used in investing activities ...............     (687,912)     (19,759,180)
                                                           -------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in excess of outstanding checks over
 bank balance, included in accounts payable   ............     (474,735)        (494,685)
Net proceeds (repayments) from line of credit and
 revolving credit facility  ..............................     (575,866)      14,760,630
Related party borrowings (repayments)   ..................     (576,866)      (2,224,211)
Proceeds of senior notes and put warrants, net of
 issuance costs    .......................................           --       22,614,984
Proceeds of long-term debt  ..............................      760,275               --
Repayment of long-term debt ..............................     (607,053)      (2,955,958)
Payments in connection with the Reorganization   .........           --      (10,056,600)
Distributions paid to shareholders   .....................     (359,391)              --
                                                           -------------   --------------
     Net cash provided by (used in) financing
       activities  .......................................   (1,833,636)      21,644,160
                                                           -------------   --------------
Net increase (decrease) in cash   ........................   (1,459,269)          40,414
Cash, beginning of period   ..............................    1,511,399           44,790
                                                           -------------   --------------
Cash, end of period   .................................... $     52,130    $      85,204
                                                           =============   ==============
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid   .......................................... $    278,449    $     905,479
                                                           =============   ==============

                See notes to consolidated financial statements.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: OutSource International, Inc. and Subsidiaries (the "Company") provide emerging businesses with a single source of customized, flexible human resource solutions principally through its professional employer organization ("PEO") services under the tradename of Synadyne and its flexible industrial staffing services under the tradenames of Labor World and Tandem. The Company provides these services through company-owned and franchise locations.

     PEO services include payroll administration, workers' compensation insurance, health, life and disability insurance, retirement plans, and human resource compliance, administration and management. Flexible industrial staffing services include certain PEO services, as well as recruiting, training and workforce re-deployment services.

     REORGANIZATION: On February 21, 1997, a Reorganization was consummated in which nine companies under common ownership and management became wholly-owned subsidiaries of OutSource International, Inc. (the "Reorganization"). OutSource International, Inc. was incorporated in April 1996 for the purpose of becoming the parent holding company, but was inactive with no assets, liabilities or operations prior to the Reorganization.

     The nine companies which became subsidiaries of OutSource International, Inc. are OutSource International of America, Inc., OutSource Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and Capital Staffing Fund, Inc. (the "Subsidiaries"). Except for Capital Staffing Fund, Inc., the outstanding common stock of each of the Subsidiaries was owned prior to the Reorganization by the same shareholders with identical ownership percentages. The shareholders and their ownership percentages were: (a) a control group consisting of two brothers, who were founders, their immediate families and four family trusts (the "S Group")--58.2%; (b) a control group consisting of an individual, who was a founder, his immediate family and two family trusts (the "M Group")--29.1%; (c) the chief executive officer of the Subsidiaries (the "CEO")--9.7%; and (d) the executive vice president of the Subsidiaries and a family trust (the "EVP")--3.0%. The shareholders and their ownership percentages of Capital Staffing Fund, Inc. prior to the Reorganization were: S Group--48.5%; M Group--24.25 %; CEO--24.25% and EVP--3.0%.

     In 1974, the three founders began the flexible industrial staffing services business which became the operations of the Subsidiaries, and these operations expanded to also include franchising of flexible industrial staffing services, PEO services, and funding services to certain franchises. The operations of the Subsidiaries historically have been integrated to provide a single source of human resource services for customers under the direction of a single executive management group and with a centralized administrative and business support center.

     The Reorganization consisted of (a) the distribution by the Subsidiaries, which were S corporations, of previously undistributed accumulated taxable earnings to all shareholders, in proportion to their ownership interests, a portion of which was used to repay $4,300,000 in notes receivable of OutSource Franchising, Inc. from its shareholders, in proportion to their ownership interests; (b) the contribution to paid-in capital of Synadyne II, Inc. and Synadyne III, Inc. of $4,300,000 in notes payable by such Subsidiaries to their shareholders, in proportion to their ownership interests;

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

and (c) the exchange by all of the shareholders of all of their shares of common stock in the Subsidiaries for shares of common stock in OutSource International, Inc., except that the founders in the S Group and M Group received cash and notes for a portion of their common stock, aggregating 5.8% of the total ownership interests in the Subsidiaries (the equivalent of 370,072 shares of common stock of OutSource International, Inc.). The following is a summary of the cash paid, notes issued, repayment of notes receivable, contribution to additional paid-in capital, and common stock of OutSource International, Inc. issued in the Reorganization:

                                                                                       ISSUANCE OF
                                                                                      COMMON STOCK
                                                                                 -----------------------
                                                REPAYMENT OF
                       CASH         NOTES     NOTES RECEIVABLE     TOTAL           SHARES    PERCENTAGE
                   ------------- ------------ ------------------ -------------   ----------- -----------
  S Group   ...... $ 5,840,800   $1,420,000       $2,502,000     $ 9,762,800     3,444,723       57.5%
  M Group   ......   3,849,900           --        1,251,000       5,100,900     1,707,656       28.5%
  CEO    .........     225,760      325,000          417,000         967,760       650,375       10.8%
  EVP    .........     140,140           --          130,000         270,140       190,912        3.2%
                   ------------  -----------      -----------    ------------    ----------    ------
                   $10,056,600   $1,745,000       $4,300,000      16,101,600     5,993,666      100.0%
                   ============  ===========      ===========                    ==========    ======

  Less contribution to additional paid-in capital of notes
    payable of Synadyne II, Inc. and Synadyne III, Inc.   .       (4,300,000)
                                                               -------------
  Net charge to shareholders' equity  .....................    $  11,801,600
                                                               =============

     All shareholders of the Subsidiaries owned virtually the same proportion of the common stock of OutSource International, Inc. after the Reorganization as they owned of the Subsidiaries prior to the Reorganization. Additionally, all of the Subsidiaries were historically an integrated operation under the direction of a single executive management group and with a centralized administrative and business support center, which continued after the Reorganization. Accordingly, the Reorganization was accounted for as a combination of companies at historical cost. The effects of the Reorganization on common stock have been reflected retroactively in the financial statements of prior years. In addition, the results of operations and cash flows of Labor World USA, Inc. for the year ended December 31, 1994 have been included in these financial statements. This company, now inactive, was owned by the same shareholders with identical ownership percentages as OutSource International of America, Inc., one of the Subsidiaries, which succeeded to its operations as of January 1, 1995.

     Subsequent to the Reorganization, all compensation for the three founders (principal shareholders) was discontinued, and the Subsidiaries terminated their elections to be treated as S corporations.

     A summary of the Company's significant accounting policies follows:

     BASIS OF PRESENTATION: The accompanying consolidated financial statements present the financial position, results of operations and cash flows of OutSource International, Inc. and the Subsidiaries, as well as SMSB Associates ("SMSB"), a Florida limited partnership comprised of the Company's three principal shareholders and the CEO. SMSB, a special purpose entity which leases certain properties to the Company, is consolidated in these financial statements, based on the criteria for a non-substantive

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

lessor in Emerging Issues Task Force No. 90-15, due to the control exercised by the Company over the assets of SMSB. All significant intercompany balances and transactions are eliminated in consolidation.

     UNAUDITED INTERIM FINANCIAL STATEMENTS: The interim consolidated financial statements and the related information in these notes as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited. Such interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

     PERVASIVENESS OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION: All flexible staffing and PEO revenues are based upon the gross payroll of the Company's flexible staffing and PEO employees plus a corresponding fee. The Company's fee structure is based upon the estimated costs of employment related taxes, health benefits, workers' compensation benefits, insurance and other services offered by the Company plus a negotiated mark-up. All flexible staffing and PEO customers are invoiced on a weekly to monthly billing cycle. The flexible staffing and PEO revenues are recognized as the related service is performed, net of provisions for credits and allowances.

     Initial franchise fees are generally recognized when substantially all services or conditions relating to the sale have been performed or satisfied by the Company. Costs relating to such fees are charged to selling, general and administrative expenses when incurred. When the fees are collected over an extended period of time and no reasonable basis for estimating collections exists, the fees are recognized as income when received through the use of the installment method. Royalties, which are based on gross sales and gross profit of the related franchisees, are recognized as revenue when earned and become receivable from the franchisees.

     FUNDING ADVANCES: The Company makes advances on behalf of certain of its franchises to fund the payroll and other related costs for industrial personnel provided by those franchises to their clients. The advances are secured by the franchises' accounts receivable from these clients. The Company invoices the clients and receives payment directly from the clients as part of this arrangement. These payments are applied to reimburse outstanding advances, and to pay franchise royalties and the fee charged for these funding and billing services, with any remaining amounts remitted to the franchise. The funding fee is charged and recognized as revenue by the Company as the weekly invoices are produced.

     PROPERTY AND EQUIPMENT: Property and equipment is stated at cost and depreciated or amortized on an accelerated and straight-line bases over the estimated useful service lives of the respective assets.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Leasehold improvements are stated at cost and amortized over the shorter of the term of the lease or estimated useful life of the improvement. Amortization of property under capital leases, leasehold improvements and computer software is included in depreciation expense. The estimated useful lives of buildings range from 15 to 32 years, while the estimated useful lives of other items range from 5 to 7 years.

     LONG-LIVED ASSETS: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires that impairments, measured using fair value, are recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable and the future undiscounted cash flows attributed to the assets are less than their carrying values. Adoption of this statement did not have a material effect on the Company's consolidated financial statements.

     INTANGIBLE ASSETS: Identifiable intangible assets include customer lists, employee lists and covenants not to compete acquired in connection with acquisitions. Such assets are recorded at fair value on the date of acquisition as determined by management with assistance by an independent valuation consultant and are being amortized over the estimated periods to be benefitted, ranging from 1 to 15 years.

     Goodwill relates to the excess of cost over the fair value of net assets of the businesses acquired. Amortization is calculated on a straight-line basis over periods ranging from 15 to 40 years. The overall business strategy of the Company includes the acquisition and integration of independent and franchise flexible staffing and PEO operations. The Company believes that this strategy creates synergies, achieves operating efficiencies and allows the Company to be more competitive in its pricing, all of which will provide benefits for the foreseeable future.

     Management assesses on an ongoing basis if there has been an impairment in the carrying value of its intangible assets. If the undiscounted future cash flows over the remaining amortization period of the respective intangible asset indicates that the value assigned to the intangible asset may not be recoverable, the carrying value of the respective intangible asset will be reduced. The amount of any such impairment would be determined by comparing anticipated discounted future cash flows from acquired businesses with the carrying value of the related assets. In performing this analysis, management considers such factors as current results, trends and future prospects, in addition to other relevant factors.

     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     CASH, RECEIVABLES, FUNDING ADVANCES TO FRANCHISES, ACCOUNTS PAYABLE, ACCRUED EXPENSES, EXCEPT WORKERS' COMPENSATION AND INSURANCE, OTHER CURRENT LIABILITIES AND OTHER AMOUNTS DUE FROM AND TO RELATED PARTIES: The carrying amounts approximate fair value because of the short maturity of those instruments. Although the accrued workers' compensation and insurance liability is anticipated to be

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

paid over a number of years, due to the lack of a defined payment schedule and the estimates inherent in establishing the recorded liability amount, management believes that it is not practical to estimate the fair value of this financial instrument.

     NOTES RECEIVABLE, LINE OF CREDIT, REVOLVING CREDIT FACILITY, LONG-TERM DEBT AND SENIOR NOTES: The carrying amounts approximate the fair value at December 31, 1995 and 1996 and March 31, 1997, because the interest rates on these instruments, including amortization of debt discount, approximate interest rates currently available for similar borrowings.

     PUT WARRANTS LIABILITY: The carrying amounts are recorded at fair value as of March 31, 1997. See Note 5.

     INCOME TAXES: Effective February 21, 1997, the Subsidiaries terminated their elections to be treated as S corporations under applicable provisions of the Internal Revenue Code. Prior to the date such election was terminated, items of income, loss, credits, and deductions were not taxed within the Company but were reported on the income tax returns of the Company's shareholders. Accordingly, no provision for income taxes was recorded.

     Since the Reorganization, the Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for the differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense equals the taxes payable or refundable for the period plus or minus the change in the period of deferred tax assets and liabilities.

     WORKERS' COMPENSATION: Effective January 1, 1997, the Company's workers' compensation insurance coverage provides for a $250,000 deductible per accident or industrial illness with an aggregate maximum dollar limit based on 2.2% of covered payroll. For claims related to periods prior to 1997, there was no aggregate maximum dollar limit on the Company's liability for deductible payments. From May 1, 1995 through December 31, 1996, in exchange for a lower excess insurance premium rate, the Company accepted the responsibility for certain losses exceeding the $250,000 policy deductible per accident or industrial illness on a dollar-for-dollar basis, but only to the extent such losses cumulatively exceed 85% of the excess insurance premiums (excluding the profit and administration component) and subject to a maximum additional premium (approximately $750,000 in 1995 and $1,200,000 in 1996). The Company employs an independent third-party administrator to assist management in establishing an appropriate accrual for the uninsured portion of workers' compensation claims, including claims incurred but not reported, based on prior experience and other relevant data. However, the Company is only required to pay such claims as they actually arise, which may be over a period extending up to 5 years after the related incident occurred.

     AMORTIZATION OF DEBT DISCOUNT AND ISSUANCE COSTS: The Company records debt discount as a contra-liability and debt issuance costs as a non-current asset. Both are amortized to interest expense using the interest method.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     STOCK BASED COMPENSATION: Effective January 1, 1996, the Company adopted SFAS 123, "Stock Based Compensation". This statement requires the Company to choose between two different methods of accounting for stock options. The statement defines a fair-value-based method of accounting for stock options but allows an entity to continue to measure compensation cost for stock options using the accounting prescribed by APB Opinion 25 (APB 25) "Accounting for Stock Issued to Employees". The Company has elected to continue using the accounting methods prescribed by APB 25 and to provide the pro forma disclosures required by SFAS 123.

     ADVERTISING: The Company expenses advertising and promotional expenditures as incurred. Total advertising and promotional expenses were approximately $353,000, $651,000 and $726,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     NEW ACCOUNTING PRONOUNCEMENTS: In February 1997, SFAS No. 128, "Earnings Per Share," was issued. SFAS No. 128, which supersedes Accounting Principles Board ("APB") Opinion No. 15, requires a dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share excludes dilution and is computed by dividing income or loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share under APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. Had SFAS No. 128 been adopted for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997, pro forma basic earnings per share would have been $0.17, $0.01 and $0.20, respectively, and pro forma diluted earnings per share would have been $0.17, $0.01 and $0.17, respectively.

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that a company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company has not determined the effects, if any, that SFAS No. 130 will have on its consolidated financial statements.

     In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued. SFAS No. 131 establishes standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131, which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", but retains the requirement to report information about major customers, requires that a public company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. SFAS No. 131 requires that a public company report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. However, SFAS No. 131 does not require the reporting of information that is not prepared for internal use if reporting it would be impracticable. SFAS No. 131 also requires that a public company report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements, and changes in the measurement of segment amounts from period to period. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not determined the effects, if any, that SFAS No. 131 will have on the disclosures in its consolidated financial statements.

     RECLASSIFICATIONS: Certain reclassifications have been made in amounts for prior periods to conform to current period presentation.

NOTE 2. ACQUISITIONS

     Goodwill and other intangible assets consist of the following:

                                              AS OF DECEMBER 31,       AS OF MARCH 31,
                                           -------------------------   -----------------    WEIGHTED AVERAGE
                                               1995         1996            1997           AMORTIZATION PERIODS
                                           ----------   ------------   -----------------   ---------------------
  Goodwill   ...........................   $268,086     $7,072,872        $25,709,784          32.7 years
  Customer lists   .....................         --        658,015          4,672,178           5.5 years
  Covenants not to compete  ............         --        110,644          1,202,841           9.4 years
  Employee lists   .....................         --         77,390            196,479            .2 year
                                           ---------    -----------       ------------
  Goodwill and other intangible
    assets   ...........................    268,086      7,918,921         31,781,282          27.7 years
  Less accumulated amortization   ......     40,565        464,115            794,221
                                           ---------    -----------       ------------
  Goodwill and other intangible
    assets, net    .....................   $227,521     $7,454,806        $30,987,061
                                           =========    ===========       ============

     The costs of each acquisition have been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as determined by management with the assistance of an independent valuation consultant. As of March 31, 1997 the costs of the acquisitions in 1997 and as of December 31, 1996, the costs of the acquisitions in 1996 have been allocated on a preliminary basis

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 2. ACQUISITIONS--(CONTINUED)

while the Company obtains final information regarding the fair value of assets acquired and liabilities assumed. Although the allocation and amortization periods are subject to adjustment, the Company does not expect that such adjustments will have a material effect on the consolidated financial statements.

     Effective January 1, 1995, the Company purchased the franchise rights for two flexible staffing locations from All Temps, Inc. and converted these locations to Company-owned locations. The terms of the purchase, as set forth in an asset purchase agreement, required the Company to pay a purchase price based on a percentage of gross profits for 5 years. Three of the four shareholders of the franchise are shareholders with a cumulative controlling interest in the Company. The acquisition was accounted for as a business combination of entities under common control and the purchase of the remaining minority interest in the franchise. No material tangible assets were acquired. Effective October 1, 1996 the purchase price was renegotiated and the remaining portion of the five year earnout due to the Company's shareholders was settled in exchange for a promissory note of $799,000 bearing interest at 10% per annum, due on demand. This note, including accrued interest, was paid on February 24, 1997. The remaining portion of the five year earnout, due to the minority interest, will continue to be paid as originally agreed. However, as part of the purchase price renegotiation, the Company agreed that the remaining payments to the minority interest would be no less than $40,000 per year from 1997 through 1999 and no less than $150,000 on a cumulative basis for that three year period. During 1995 and 1996, $250,907 and $1,128,136, respectively, of the purchase price was accrued, with $219,543 and $967,151 payable to the Company shareholders in 1995 and 1996, respectively, recorded as a distribution and the remainder as goodwill.

     Effective June 4, 1995, the Company purchased the franchise rights for one flexible staffing location from WAD, Inc. and converted this location to a Company-owned location. The terms of the purchase, as set forth in an asset purchase agreement, require the Company to pay a purchase price based on a percentage of gross profits for five years. Both shareholders of the franchise are shareholders and officers of the Company but do not hold a controlling interest. Effective October 1, 1996 the purchase price was renegotiated and the remaining portion of the five year earnout was settled in exchange for a promissory note of $731,982 bearing interest at 10% per annum, with the portion in excess of $400,000 due on demand. The demand portion of $331,982 plus accrued interest was paid on February 24, 1997 and the remaining balance of $400,000 is payable in equal quarterly installments of principal and interest over the next two years. During 1995 and 1996, $79,693 and $887,383, respectively, of the purchase price was accrued.

     During 1995, the Company purchased the franchise rights for two flexible staffing locations from Komco Inc. and Demark, Inc. and converted them to Company-owned locations. The terms of the purchases, as set forth in asset purchase agreements, required the Company to pay $178,292 plus a percentage of revenues for a period ranging up to two years. The total purchase price recorded as of December 31, 1996 was $227,926.

     Effective April 1, 1996, the Company purchased the franchise rights for eight flexible staffing locations from Payray, Inc. and Tri-Temps, Inc. and converted these locations to Company-owned locations. Some shareholders of the franchises are shareholders of the Company but do not hold a

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 2. ACQUISITIONS--(CONTINUED)

controlling interest in the Company. The terms of the purchase, as set forth in an asset purchase agreement, required the Company to pay $4,922,745 with $750,000 due at closing and a note for the remainder to be paid in 60 monthly installments plus 10% per annum interest through July 1, 1996 and 14% per annum interest thereafter. On February 21, 1997, these payment terms were renegotiated. The renegotiated terms called for a payment of $1,250,000 against the outstanding balance and a note for the remainder of $2,573,703 to be paid in 48 equal monthly installments including interest of 14% per annum, commencing April 1, 1997. This obligation is fully payable at the time of an initial public offering.

     Effective May 4, 1996, the Company purchased certain assets and the business of CST Services Inc., a flexible staffing operation not previously affiliated with the Company. The terms of the purchase, as set forth in an asset purchase agreement, required the Company to pay up to $1,780,000 with $1,200,000 due at closing, a $200,000 note to be paid in two annual installments plus interest at 7% per annum and annual contingent payments, not to exceed an aggregate of $380,000, based upon income before taxes of the acquired operation for the two years following the acquisition. The total purchase price recorded was $1,400,000 and $1,592,000 as of December 31, 1996 and March 31, 1997, respectively.

     During 1996, the Company purchased the franchise rights for four flexible staffing locations from Temp Aid, Inc., LL Corps, Inc. and Kesi, Inc. and converted them to Company-owned locations. The terms of the purchases, as set forth in asset purchase agreements, required the Company to pay $250,912 plus a percentage of revenues for a period ranging up to two years. The total purchase price recorded as of December 31, 1996 was $260,734.

     Effective February 14, 1997, the Company purchased the franchise rights for two flexible staffing locations from LaPorte, Inc. and converted these locations to Company-owned locations. The purchase price was $1,300,000, with $650,000 paid at closing and issuance of two notes for $400,000 and $250,000. The first note plus accrued interest at 10% per annum is due in June 1997 and the second note bearing interest at 7% per annum is payable in 18 monthly installments ending August 1998.

     Effective February 21, 1997, the Company purchased a flexible staffing operation with one location from Apex, Inc. (not previously affiliated with the Company) for $1,000,000 which was paid at closing. The seller also received options to purchase 5,363 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued March 12, 1997.

     Effective February 24, 1997, the Company purchased a flexible staffing operation with four locations from Standby Personnel of Colorado Springs, Inc. (not previously affiliated with the Company) for $3,100,000, with $2,250,000 paid at closing and issuance of a $850,000 note to be paid in two installments in March 1998 and March 1999 with interest at 4% per annum (imputed at 12% for financial statement purposes). These installments may each increase or decrease by an amount not to exceed $250,000, based on the gross margin from the acquired locations for the two years following the acquisition.

     Effective February 24, 1997, the Company purchased a flexible staffing operation from Staff Net, Inc. (not previously affiliated with the Company) for $320,000, with $160,000 paid at closing and

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 2. ACQUISITIONS--(CONTINUED)

issuance of a $160,000 note having no stated interest rate (imputed at 12% for financial statement purposes), to be paid in four quarterly installments maturing March 1998.

     Effective March 3, 1997, the Company purchased the franchise rights for ten flexible staffing locations from Superior Temporaries, Inc. and converted these locations to Company-owned locations. The purchase price was $9,000,000 paid at closing.

     Effective March 3, 1997, the Company purchased a flexible staffing operation with six locations from Staff Management, Inc. (not previously affiliated with the Company) for $4,150,000, with $2,500,000 paid at closing and issuance of a $1,650,000 note bearing interest at 4% per annum (imputed at 12% for financial statement purposes), to be paid in two installments: $925,000 plus interest in March 1998 and $725,000 plus interest in March 1999. The seller also received options to purchase 3,575 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued on March 12, 1997.

     Effective March 31, 1997, the Company purchased a flexible staffing operation with six locations from Stand-By, Inc. (not previously affiliated with the Company) for $5,500,000, with $5,000,000 paid at closing and issuance of a $500,000 note having no stated interest rate (imputed at 12% for financial statement purposes), to be paid in two equal installments in April 1998 and April 1999. These installment payments may each increase by an amount not to exceed $30,000 or decrease by an amount not to exceed $250,000, based on the gross margin from the acquired locations for the two years following the acquisition.

     The above acquisitions, except All Temps, Inc., have been accounted for as purchases. The results of operations of the acquired businesses are included in the Company's consolidated statements of income from the effective date of acquisition. The additional payments based on future revenues, gross margin or income before income taxes of certain acquired businesses are not contingent on continuing employment of the sellers. Such additional amounts, if paid, will be recorded as additional purchase price.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 2. ACQUISITIONS--(CONTINUED)

     The following unaudited pro forma results of operations have been prepared assuming the acquisitions described above had occurred as of the beginning of the periods presented, including adjustments to the historical financial statements for additional amortization of intangible assets, increased interest on borrowings to finance the acquisitions and discontinuance of certain compensation previously paid by the acquired businesses to their shareholders. The unaudited pro forma operating results are not necessarily indicative of operating results that would have occurred had these acquisitions been consummated as of the beginning of the periods presented, or of future operating results.


                                                     YEARS ENDED               THREE MONTHS ENDED
                                                     DECEMBER 31,                 MARCH 31,
                                          ----------------------------------   -------------------
                                               1995              1996                1997
                                          -----------------   --------------   -------------------
  UNAUDITED PRO FORMA:
  Net revenues    .....................    $ 211,766,362      $345,081,300         $95,781,503
  Operating income   ..................        4,881,811        8,525,890              666,245
  Income before provision (benefit) for
    income taxes  .....................       (1,067,669)         576,631              538,103
  Net income (loss)  ..................       (1,067,669)         576,631              944,312

     The following unaudited pro forma, as adjusted, information has been prepared on the same basis as the preceding data and also reflects the pro forma adjustments and weighted average shares outstanding as discussed in Note 13 except that the number of shares attributable to outstanding options and warrants has been increased by 568,867 shares for the year ended December 31, 1996 and 328,249 shares for the three months ended March 31, 1997, in order to reflect an adjustment in the calculation of proceeds from the exercise of warrants associated with the portion of the Senior Notes utilized to finance the above acquisitions:


                                                               YEAR ENDED       THREE MONTHS ENDED
                                                               DECEMBER 31,        MARCH 31,
                                                               --------------   -------------------
                                                                  1996                1997
                                                               --------------   -------------------
  UNAUDITED PRO FORMA, AS ADJUSTED:
  Income before provision (benefit) for income taxes  ......        576,631            538,103
  Pro forma provision (benefit) for income taxes   .........        270,692           (265,973)
                                                                 -----------       -----------
  Pro forma net income  ....................................     $  305,939        $   804,076
                                                                 ===========       ===========
  Weighted average common shares outstanding ...............      7,390,184          7,516,041
                                                                 ===========       ===========
  Earnings per share    ....................................     $     0.04        $      0.11
                                                                 ===========       ===========

     Effective June 30, 1997, the Company purchased the franchise rights for one flexible staffing location from Pembroke, Inc. for $825,000, paid at closing.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 AS OF DECEMBER 31,
                                                            ----------------------------
                                                               1995           1996
                                                            -------------   ------------
  Buildings and land    .................................   $ 3,093,700     $ 6,459,439
  Furniture, fixtures and equipment    ..................     2,025,117       4,108,625
  Computer software  ....................................       708,814       2,321,094
  Leasehold improvements   ..............................       471,940       1,031,106
  Vehicles  .............................................       167,234         132,703
  Assets held for disposal    ...........................            --       2,090,000
                                                            ------------    ------------
  Property and equipment   ..............................     6,466,805      16,142,967
  Less accumulated depreciation and amortization   ......     2,144,628       3,015,860
                                                            ------------    ------------
  Property and equipment, net    ........................   $ 4,322,177     $13,127,107
                                                            ============    ============

     Depreciation and amortization expense for property and equipment for the years ended December 31, 1994, 1995 and 1996 amounted to $418,529, $725,016 and $1,093,546, respectively, and $161,372 and $379,137 for the three months ended March 31, 1996 and 1997, respectively.

     Building and land owned by SMSB and formerly utilized by the Company as its national office and support center have been held for disposal since December 1996. The Company has determined that the fair market value of these assets, less disposal costs, exceeds their current net carrying value which was $1,950,000, after an impairment loss of $140,000 that was recognized by SMSB in the three months ended March 31, 1997.

NOTE 4. INCOME TAXES

     The net deferred tax asset as of March 31, 1997 includes deferred tax assets and liabilities attributable to the following items, including amounts recorded as a result of the February 21, 1997 termination of the elections by the Subsidiaries to be treated as S corporations:

                                                              MARCH 31, 1997
                                                              ---------------
Workers' compensation accrual   ...........................   $  1,632,701
  Allowance for doubtful accounts  ........................        308,064
  Debt discount related to warrants   .....................       (204,688)
  Change from cash to accrual tax basis  ..................     (1,415,020)
  Other    ................................................         85,152
                                                              -------------
   Net deferred tax asset, included in other assets  ......   $    406,209
                                                              =============

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 4. INCOME TAXES--(CONTINUED)

     The components of the income tax benefit for the three months ended March 31, 1997 are as follows:

  Federal-Deferred   .........    $  (346,837)
  State-Deferred  ............        (59,372)
                                  -----------
   Income tax benefit   ......    $  (406,209)
                                  ===========

     The Company's effective tax rate for the three months ended March 31, 1997 differed from the statutory federal rate of 35% as follows:

                                                                  AMOUNT          RATE
                                                                --------------   ----------
Statutory rate applied to loss before income taxes  .........    $  420,158         35.0%
Increase (decrease) in income taxes resulting from:
   Effect of termination of S corporation status    .........      (385,693)       (32.1)
   Loss prior to termination of S corporation status   ......        58,652          4.9
   Put warrants valuation adjustment    .....................      (455,374)       (37.9)
   Other  ...................................................       (43,952)        (3.7)
                                                                 ----------      ---------
    Total    ................................................    $ (406,209)       (33.8)%
                                                                 ==========      =========

NOTE 5. DEBT

     BANK FINANCING: On February 21, 1997, following the Reorganization, the Company entered into a revolving credit facility ("Revolving Credit Facility"). The Revolving Credit Facility is for a term of four years and expires on February 20, 2001. The maximum amount available for borrowing is $45,000,000 which includes a letter of credit facility of $10,000,000. The interest rate on the Revolving Credit Facility is based upon: 1) the bank's prime rate (8.25% at March 31, 1997) plus a margin of up to 1.75% according to the Company's consolidated debt to earnings ratio (as defined by the terms of the Revolving Credit Facility) or 2) the Eurodollar base rate (5.625% at March 31, 1997) plus a margin from 1.25% to 3.25% according to the Company's consolidated debt to earnings ratio. The effective interest rate at March 31, 1997 was 8.9%. Revolving Credit Facility borrowings are collateralized by all tangible and intangible assets of the Company and are governed by certain covenants, which include an interest coverage ratio, a cash flow coverage ratio, an indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio and the current ratio.

     Prior to February 21, 1997, the Company had a line of credit facility ("Line of Credit") dated July 20, 1995 with two commercial lending institutions which was amended on November 21, 1995, May 8, 1996 and June 28, 1996. The Line of Credit, which included a letter of credit facility ("Letter of Credit"), was for a term of three years with an expiration date of June 30, 1998. The maximum amount available for Line of Credit borrowings and Letter of Credit issuances was $14,900,000. These Line of Credit borrowings and Letter of Credit issuances were permitted based upon certain formulas outlined in the Line of Credit Agreement and were collateralized by the accounts receivable of the Company and the personal guarantees of the Company's principal shareholders. At December 31, 1996 the Line of Credit borrowing interest rate was at prime plus 2% (10.25% per annum) and the Letter of Credit fee was 1% per annum.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 5. DEBT--(CONTINUED)

     The Company secures its liability for the deductible portion of its workers' compensation coverage by the issuance of Letters of Credit to its insurance carriers which amounted to $4,651,000 at December 31, 1996 and $5,175,763 at March 31, 1997.

     Prior to July 20, 1995, the Company had a line of credit agreement with terms requiring the shareholders' personal guarantees, allowing for borrowings up to $5,300,000 limited by eligible receivables and collateralized by substantially all of the assets of the Subsidiaries. These borrowings incurred interest at prime plus 2% per annum.

     SENIOR NOTES: On February 21, 1997, following the Reorganization, the Company entered into senior subordinated agreements ("Senior Notes") with two investors (the "Investors") for borrowings totaling $25,000,000, with payments of $10,000,000 in March 2001 and $15,000,000 in February 2002. The Senior Notes require quarterly interest payments at 11% per annum through February 1999 and 12.5% thereafter. The Senior Notes are subordinated to the Revolving Credit Facility and are governed by certain covenants which include an indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio. The Company also issued to the Investors warrants to purchase 865,168 shares of common stock at $.014 per share to be exercised at the discretion of the Investors and expiring five years from issuance (the "A warrants").

     In connection with the Senior Notes, warrants to purchase 631,167 shares of the Company's common stock at $.014 per share were issued by the Company into escrow. Warrants to purchase 198,981 shares (the "B warrants") became eligible for release from escrow to the now existing Company shareholders on March 31, 1997 when the Company consummated the last of certain acquisitions in accordance with conditions of the agreements related to the Senior Notes. The remaining warrants to purchase 432,186 shares (the "C warrants") will be released from escrow on or before February 1999. The C warrants will be released to the now existing Company shareholders, if by that date the Company has fully repaid the Senior Notes and has had a qualified public offering or qualified sale that results in a specified market valuation of the A warrants. In the event that all conditions have been met at that time except that the market valuation of the A warrants meets a specified lower threshold, 50% of the C warrants will be released to the Investors and 50% will be released to the now existing Company shareholders. If the Senior Notes have not been repaid or such lower market valuation threshold for the A warrants is not achieved by February 1999, all of the C warrants will be released to the Investors. The warrants in escrow are exercisable any time after being released from escrow and expire in February 2002.

     The A warrants issued to the Investors, as well as the B and C warrants placed in escrow, all contain a put option, whereby the Company would be required at the holder's option to purchase the warrants for the "publicly traded" fair value of those warrants should the Company not consummate a qualified initial public offering, as defined in the warrant agreement, by February 2001. This put option, if it becomes effective, expires in February 2003. The Company may satisfy the required purchase of the warrants by the issuance of a three year subordinated note payable in equal quarterly principal installments with the first payment due six months from the issuance of the note. Interest would be payable quarterly at the rate of 13% per annum.

     The proceeds of the Senior Notes were recorded as a liability. The fair value of the A warrants issued to the Investors, plus the fair value of the B and C warrants, was recorded as debt discount,

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 5. DEBT--(CONTINUED)

which is a contra-account to the Senior Notes liability and is periodically amortized using the interest method, resulting in a level effective rate of 55.7% per annum applied to the sum of the face amount of the debt less the unamortized discount. Interest expense (including discount amortization of $138,475) of $404,169 was recorded related to these Senior Notes for the three months ended March 31, 1997.

     The B and C warrants were designed to provide the Investors with additional consideration for their $25 million investment if certain performance criteria (in the case of the B warrants) are not met or if certain triggering events (in the case of the C warrants) do not occur. Therefore, the value of the the B and C warrants is, in substance, embedded within the $25 million subordinated debt proceeds and, as such, was accounted for in the same manner as the A warrants. Accordingly, the amount allocated from the $25 million subordinated debt proceeds to the detachable stock purchase warrants includes the fair value of the B and C warrants. The original debt discount, based on the fair value of the A warrants issued to the Investors plus the fair value of B and C warrants, was $18,541,993.

     Due to the put option included in all of the warrants, their fair value of $18,541,996 at the date of issuance was classified as a liability which will be adjusted to fair value at each reporting date until the put option terminates. This liability was adjusted to a fair value of $16,658,714 as of March 31, 1997, with the adjustment of $1,883,282 included in non-operating income for the three months ended March 31, 1997.

     The Company incurred $2,385,016 of costs related to the issuance of the Senior Notes, which are recorded in other non-current assets and are being amortized to interest expense using the interest method. Amortization of $40,136 was recorded for the three months ended March 31, 1997.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 5. DEBT--(CONTINUED)

LONG-TERM DEBT:

                                                                  AS OF DECEMBER 31,
                                                             ----------------------------   AS OF MARCH 31,
                                                                 1995           1996            1997
                                                             ------------   -------------   ----------------
  Obligations under capital leases. See
    discussion below.    .................................   $   33,262     $ 7,801,224       $ 7,667,745
  Acquisition notes payable, subordinated to the
    Revolving Credit Facility. See Note 2.    ............           --         200,689         3,828,609
  Mortgage notes payable in monthly installments
    and collateralized by buildings and land. The
    interest rates range from 8.5% to prime plus 2%
    per annum (10.50% at March 31, 1997).  ...............    2,611,059       2,472,063         2,436,780
  Notes payable in monthly installments and a
    balloon payment of $100,000 in November 1997,
    collateralized by property and equipment. The
    interest rates range from 5.9% to 13% per
    annum.   .............................................      172,609         126,147           303,144
  Term and equipment notes payable in quarterly
    installments through July 1997, with an interest
    rate of prime plus 2% (10.25% at December 31,
    1996). The balance was paid in February 1997.   ......      437,500       2,266,667                --
                                                             -----------    ------------      ------------
  Long-term debt   .......................................    3,254,430      12,866,790        14,236,278
  Less current maturities of long-term debt   ............      439,291       1,992,962         1,988,678
                                                             -----------    ------------      ------------
  Long-term debt, less current maturities  ...............   $2,815,139     $10,873,828       $12,247,600
                                                             ===========    ============      ============

     The aggregate annual principal payments on long-term debt are as follows:

YEAR                    AS OF DECEMBER 31, 1996
---------------------   ------------------------
1997  ...............         $ 1,992,962
  1998   ............           1,015,490
  1999   ............           1,114,584
  2000   ............           1,908,870
  2001   ............             889,515
  Thereafter   ......           5,945,369
                              ------------
                              $12,866,790
                              ============

     CAPITAL LEASES: Since December 1996, the Company has occupied an office building for its national office and support center under a 15 year capital lease agreement with an unrelated party, having annual lease payments of approximately $610,000. The Company has an option to buy the building during the first two years of the lease term and it is the Company's intention to exercise that option. Accordingly, the capitalized costs relating to this lease are equal to the purchase option price.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 5. DEBT--(CONTINUED)

     As of December 31, 1996, buildings and other assets held under capital leases and included in property and equipment were $7,818,393, net of accumulated depreciation of approximately $57,000.

     The following is a summary of future minimum lease payments, and their present value, required under all capital leases for the years ended after December 31, 1996:

  1997   .............................................    $   1,186,364
  1998   .............................................        1,217,281
  1999   .............................................        1,289,988
  2000   .............................................        1,324,088
  2001   .............................................        1,278,215
  Thereafter   .......................................        9,828,208
                                                          -------------
  Total future minimum lease payments  ...............       16,124,144
  Less amount representing interest    ...............       (8,322,920)
                                                          -------------
  Present value of net minimum lease payments   ......    $   7,801,224
                                                          =============

NOTE 6. COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS: The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. The leases provide for the Company to pay real estate taxes, common area maintenance and certain other expenses. Lease terms, excluding renewal option periods exercisable by the Company at escalated rents, expire between 1997 and 2001. Also, certain equipment used in the Company's operations are leased under operating leases. A schedule of fixed minimum lease commitments as of March 31, 1997 consisted of the following:

YEAR                                                   RENTAL AMOUNT
----------------------------------------------------   --------------
For the nine months ended December 31, 1997   ......     $1,166,311
  1998    ..........................................        963,314
  1999    ..........................................        673,924
  2000    ..........................................        442,299
  2001    ..........................................        251,521
                                                         -----------
  Total   ..........................................     $3,497,369
                                                         ===========

     Rent expense, including equipment rental, was $57,195, $373,090 and $878,300 for the years ended December 31, 1994, 1995 and 1996, and $275,658 and $611,702 for the three months ended March 31, 1996 and 1997, respectively.

     FRANCHISE AGREEMENTS: The Company has granted 50, 67 and 75 Labor World franchises as of December 31, 1994, 1995 and 1996, respectively. In consideration for royalties paid by the franchise holders, the agreements provide among other things, that the Company will provide the franchise holder with the following for terms ranging from 10 to 15 years with varying renewal options: exclusive geographical areas of operations, continuing advisory and support services and access to the Company's confidential operating manuals.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 7. OTHER CHARGES

     In 1996, the Company incurred $1,447,555 of expenses, primarily professional fees, related to (i) a Form S-1 Registration Statement filed by the Company with the Securities and Exchange Commission that the Company withdrew and (ii) subsequent due diligence, which included an internal investigation of allegations regarding payments by the Company to a management employee of a customer of the Company. Based on the findings of the investigation, the Company paid restitution to the customer, is continuing to transact business with the customer and believes that further expenses or liabilities, if any, related to this matter will not be material to its financial position or results of operations. These expenses have been separately disclosed as other charges in the consolidated statement of income due to their unusual nature.

NOTE 8. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF RISK

     For the years ended December 31, 1994, 1995 and 1996, approximately 19%, 21% and 16%, respectively, of the Company's revenues were from services performed for individual insurance agent offices under a Preferred Provider designation granted to the Company on a regional basis by the agents' common corporate employer. The Company had received this designation in 15, 22 and 31 states as of December 31, 1994, 1995 and 1996, respectively. In addition, for the years ended December 31, 1994, 1995 and 1996, approximately 66% , 39% and 27%, respectively, of the Company's revenues were from the provision of services to customers in the Chicago, Illinois area. For the years ended December 31, 1994, 1995 and 1996, approximately 17%, 29% and 29% of the Company's revenues were from the provision of services to customers in the South Florida area.

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, trade accounts receivable and funding advances to franchises. The Company places its cash with what it believes to be high credit quality institutions. At times cash deposits may be in excess of the FDIC insurance limit. The Company grants credit to its customers generally without collateral and regularly assesses their financial strength. Funding advances to franchises are collateralized by the franchises' accounts receivable from their clients. The Company believes that credit risk related to its trade accounts receivable and funding advances is limited.

NOTE 9. EMPLOYEE BENEFIT PLANS

     The Company had a 401(k) profit-sharing plan and a 413(c) multi-employer retirement plan covering all employees except for (1) employees under the age of 21 for both plans, (2) employees with less than one year of service for both plans, and (3) all highly compensated employees as defined by the Internal Revenue Code for the 401(k) plan and certain highly compensated employees under the 413(c) plan.

     On February 28, 1997, the above 401(k) plan was made inactive by the Company. All participating employees were enrolled in the 413(c) for future contributions and all net assets remained in the 401(k) plan.

     Eligible employees who participate elect to contribute to the plan from 2% to 15% of their salary. Each year, the Company's Board of Directors determines a matching percentage to contribute to each

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 9. EMPLOYEE BENEFIT PLANS--(CONTINUED)

participant's account; if a determination is not made, the matching percentage is 50% of the participant's contributions. The matching contribution is limited to the first 6% of each participant's salary contributed by the participants. Matching contributions by the Company for its employees, which includes PEO employees, were $26,264, $39,070 and $309,222 for the years ended December 31, 1994, 1995 and 1996, respectively, and $69,345 for the three months ended March 31, 1997.

     Pursuant to the terms of the previous 401(k) plan, highly compensated employees were not eligible to participate. However, as a result of administrative errors, some highly compensated employees have been permitted to make elective salary deferral contributions. The Company has sought IRS approval regarding the proposed correction under the Voluntary Closing Agreement Program ("VCAP"). There will be a penalty payable by the Company, associated with a correction under the VCAP, although the Company believes this penalty will be insignificant.

NOTE 10. SHAREHOLDERS' EQUITY

     VOTING TRUST: The Company's three principal shareholders resigned from the Company's Board of Directors in November 1996. On February 21, 1997, in connection with the issuance of the Senior Notes and the closing of the Revolving Credit Facility, 5,152,380 shares of the common stock of the Company, owned by the those shareholders and their families, were placed in a voting trust. Under the terms of the voting trust and agreement among the Company, the Company's shareholders and the Investors, the shares of common stock in the voting trust, which represent approximately 86% of the voting interest of the Company, will be voted in favor of the election of a Board of Directors having seven members and comprised of three directors nominated by the CEO of the Company, two directors nominated by the Investors, and two independent directors nominated by the vote of both directors nominated by the Investors and at least two of the directors nominated by the CEO of the Company. Should there be a default of the terms of the Senior Notes or should the warrants to purchase 432,186 shares, as discussed in Note 5, be released from escrow to the Investors, the number of directors would be increased by two, with the additional directors nominated by the Investors. Further, the shares in the voting trust will be voted as recommended by the Board of Directors for any merger, acquisition or sale of the Company, or any changes to the Articles of Incorporation or Bylaws of the Company. On any other matter requiring a vote by the shareholders, the shares in the voting trust will be voted as directed by the current CEO of the Company.

     REVERSE STOCK SPLIT:  On      , 1997, a .715 for one stock split was
effected. The effect of this reverse split has been retroactively applied to all share, option and warrant amounts, including the related option and warrant exercise prices.

     INCENTIVE STOCK OPTION PLAN: During 1995, a Subsidiary of the Company established an incentive stock option plan ("Stock Option Plan") for that Subsidiary only, whereby incentive stock options could be granted to employees to purchase a specified number of shares of common stock at a price not less than fair market value on the date of the grant and for a term not to exceed 10 years. Once awarded, these options became vested and exercisable at 25% per year.

     On January 1, 1996, the Subsidiary granted options to purchase 815,860 shares of common stock at an exercise price of $4.77 per share, which an independent appraiser determined to be the fair market

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 10. SHAREHOLDERS' EQUITY--(CONTINUED)

value of that Subsidiary's common stock on the date of grant. On February 18, 1997, the Company adopted the Stock Option Plan and, pursuant to the terms of the Stock Option Plan, adjusted the number of shares of Common Stock subject to then outstanding options to 352,527, and the exercise price of such options to $9.44 per share, such conversion determined by an independent appraiser as of the date of grant. On March 12, 1997, the Company awarded options to purchase 221,473 shares of the Company's common stock, with the exercise price of $10.38. As of March 31, 1997, the status of all outstanding options was as follows:

GRANT DATE                  TOTAL OPTIONS     EXERCISABLE OPTIONS     EXERCISE PRICE
-------------------------   ---------------   ---------------------   ---------------
January 1, 1996    ......     352,527                88,132               $ 9.44
March 12, 1997   ........     221,034                    --                10.38

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options. Under APB 25, because the exercise price of the Company's employee stock option equals the fair value of the underlying stock on the grant date, no compensation is recognized. However SFAS 123, "Accounting for Stock-Based Compensation", requires presentation of pro forma net income as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method. The Company has estimated the fair value of stock options granted to employees on January 1, 1996 and March 12, 1997 to be $2.00 and $2.36 per option as of the respective grant dates, using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.12% for the 1996 grant and 6.65% for the 1997 grant; no volatility factor because the Company was not a public entity when the options were granted; and expected option life of 4 years. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the vesting period. Under the fair value method, the Company's net income on a pro forma basis would have been $1,693,102 for the year ended December 31, 1996 and $1,575,990 for the three months ended March 31, 1997.

     In the event that a vested option becomes unexercisable or expires in accordance with the plan prior to a successful completion of an initial public offering, the option holder will be entitled to receive 50% of the increase of the fair market value of the vested options from the date of grant to the last day of the Company's taxable year immediately preceding the date on which the option becomes unexercisable or expires. This plan feature, which terminates upon completion of an initial public offering, is accounted for as a variable provision in accordance with APB 25. The amount of related compensation expense for the year ended December 31, 1996 and the three months ended March 31, 1997 was not material.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 11. RELATED PARTY TRANSACTIONS

     REVENUES: Certain shareholders of the Company owned franchises from which the Company received the following revenues in the periods indicated:

                                                                                    THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                MARCH 31,
                                      -------------------------------------------   -------------------
                                        1994           1995            1996               1997
                                      ------------   ------------   -------------   -------------------
  PEO services   ..................   $5,551,806     $4,466,241     $13,505,481          $185,202
  Royalties   .....................      631,486        547,477         684,122           154,078
                                      -----------    -----------    ------------         ---------
  Included in net revenues   ......   $6,183,292     $5,013,718     $14,189,603          $339,280
                                      ===========    ===========    ============         =========

     These franchises owed the Company $251,912 and $150,763 at December 31, 1995 and 1996, respectively, and $84,479 at March 31, 1997, which are included in trade accounts receivable, relating to the above revenues.

     RECEIVABLES: The Company had the following notes and advances receivable due on demand from shareholders and affiliates. The notes had an interest rate at 10% per annum and the advances are non-interest bearing.

                                                   AS OF DECEMBER 31,       AS OF MARCH 31,
                                                -------------------------   ----------------
                                                 1995          1996             1997
                                                ----------   ------------   ----------------
  Notes receivable from shareholders   ......   $     --     $4,300,000         $    --
  Advances due from:
   Shareholders   ...........................    249,978        477,417          82,533
   Affiliates  ..............................    105,783        110,187              --
                                                ---------    -----------        --------
  Notes receivable and other amounts due from
    related parties  ........................   $355,761     $4,887,604         $82,533
                                                =========    ===========        ========

     Total interest income from notes receivable and other amounts due from related parties was $12,899, $-0- and $29,223 for the years ended December 31, 1994, 1995, and 1996, respectively and $68,099 for the three months ended March 31, 1997.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 11. RELATED PARTY TRANSACTIONS--(CONTINUED)

                                                                         AS OF DECEMBER 31,    AS OF MARCH 31,
                                                                      ------------------------ ----------------
                                                                        1995         1996           1997
LONG-TERM DEBT:                                                       ---------- ------------- ----------------
Acquisition notes payable, subordinated to the Revolving Credit
 Facility and Senior Notes. The interest rates range from 7% to
 14% per annum. See Note 2.   ....................................... $239,101   $ 5,573,966      $2,942,565
Demand notes payable due to shareholders of the Company with an interest rate of 10% per annum. These notes were
 contributed to the additional paid-in capital of Synadyne II,
 Inc. and Synadyne III, Inc. in connection with the
 Reorganization. See Note 1.  .......................................       --     4,300,000              --
Notes payable in quarterly installments beginning in February
 1999, subordinated to the Revolving Credit Facility and Senior
 Notes. The interest rate is 21% per annum.  ........................  422,125     1,401,192       1,200,000
Notes payable for amounts due to shareholders in connection
 with the Reorganization, subordinated to the Revolving Credit
 Facility and the Senior Notes. These notes are payable in
 quarterly installments beginning in February 1999 through
 2001. The interest rate is 10% per annum.   ........................       --            --       1,690,000
                                                                      ---------  ------------     -----------
Long-term debt to related parties   .................................  661,226    11,275,158       5,832,565
Less current maturities of long-term debt to related parties   ......  661,226     8,872,497         651,840
                                                                      ---------  ------------     -----------
Long-term debt to related parties, less current maturities  ......... $     --   $ 2,402,661      $5,180,725
                                                                      =========  ============     ===========

     The aggregate annual principal payments on long-term debt to related parties are as follows:

                        AS OF DECEMBER 31, 1996     AS OF MARCH 31, 1997
                        -------------------------   ---------------------
1997  ...............          $ 8,872,497               $  512,438
  1998   ............              784,338                  575,543
  1999   ............              718,342                2,065,571
  2000   ............              762,294                1,187,147
  2001   ............              137,687                1,491,866
  Thereafter   ......                   --                       --
                               ------------              -----------
  Total  ............          $11,275,158               $5,832,565
                               ============              ===========

     Total interest expense for long-term debt to related parties was $67,847, $136,326, $667,265 and $284,111 for the years ended December 31, 1994, 1995 and
1996 and for the three months ended March 31, 1997, respectively.

     The Company has agreed in principle to purchase certain real estate now owned by SMSB and consolidated in these financial statements. The agreed purchase price is $840,000 for assets with a net book value of $618,732 at December 31, 1996. On June 13, 1997, the Company consummated a portion of this purchase for a price of $430,000, corresponding to assets with a net book value of $299,374 at December 31, 1996.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 11. RELATED PARTY TRANSACTIONS--(CONTINUED)

     A law firm owned by a shareholder of the Company received legal fees for services rendered to the Company during 1994, 1995, 1996 and for the three months ended March 31, 1997, in the approximate amounts of $131,000, $52,000, $80,000 and $50,000, respectively.

NOTE 12. SUPPLEMENTAL INFORMATION ON NONCASH INVESTING AND FINANCING ACTIVITIES

     The consolidated statements of cash flows do not include the following noncash investing and financing activities:

                                              YEARS ENDED DECEMBER 31,               THREE MONTHS ENDED MARCH 31,
                                    --------------------------------------------   --------------------------------
                                     1994           1995             1996             1996             1997
                                    ----------   -------------   ---------------   -------------   ----------------
  Acquisitions:
   Tangible and intangible
     assets acquired    .........   $     --      $  248,666      $  8,497,841      $  219,343      $  24,242,375
   Liabilities assumed  .........         --          (4,885)         (146,991)             --            (54,455)
   Debt issued    ...............         --        (123,407)       (6,401,255)        (84,752)        (3,627,920)
                                    ---------     ----------      ------------      ----------      -------------
  Cash paid    ..................   $     --      $  120,374      $  1,949,595      $  134,591      $  20,560,000
                                    =========     ==========      ============      ==========      =============
  Increase in property and
    equipment and long-term
    debt, primarily capitalized
    leases  .....................   $311,741      $   55,926      $  7,370,322      $       --      $          --
                                    =========     ==========      ============      ==========      =============
  Debt to shareholders for
    distributions and amounts
    in connection with the
    Reorganization   ............   $     --      $       --      $    967,150      $       --      $   1,745,000
                                    =========     ==========      ============      ==========      =============
  Increase in line of credit
    due to retirement of
    long-term debt-other   ......   $405,110      $       --      $         --      $       --      $          --
                                    =========     ==========      ============      ==========      =============
  Shareholders' contribution
    to additional paid-in
    capital in connection with
    the Reorganization  .........   $     --      $       --      $         --      $       --      $   4,300,000
                                    =========     ==========      ============      ==========      =============

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              (INFORMATION WITH RESPECT TO MARCH 31, 1997 AND THE
           THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

NOTE 13. UNAUDITED PRO FORMA DATA

     Pro forma net income includes adjustments made to historical net income for pro forma income taxes computed as if the Company had been fully subject to federal and applicable state income taxes. The pro forma weighted average shares outstanding (6,821,317 for the years ended December 31, 1994, 1995 and 1996 and 7,187,792 for the three months ended March 31, 1997) used to calculate adjusted pro forma earnings per share includes (a) the 5,993,666 shares of common stock issued in connection with the Reorganization, (b) all outstanding options and warrants to purchase common stock calculated using the treasury stock method and an assumed offering price of $15.00 per share, as if all such options and warrants had been outstanding for all periods presented (457,579 for the years ended December 31, 1994, 1995 and 1996 and 980,307 for the three months ended March 31, 1997) and (c) for the periods prior to the Reorganization, the equivalent number of shares (370,072 for the years ended December 31, 1994, 1995 and 1996 and 213,819 for the three months ended March 31, 1997) of common stock represented by the shares of common stock of the Subsidiaries purchased from certain shareholders for cash and notes in the Reorganization. See Note 1.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                      CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro forma Consolidated Statements of Income for the year ended December 31, 1996 and the three months ended March 31, 1997 include the Company's historical results of operations, adjusted to reflect (a) the 1996 Acquisitions and 1997 Acquisitions (see Note 1 for the acquired businesses included); (b) the elimination of the amount of compensation expense for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals subsequent to the Reorganization and the elimination of the amount of compensation expense for the former owners of the 1996 Acquisitions and 1997 Acquisitions which is in excess of the compensation for such individuals subsequent to the Acquisitions; (c) the distributions to shareholders, the purchase of shares of common stock of the Subsidiaries from certain shareholders and the contribution to capital by shareholders, each of which occurred in connection with the Reorganization; (d) the issuance of the Senior Notes and Warrants; and (e) the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $15.00 per share and the application of the net proceeds therefrom, as if all such events and transactions had occurred as of January 1, 1996. In addition, income taxes were computed as if the Company and the 1996 Acquisitions and the 1997 Acquisitions had been fully subject to federal and applicable state income taxes as of January 1, 1996.

     The Unaudited Pro Forma Consolidated Financial Information is not necessarily indicative of the results that would have occurred if the events and transactions referred to above had occurred on January 1, 1996 or which may be realized in the future. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        HISTORICAL
                                              -------------------------------
                                                                 ACQUIRED         PRO FORMA
                                                 COMPANY      BUSINESSES(1)      ADJUSTMENTS
                                              --------------- --------------- ------------------
Net revenues   .............................. $   280,171        $ 65,743     $         827(2)
Cost of revenues  ...........................     242,102          49,457              (827)(2)
                                              ------------       --------
Gross profit   ..............................      38,069          16,286
Selling, general and administrative expenses:
 Shareholders' compensation   ...............       2,321           1,806            (3,757)(3)
 Amortization of intangible assets  .........         424                             1,925(4)
 Other selling, general and administrative
  expenses  .................................      29,841          11,351               168(4)
                                              ------------       --------
Operating income  ...........................       5,483           3,129
Interest expense (income)  ..................       2,175             376             5,827(5)
Other expense (income)  .....................       1,448            (531)              500(6)
                                              ------------       --------
Income before provision (benefit) for
 income taxes  ..............................       1,860           3,284
Pro forma provision (benefit) for
 income taxes  ..............................         757(7)                           (516)(8)
                                              ------------                    -------------
Pro forma net income    ..................... $     1,103        $  3,284     $       5,043
                                              ============       ========     =============
Pro forma weighted average common shares
 outstanding   ..............................       6,821(9)
                                              ============
Pro forma earnings per share  ............... $      0.16
                                              ============


                                                                     OFFERING         SUPPLEMENTAL
                                                  PRO FORMA      ADJUSTMENTS (11)       PRO FORMA
                                              ------------------ ------------------ ------------------
Net revenues   .............................. $     345,087                         $     345,087
Cost of revenues  ...........................       290,732                               290,732
                                              -------------                         -------------
Gross profit   ..............................        54,355                                54,355
Selling, general and administrative expenses:
 Shareholders' compensation   ...............           370                                   370
 Amortization of intangible assets  .........         2,349                                 2,349
 Other selling, general and administrative
  expenses  .................................        41,360                                41,360
                                              -------------                         -------------
Operating income  ...........................        10,276                                10,276
Interest expense (income)  ..................         8,378          $  (6,080)             2,298
Other expense (income)  .....................         1,417                                 1,417
                                              -------------                         -------------
Income before provision (benefit) for
 income taxes  ..............................           481                                 6,561
Pro forma provision (benefit) for
 income taxes  ..............................           241              2,288              2,529
                                              -------------          ---------      -------------
Pro forma net income    ..................... $         240          $  (4,129)     $       4,032
                                              =============          =========      =============
Pro forma weighted average common shares
 outstanding   ..............................         7,687(10)                            10,687(11)
                                              =============                         =============
Pro forma earnings per share  ............... $         .03                         $         .38
                                              =============                         =============

             See notes to unaudited pro forma statements of income.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         HISTORICAL
                                              ---------------------------------
                                                                  ACQUIRED         PRO FORMA
                                                  COMPANY      BUSINESSES (1)     ADJUSTMENTS
                                              ---------------- ---------------- ----------------
Net revenues   .............................. $    85,374         $ 10,494      $       100(2)
Cost of revenues  ...........................      74,239            8,026             (100)(2)
                                              -----------         --------
Gross profit   ..............................      11,135            2,468
Selling, general and administrative expenses:
 Shareholders' compensation   ...............         292              168             (429)(3)
 Amortization of intangible assets  .........         330               --              266(4)
 Other selling, general and administrative
  expenses  .................................       9,938            2,057               58(4)
                                              -----------         --------
Operating income  ...........................         575              243
Interest expense (income)  ..................       1,327               24              889(5)
Other expense (income)  .....................      (1,952)             (39)
                                              -----------         --------
Income before provision (benefit) for
 income taxes  ..............................       1,200              258
Pro forma provision (benefit) for
 income taxes  ..............................        (407)(7)                           166(8)
                                              -----------                       -----------
Pro forma net income    ..................... $     1,607         $    258      $       950
                                              ===========         ========      ===========
Pro forma weighted average common shares
 outstanding   ..............................       7,188(9)
                                              ===========
Pro forma earnings per share  ............... $       .22
                                              ===========


                                                                    OFFERING         SUPPLEMENTAL
                                                 PRO FORMA      ADJUSTMENTS (11)       PRO FORMA
                                              ----------------- ------------------ ------------------
Net revenues   .............................. $     95,768                         $      95,768
Cost of revenues  ...........................       82,165                                82,165
                                              ------------                         -------------
Gross profit   ..............................       13,603                                13,603
Selling, general and administrative expenses:
 Shareholders' compensation   ...............           31                                    31
 Amortization of intangible assets  .........          596                                   596
 Other selling, general and administrative
  expenses  .................................       12,053                                12,053
                                              ------------                         -------------
Operating income  ...........................          923                                   923
Interest expense (income)  ..................        2,240      $      (1,652)               588
Other expense (income)  .....................       (1,991)             1,883(12)           (108)
                                              ------------                         -------------
Income before provision (benefit) for
 income taxes  ..............................          674                                   443
Pro forma provision (benefit) for
 income taxes  ..............................         (241)               415                174
                                              ------------      -------------      -------------
Pro forma net income    ..................... $        915      $         646      $         269
                                              ============      =============      =============
Pro forma weighted average common shares
 outstanding   ..............................        7,687(10)                            10,687(11)
                                              ============                         =============
Pro forma earnings per share  ............... $        .12                         $         .03
                                              ============                         =============

             See notes to unaudited pro forma statements of income.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENTS OF INCOME


NOTE 1

     Includes the historical results of operations of the 1996 Acquisitions and 1997 Acquisitions from January 1, 1996 to the date of acquisition. All of such acquisitions have been accounted for as purchases, and consist of the following:

                                                        DATE OF ACQUISITION     PURCHASE PRICE
                                                        ---------------------   ---------------
1996 ACQUISITIONS:
  LL Corps., Inc.   .................................    March 15, 1996           $   84,752
  Payray, Inc. and Tri-Temps, Inc. ..................    April 1, 1996             4,922,745
  CST Services Inc. .................................    May 6, 1996               1,592,000
  Temp Aid, Inc. ....................................    June 10, 1996                15,322
  Kesi, Inc.  .......................................   September 30, 1996           160,660
  1997 ACQUISITIONS:
  Laporte Enterprises, Inc.  ........................   February 14, 1997          1,300,000
  Apex, Inc.  .......................................   February 21, 1997          1,000,000
  Standby Personnel of Colorado Springs, Inc.  ......   February 24, 1997          3,090,302
  Staff Net, Inc.   .................................   February 24, 1997            308,333
  Staff Management, Inc.  ...........................    March 3, 1997             3,970,997
  Superior Temporaries, Inc. ........................    March 3, 1997             9,000,000
  Stand-By, Inc. ....................................    March 31, 1997            5,444,437

     The terms of the above acquisitions are discussed in Note 2 to the Company's consolidated financial statements. The agreements for certain acquisitions contain provisions for contingent payments of additional purchase price based on the net revenues, gross margin or income before income taxes of the acquired businesses over periods of two years after the acquisition. Should the contingent payments be made, they would be recorded as additional purchase price and increase the amount of goodwill. The above purchase prices have been adjusted to reflect imputed interest on acquisition financing.

NOTE 2

     To eliminate revenues of the company and (i) related expenses and costs of Payray, Inc. and Tri-Temps, Inc., LL Corps., Inc., Temp Aid, Inc., Kesi, Inc., Laporte Enterprises, Inc. and Superior Temporaries, Inc. related to franchise royalties and (ii) expenses and costs of Laporte Enterprises, Inc. related to funding fees, for services provided by the Company to these acquired businesses, which were franchisees prior to their acquisition.

NOTE 3

     To (i) eliminate the amount of compensation for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals subsequent to the Reorganization, and (ii) to reflect a reduction in expenses for the amount of compensation and other expenses of the former owners of the 1996 Acquisitions and 1997 Acquisitions that was discontinued after such acquisitions occurred. The discontinued amounts represent estimated amounts in excess of the average compensation for a person performing similar duties on an ongoing basis.

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENTS OF INCOME--(CONTINUED)

NOTE 4

     To reflect additional depreciation and amortization of the assets purchased in the 1996 Acquisitions and 1997 Acquisitions. The following table summarizes the values assigned to the assets acquired and the weighted average amortization or depreciation periods.


                                                                 WEIGHTED AVERAGE
                                                                 AMORTIZATION OR
                                                  AMOUNT        DEPRECIATION PERIODS
                                                 ------------   ---------------------
  Tangible assets, primarily equipment  ......   $   935,807         5   years
  Identifiable intangible assets:
   Covenants not to compete ..................     1,202,841         9.4 years
   Customer lists  ...........................     4,395,981         5.5 years
   Employee lists  ...........................       155,049          .2 year
  Goodwill   .................................    24,199,870        32.7 years
                                                 ------------
                                                 $30,889,548
                                                 ============

     The costs of each acquisition have been allocated to the assets acquired and liablilities assumed based on their fair values at the date of acquisition as determined by management with the assistance of an independent valuation consultant. The allocation of the costs of acquisition for the 1997 Acquisitions is preliminary while the Company obtains final information regarding the fair values of all assets acquired; however, management believes that any adjustments to the amounts allocated will not have a material effect on the Company's financial position or results of operations.

NOTE 5

     To adjust for the additional interest and amortization expense for indebtedness incurred (a) to pay the purchase price and acquisition costs and to provide working capital for the 1996 Acquisitions and 1997 Acquisitions; and
(b) to pay the distributions to shareholders and the consideration for the purchase of shares of common stock of the Subsidiaries from certain shareholders, each of which occurred in connection with the Reorganization. The following is a summary of the additional interest and amortization expense:


                                                         INTEREST       YEAR ENDED      THREE MONTHS ENDED
                                                           RATES    DECEMBER 31, 1996     MARCH 31, 1997
                                                         ---------- ------------------- -------------------
   ADDITIONAL INTEREST EXPENSE
   Notes due to sellers:
    1996 Acquisitions  .................................  7 - 14%       $  147,781           $     --
    1997 Acquisitions  .................................  12%              393,848             27,919
   Borrowings under line of credit and
     Revolving Credit Facility  ........................  8.75%            975,169             90,989
   Senior Notes  .......................................  11%            2,750,000            428,215
                                                                        -----------          ---------
                                                                         4,266,798            547,123
   ADDITIONAL AMORTIZATION EXPENSE
   Discount on Senior Notes  ...........................                 1,259,559            262,945
   Debt issuance costs, Senior Notes  ..................                   300,794             45,183
   Debt issuance costs, Revolving Credit Facility       .                       --             33,427
                                                                        -----------          ---------
                                                                        $5,827,151           $888,678
                                                                        ===========          =========

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENTS OF INCOME--(CONTINUED)

NOTE 6

     To eliminate life insurance proceeds for a key officer of Stand-By, Inc.

NOTE 7

     To reflect income taxes computed as if the Company had been fully subject to federal and applicable state income taxes. The Company recognized a one-time tax benefit of $385,693, as a result of the termination at the time of Reorganization of the Subsidiaries' elections to be treated as S corporations, that is not reflected in these proforma statements.

NOTE 8

     To adjust for the effects of income taxes on (a) the historical earnings of the 1996 Acquisitions and the 1997 Acquisitions, all of which (except Stand-By, Inc.) were S corporations prior to acquisition, as if they had been fully subject to federal and applicable state income taxes and (b) the effect of the pro forma adjustments.

NOTE 9

     Pro forma shares outstanding consist of the following:

                                                                 YEAR ENDED         THREE MONTHS ENDED
                                                              DECEMBER 31, 1996      MARCH 31, 1997
                                                              -------------------   -------------------
  Shares issued in the Reorganization, weighted for the
    equivalent shares representing the Subsidiaries'
    common stock purchased in connection with the
    Reorganization on February 21, 1997  ..................        6,363,738             6,207,485
  Effects of options and warrants to purchase common
    stock, calculated using the treasury stock method and
    an assumed offering price of $15.00 per share, as if
    they had been outstanding for the entire period  ......          457,579               980,307
                                                                   ----------            ----------
  Total outstanding shares   ..............................        6,821,317             7,187,792
                                                                   ==========            ==========

NOTE 10

     To reflect the effect on outstanding shares of the purchase of shares of common stock of the Subsidiaries from certain shareholders in the Reorganization and the issuance of the Warrants as if both transactions had occurred as of January 1, 1996.

NOTE 11

     To adjust for the effects of the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $15.00 per share and the reduced interest and other debt related expenses, net of income taxes, as a result of the application of the net proceeds therefrom to retire (a) the balance of the Senior Notes in full, (b) a portion of the outstanding indebtedness under the Revolving Credit Facility, (c) various promissory notes due to certain existing shareholders of the

                OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                       STATEMENTS OF INCOME--(CONTINUED)

NOTE 11--(CONTINUED)

Company, their family members and an executive officer of the Company, and (d) various promissory notes issued in connection with certain acquisitions. The retirement of the Senior Notes will also result in an extraordinary loss of $13,868,205, net of a $6,880,194 income tax benefit, which is not reflected in the supplemental pro forma net income.

NOTE 12

     To reverse income arising from a put warrants valuation adjustment included in the Company's historical results for the three months ended March 31, 1997, which decreased supplemental pro forma earnings per share by $0.10 per share.

     The holders of the warrants have a put right, as a result of which the Company recorded a liability at the time of the issuance of the warrants based on their fair value. Until the Offering is consummated, the Company will adjust this liability to fair value at the end of each accounting period. Based on an assumed offering price of $15.00 per share and the consummation of this Offering prior to September 30, 1997, these put warrants valuation adjustments will result in non-operating expenses in the second and third quarters of 1997 totaling $5,771,348 ($5,144,080 net of income tax benefit).

     Although this pro forma data was prepared assuming the issuance of the put warrants as of January 1, 1996, these statements do not contain a put warrants valuation adjustment for the year ended December 31, 1996 and the put warrant valuations adjustment included in the pro forma results for the three months ended March 31, 1997 (and eliminated in arriving at the supplemental pro forma results) is the adjustment based on the actual warrant issuance date of February 21, 1997.

                         INDEPENDENT AUDITORS' REPORT

Payray, Inc. and Tri-Temps, Inc.:

     We have audited the combined balance sheet of Payray, Inc. and Tri-Temps, Inc. (the "Company") as of December 31, 1995, and the related combined statements of operations and retained earnings and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Payray, Inc. and Tri-Temps, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Chicago, Illinois
March 29, 1996

                       PAYRAY, INC. AND TRI-TEMPS, INC.
                            COMBINED BALANCE SHEET
                               DECEMBER 31, 1995



ASSETS
CURRENT ASSETS:
Trade accounts receivable less allowance for doubtful accounts of $90,000 ...   $  925,576
PROPERTY AND EQUIPMENT, net  ................................................       55,054
DEPOSITS   ..................................................................      287,145
                                                                                -----------
TOTAL ASSETS  ...............................................................   $1,267,775
                                                                                ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Cash overdraft   ............................................................   $   77,351
Accounts payable    .........................................................      107,638
Accrued expenses    .........................................................      381,487
Line of credit   ............................................................      640,000
                                                                                -----------
  Total current liabilities  ................................................    1,206,476
                                                                                -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5, 7)
STOCKHOLDERS' EQUITY:
Common stock, no par value, 20,000 shares authorized, 2,000 shares issued and
 outstanding  ...............................................................        2,000
Retained earnings   .........................................................       59,299
                                                                                -----------
  Total stockholders' equity    .............................................       61,299
                                                                                -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  .................................   $1,267,775
                                                                                ===========

                             See notes to combined financial statements.

                       PAYRAY, INC. AND TRI-TEMPS, INC.
            COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                         YEAR ENDED DECEMBER 31, 1995



NET REVENUES    .................................    $  7,141,948
COST OF REVENUES   ..............................       5,784,631
                                                     ------------
TOTAL GROSS PROFIT ..............................       1,357,317
                                                     ------------
OPERATING EXPENSES:
  Stockholder's compensation   ..................         264,818
  Office rent paid to stockholder ...............          61,650
  Other general and administrative   ............       1,224,727
                                                     ------------
  Total operating expenses  .....................       1,551,195
                                                     ------------
OPERATING LOSS  .................................        (193,878)
OTHER EXPENSE:
  Interest expense    ...........................          38,268
                                                     ------------
NET LOSS  .......................................        (232,146)
RETAINED EARNINGS, Beginning of the year   ......         291,445
                                                     ------------
RETAINED EARNINGS, End of the year   ............    $     59,299
                                                     ============

                             See notes to combined financial statements.

                       PAYRAY, INC. AND TRI-TEMPS, INC.
                        COMBINED STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1995



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss    .....................................................................    $  (232,146)
  Adjustments to reconcile net loss to net cash flows used in operating activities:
  Allowance for doubtful accounts  ................................................         31,029
  Depreciation and amortization ...................................................         15,275
  Change in assets and liabilities:
    Accounts receivable--net    ...................................................         20,129
    Deposits  .....................................................................       (232,127)
    Accounts payable and accrued expenses   .......................................        364,191
                                                                                       -----------
    Net cash flows used in operating activities   .................................        (33,649)
                                                                                       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment    ..........................................        (32,105)
                                                                                       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in cash overdraft ......................................................         22,174
  Net borrowings under the line of credit   .......................................         43,580
                                                                                       -----------
    Net cash flows provided by financing activities  ..............................         65,754
                                                                                       -----------
NET CHANGE IN CASH  ...............................................................    $       -0-
                                                                                       ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ............................................................    $    38,268
                                                                                       ===========

                  See notes to combined financial statements.

                       PAYRAY, INC. AND TRI-TEMPS, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: Payray, Inc and Tri-Temps, Inc. (the "Companies") are Illinois corporations, which provide temporary industrial staffing services in eight regions throughout Illinois and Wisconsin.

     BASIS OF PRESENTATION: The accompanying combined financial statements present the financial position, results of operations and cash flows of the Companies. The Companies have common ownership and management. All significant intercompany balances and transactions are eliminated in combination.

     USE OF ESTIMATES: The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

     PROPERTY AND EQUIPMENT: Property and equipment are stated at cost. The Companies provide for depreciation of leasehold improvements using the straight-line method over the remaining lease term. All other property and equipment are depreciated using the double declining balance method over the estimated useful lives of the related assets which range from 5 to 7 years.

     DEPOSITS: Deposits consist of loss collateral deposits paid to an insurance company for pending workers' compensation claims.

     INCOME TAXES: The Companies have elected to be treated as S corporations under the provisions of the Internal Revenue Code. The taxable income of the Companies is directly taxable to the stockholder for federal tax purposes and the stockholder is responsible for the payment of income taxes thereon. The Companies are subject to the Illinois replacement tax. No allowance for such tax has been made at December 31, 1995 as each Company reported a loss.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying value of financial instruments included in current assets and liabilities approximates fair values due to the short-term maturities of these instruments.

     REVENUE RECOGNITION: Revenues are recognized when the related service is performed net of provision for credits and allowances.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

  Furniture, fixtures and equipment                  $23,075
   Vehicles                                           24,669
  Leasehold improvements                              29,590
                                                     --------
   Total                                              77,334
  Less accumulated depreciation and amortization      22,280
                                                     --------
  Property and equipment--net                        $55,054
                                                     ========

NOTE 3. LINE OF CREDIT

     The Companies maintain a line of credit for $750,000 collateralized by accounts receivable and fixed assets and bearing interest at prime plus .25% (8.75% at December 31, 1995). Borrowings are limited to 75% of trade accounts receivable. Borrowings under the line of credit amounted to $640,000 at December 31, 1995.

                       PAYRAY, INC. AND TRI-TEMPS, INC.

NOTE 4. ACCRUED EXPENSES

     Accrued expenses consist of:


  Workers' compensation   ......   $221,012
  Payroll  .....................     84,477
  Royalties   ..................     42,170
  Other    .....................     33,828
                                   ---------
                                   $381,487
                                   =========

NOTE 5. LEASE COMMITMENTS

     The Companies lease office facilities and certain office equipment under operating leases which expire through 2003. Three office facilities are leased from the principal stockholder of the Companies (see Note 6). The following is a schedule of future minimum annual rental commitments required under noncancelable operating leases as of December 31, 1995 including $362,700 on leases with the stockholder:


  1996   ............   $ 80,022
  1997   ............     65,457
  1998   ............     54,525
  1999   ............     48,901
  Thereafter   ......    175,500
                        ---------
  Total  ............   $424,405
                        =========

     Rent expense was $51,650 for the year ending December 31, 1995, including $32,200 on leases with the stockholder.

NOTE 6. RELATED PARTY TRANSACTIONS

     Operating expenses include amounts paid to or on behalf of the stockholder as follows:


  Management fees to stockholder  ...............   $ 180,752
  Expenses paid on behalf of stockholder   ......    79,666
  Rent paid for office locations  ...............    61,650
  Other   .......................................     4,400

NOTE 7. CONTINGENCIES

     The Companies are subject to legal proceedings and claims which have arisen in the ordinary course of their businesses. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect on the financial positions of the Companies.

NOTE 8. SUBSEQUENT EVENT

     On February 23, 1996 the Companies signed a letter of intent to sell its business and certain assets to a subsidiary of OutSource International, Inc. The sale was subsequently consummated.

                         INDEPENDENT AUDITORS' REPORT


CST Services Inc.:

     We have audited the accompanying balance sheets of CST Services Inc. as of December 31, 1994 and 1995, and the related statements of income, stockholder's equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of CST Services Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 4 to the financial statements, the Company has sold its business and certain assets to a subsidiary of OutSource International, Inc.


DELOITTE & TOUCHE LLP
Certified Public Accountants

Boston, Massachusetts
April 18, 1996, except as to Note 4 for which the date is May 6, 1996

                               CST SERVICES INC.

                                BALANCE SHEETS



                                                                DECEMBER 31,            MARCH 30,
                                                        -----------------------------   ------------
                                                           1994            1995           1996
                                                        -------------   -------------   ------------
                                                                                        (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash   .............................................    $ 500,720       $ 531,376       $ 554,195
 Trade accounts receivable, net of allowance for
  doubtful accounts of $3,000 at December 31, 1995
  and March 30, 1996   ..............................      263,525         314,696         323,105
 Prepaid and other assets    ........................       21,707          51,827          49,848
                                                         ---------       ---------       ---------
   Total current assets   ...........................      785,952         897,899         927,148
                                                         ---------       ---------       ---------
EQUIPMENT:
 Office equipment   .................................       13,342          13,342          15,382
 Accumulated depreciation    ........................       (3,933)         (7,627)         (8,523)
                                                         ---------       ---------       ---------
   Equipment, net   .................................        9,409           5,715           6,859
                                                         ---------       ---------       ---------
                                                         $ 795,361       $ 903,614       $ 934,007
                                                         =========       =========       =========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable and other  ........................    $  14,190       $   7,665       $   6,043
 Accrued payroll expenses ...........................      176,317         112,114         118,977
 Accrued workers' compensation expense   ............       54,586          95,489         101,531
 Accrued professional fees   ........................       25,000          40,000          46,000
                                                         ---------       ---------       ---------
   Total current liabilities ........................      270,093         255,268         272,551
                                                         ---------       ---------       ---------
CONTINGENCY (NOTE 3)
STOCKHOLDER'S EQUITY
 Common stock, no par value:
  Authorized, 200,000 shares; issued and outstanding,
    100 shares   ....................................        8,500           8,500           8,500
 Retained earnings  .................................      516,768         639,846         652,956
                                                         ---------       ---------       ---------
   Total stockholder's equity   .....................      525,268         648,346         661,456
                                                         ---------       ---------       ---------
                                                         $ 795,361       $ 903,614       $ 934,007
                                                         =========       =========       =========

                       See notes to financial statements.

                               CST SERVICES INC.

                             STATEMENTS OF INCOME



                                                                            THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,     ------------------------
                                                                         APRIL 1,     MARCH 30,
                                             1994           1995          1995          1996
                                           ------------   ------------   ----------   -----------
                                                                               (UNAUDITED)
NET REVENUES ...........................   $3,684,244     $4,421,992     $901,761     $1,047,081
                                           -----------    -----------    ---------    -----------
COST OF REVENUES:
 Payroll  ..............................    2,318,455      2,814,776      585,024       667,238
 Payroll taxes  ........................      313,448        367,658       75,815        84,469
 Workers' compensation insurance  ......      153,328        232,651       43,875        71,906
                                           -----------    -----------    ---------    -----------
   Total cost of revenues   ............    2,785,231      3,415,085      704,714       823,613
                                           -----------    -----------    ---------    -----------
GROSS PROFIT ...........................      899,013      1,006,907      197,047       223,468
                                           -----------    -----------    ---------    -----------
OPERATING EXPENSES .....................      488,667        520,680      117,230       126,202
                                           -----------    -----------    ---------    -----------
OTHER INCOME:
 Placement fees    .....................       35,660          8,850        2,250         2,000
 Interest income   .....................        2,595          3,997          814           794
                                           -----------    -----------    ---------    -----------
   Total other income ..................       38,255         12,847        3,064         2,794
                                           -----------    -----------    ---------    -----------
NET INCOME   ...........................   $  448,601     $  499,074     $ 82,881       100,060
                                           ===========    ===========    =========    ===========

                       See notes to financial statements.

                               CST SERVICES INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY


                                                    COMMON      RETAINED
                                                    STOCK       EARNINGS
                                                    --------   --------------
BALANCE, JANUARY 1, 1994 ........................     $8,500    $   173,491
 Distributions to stockholder  ..................         --       (105,324)
 Net income  ....................................         --        448,601
                                                     -------    -----------
BALANCE, DECEMBER 31, 1994  .....................      8,500        516,768
 Distributions to stockholder  ..................         --       (375,996)
 Net income  ....................................         --        499,074
                                                     -------    -----------
BALANCE, DECEMBER 31, 1995  .....................      8,500        639,846
 Distributions to stockholder (unaudited)  ......         --        (86,950)
 Net income (unaudited)  ........................         --        100,060
                                                     -------    -----------
BALANCE, MARCH 30, 1996 (UNAUDITED)  ............     $8,500    $   652,956
                                                     =======    ===========

                       See notes to financial statements.

                               CST SERVICES INC.

                            STATEMENTS OF CASH FLOWS


                                                                                              THREE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,      ---------------------------
                                                         ------------------------------   APRIL 1,      MARCH 30,
                                                            1994             1995           1995           1996
                                                         --------------   -------------   -----------   -------------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................    $   448,601      $  499,074     $ 82,881       $  100,060
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation  .......................................          2,639           3,694          923              896
   Increase (decrease) arising from working
     capital items:
    Accounts receivable ..............................       (135,865)        (51,171)      14,987           (8,409)
    Prepaids and other assets ........................        (20,349)        (30,120)      (1,397)           1,979
    Accounts payable and other   .....................          9,413          (6,525)     (10,246)          (1,622)
    Accrued payroll  .................................        101,902         (64,203)     (69,095)           6,863
    Accrued workers' compensation   ..................         14,086          40,903       29,140            6,042
    Accrued professional fees ........................          7,000          15,000        5,500            6,000
                                                          -----------      ----------     ---------      ----------
     Net cash provided by operating activities  ......        427,427         406,652       52,693          111,809
                                                          -----------      ----------     ---------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of office equipment   .....................         (6,679)             --           --           (2,040)
                                                          -----------      ----------     ---------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of loan from stockholder ..................        (10,200)             --           --               --
 Distributions to stockholder ........................       (105,324)       (375,996)     (48,000)         (86,950)
                                                          -----------      ----------     ---------      ----------
     Net cash used for financing activities  .........       (115,524)       (375,996)     (48,000)         (86,950)
                                                          -----------      ----------     ---------      ----------
NET INCREASE IN CASH .................................        305,224          30,656        4,693           22,819
CASH, BEGINNING OF YEAR ..............................        195,496         500,720      500,720          531,376
                                                          -----------      ----------     ---------      ----------
CASH, END OF YEAR ....................................    $   500,720      $  531,376     $505,413       $  554,195
                                                          ===========      ==========     =========      ==========

                       See notes to financial statements.

                               CST SERVICES INC.

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO MARCH 30, 1996 AND THE THREE MONTHS ENDED APRIL 1,
                      1995 AND MARCH 30, 1996 IS UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - CST Services Inc. (the "Company") is a Massachusetts corporation which provides temporary light industrial and clerical staffing services.

     UNAUDITED INTERIM FINANCIAL STATEMENTS - The interim financial statements and the related information in the notes as of March 30, 1996 and for the three months ended April 1, 1995 and March 30, 1996 are unaudited. Such interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from these estimates.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the related assets which range from 3 to 5 years.

     INCOME TAXES - The Company has elected to be treated as an S corporation under the provisions of the Internal Revenue Code. The Company is subject to Massachusetts excise tax based on the Company's net worth. These amounts have been recorded as operating expenses in the financial statements. The taxable income of the Company is directly taxable to the stockholder for federal and state tax purposes and the stockholder is responsible for the payment of income taxes thereon.

     REVENUE RECOGNITION - All revenues are recognized as the related service is performed net of provision for credits and allowances.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of the accounts receivable and accounts payable balances approximate their fair values.

NOTE 2. OFFICE SPACE

     The Company rents office space on a month-to-month basis. Total rent expense amounted TO $8,600 in 1994 and $9,600 in 1995.

NOTE 3. CONTINGENCY

     As of December 31, 1995 there is a disagreement between the Company and its former insurance carrier relating to premiums paid under a general liability insurance policy for the year ended December 1994. The insurance carrier has asserted that the Company owes additional premiums in the amount of $48,000, plus accrued interest on this amount. The Company is attempting to settle this

                               CST SERVICES INC.

(INFORMATION WITH RESPECT TO MARCH 30, 1996 AND THE THREE MONTHS ENDED APRIL 1,
                      1995 AND MARCH 30, 1996 IS UNAUDITED)

NOTE 3. CONTINGENCY--(CONTINUED)

matter out-of-court. In the event that the matter proceeds to litigation, the likelihood of an unfavorable outcome cannot be predicted and, accordingly, an accrual for this matter has not been provided for in the accompanying financial statements.

NOTE 4. SUBSEQUENT EVENT

     On May 6, 1996, the Company signed an agreement to sell its business and certain assets to a subsidiary of OutSource International, Inc. for a purchase price of $1,780,000. The price is comprised of $1,200,000 in cash, a $200,000 note to be paid in two annual installments plus interest of 7% per annum, and annual contingent payments, not to exceed $380,000, based upon net income of the Company for two years following the acquisition.

                         INDEPENDENT AUDITORS' REPORT


Standby Personnel of Colorado Springs, Inc.:

     We have audited the accompanying balance sheet of Standby Personnel of Colorado Springs, Inc. (the "Company") as of December 31, 1996, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted accounting standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Standby Personnel of Colorado Springs, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Certified Public Accountants

Denver, Colorado
June 6, 1997

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996


ASSETS
CURRENT ASSETS:
 Cash ................................................   $139,461
 Trade accounts receivable, net of allowance for
   doubtful accounts of $15,000  .....................    429,000
                                                         ---------
   Total current assets ..............................    568,461
PROPERTY AND EQUIPMENT, net   ........................    147,698
OTHER ASSETS   .......................................     11,138
                                                         ---------
TOTAL ASSETS   .......................................   $727,297
                                                         =========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable ....................................   $  4,954
 Accrued compensation   ..............................     24,806
 Note payable  .......................................      5,534
                                                         ---------
   Total current liabilities  ........................     35,294
                                                         =========
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDER'S EQUITY:
 Common stock, $1 par value, 50,000 shares authorized,
   10,000 shares issued and outstanding   ............     10,000
 Additional paid-in capital   ........................      8,384
 Retained earnings   .................................    673,619
                                                         ---------
   Total stockholder's equity ........................    692,003
                                                         ---------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   .........   $727,297
                                                         =========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                              STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996


NET REVENUES ...............................................   $5,346,882
                                                               -----------
COST OF REVENUES:
 Payroll  ...................................................   3,137,746
 Taxes ......................................................     269,270
 Workers' compensation and insurance ........................     176,993
 Other ......................................................      47,643
                                                               -----------
   Total cost of revenues   .................................   3,631,652
                                                               -----------
GROSS PROFIT ................................................   1,715,230
                                                               -----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
 Stockholder compensation   .................................     235,636
 Other selling, general and administrative expenses .........     866,801
                                                               -----------
   Total selling, general and administrative expenses  ......   1,102,437
                                                               -----------
OPERATING INCOME   ..........................................     612,793
                                                               -----------
OTHER INCOME:
 Interest income   ..........................................      15,179
 Gain on sale of equipment  .................................         527
                                                               -----------
   Total other income .......................................      15,706
                                                               -----------
NET INCOME   ................................................     628,499
                                                               ===========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY
                         YEAR ENDED DECEMBER 31, 1996



                                           COMMON STOCK       ADDITIONAL                         TOTAL
                                       --------------------    PAID-IN        RETAINED        STOCKHOLDER'S
                                        SHARES     AMOUNT      CAPITAL        EARNINGS          EQUITY
                                       --------   ---------   ------------   --------------   --------------
BALANCE, JANUARY 1, 1996   .........     10,000   $10,000        $8,384       $   838,274      $   856,658
Distributions to stockholder  ......         --        --            --          (793,154)        (793,154)
Net income  ........................         --        --            --           628,499          628,499
                                        -------   --------       -------      -----------      -----------
BALANCE, DECEMBER 31, 1996 .........     10,000   $10,000        $8,384       $   673,619      $   692,003
                                        =======   ========       =======      ===========      ===========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                            STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1996


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income   .......................................    $  628,499
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation   ....................................        60,179
  Amortization   ....................................         1,653
  Gain on sale of equipment  ........................          (527)
  Changes in operating assets and liabilities:
   Trade accounts receivable ........................       331,523
   Other assets  ....................................           212
   Accounts payable .................................       (18,978)
   Accrued compensation   ...........................        12,016
                                                         ----------
    Net cash provided by operating activities  ......     1,014,577
                                                         ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment   ...............      (108,768)
 Proceeds from sale of equipment   ..................         2,300
                                                         ----------
   Net cash used in investing activities ............      (106,468)
                                                         ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of note payable  ...........................        (9,402)
 Cash distributions .................................      (793,154)
                                                         ----------
    Net cash used in financing activities   .........      (802,556)
                                                         ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS   .........       105,553
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR   ......        33,908
                                                         ----------
CASH AND CASH EQUIVALENTS, END OF YEAR   ............    $  139,461
                                                         ==========

                                    See notes to financial statements.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - Standby Personnel of Colorado Springs, Inc. (the "Company") is in the business of providing temporary employees to construction, commercial and light industrial companies located in the Colorado Springs metropolitan area.

     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests temporary cash in demand deposits with federally insured financial institutions. Such deposit amounts at times exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company's trade receivables are geographically concentrated in the Colorado Springs metropolitan area. The Company believes that concentrations of credit risk with respect to receivables are limited due to the large number of customers and generally short payment terms.

     USE OF ESTIMATES - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

     REVENUE RECOGNITION - All revenues are recognized as the related service is performed, net of provision for credits and allowances.

     CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and depreciated or amortized on an accelerated basis over the estimated useful service lives of the respective assets. Amortization of property under capital leases, leasehold improvements and computer software is included in depreciation expense. The estimated useful lives of property and equipment range from 3 to 7 years.

     LONG-LIVED ASSETS - SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this statement had no effect on the financial position or results of operations of the Company for the year ended December 31, 1996.

     INCOME TAXES - Effective for the year ended December 31, 1991, the Company elected to be treated as an S corporation under applicable provisions of the Internal Revenue Code. Accordingly, any liability for income taxes is the obligation of the stockholder and no income tax liability has been recorded by the Company.

     WORKER'S COMPENSATION - The Company manages its workers compensation risk through a premium based insurance policy. The Company is responsible for payment of premiums only to the insurance carrier and is not obligated to reimburse its insurance carrier for claim payments.

     ADVERTISING - The Company expenses advertising and promotional expenditures as incurred. Total advertising and promotional expenses was $15,405 for the year ended December 31, 1996.

                  STANDBY PERSONNEL OF COLORADO SPRINGS, INC.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1996:

   Furniture, fixtures and equipment .....................   $138,496
   Leasehold improvements   ..............................     24,053
   Vehicles  .............................................    134,691
                                                             ---------
   Property and equipment   ..............................    297,240
   Less: accumulated depreciation and amortization  ......    149,542
                                                             ---------
   Property and equipment, net ...........................   $147,698
                                                             =========

     Depreciation and amortization for property and equipment amounted to $61,832 for the year ended December 31, 1996.

NOTE 3. CREDIT AGREEMENT AND NOTE PAYABLE

     Pursuant to a revolving line of credit agreement, in effect at December 31, 1996 and expiring April 30, 1997, the Company may borrow from a commercial bank up to $150,000. The line of credit is secured by accounts receivable and equipment. At December 31, 1996, no funds are outstanding on the line of credit.

     The Company has a note payable to a commercial bank, payable in monthly installments of $784 including interest at a rate of 8.5% with final payment of principal and interest due July 31, 1997. At December 31, 1996, $5,534 is outstanding on the note payable.

NOTE 4. COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS - The Company leases four facilities. One of these facilities is owned by a relative of the sole stockholder. These renewable lease agreements are classified as operating leases and range in term from two to five years with renewal rights for additional years. Total rental expense related to these leases was $45,792 for the year ended December 31, 1996. The Company is obligated, pursuant to these lease agreements, to pay property taxes and special assessments during the term of the leases. Future minimum rental payments under these leases are as follows:


                              RELATED
                  TOTAL       PARTY       OTHER
                  ---------   ---------   --------
  1997   ......   $53,534     $18,000     $35,534
  1998   ......    33,000      18,000      15,000
  1999   ......    12,000      12,000          --
                  --------    --------    --------
  Total  ......   $98,534     $48,000     $50,534
                  ========    ========    ========

NOTE 5. SUBSEQUENT EVENTS

     On February 24, 1997, the business and certain assets of the Company were acquired by a subsidiary of OutSource International, Inc.

                         INDEPENDENT AUDITORS' REPORT


Superior Temporaries, Inc.

     We have audited the accompanying balance sheets of Superior Temporaries, Inc. as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Superior Temporaries, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Certified Public Accountants

Fort Lauderdale, Florida
July 14, 1997

                          SUPERIOR TEMPORARIES, INC.

                                BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1996


                                                             1995           1996
                                                           ------------   -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents ..............................   $  326,839     $   44,947
Trade accounts receivable, net of allowance for doubtful
 accounts of $153,679 in 1995 and 195,475 in 1996 ......    1,412,246      2,240,034
Notes receivable due from shareholders   ...............           --         84,377
Due from related party .................................       16,778            733
Prepaid expenses and other current assets   ............       25,925         32,540
                                                           -----------    -----------
   Total current assets   ..............................    1,781,788      2,402,631
PROPERTY AND EQUIPMENT, net  ...........................      425,681        494,533
INTANGIBLE ASSETS, net .................................       31,311         23,408
OTHER ASSETS  ..........................................       74,248        121,878
                                                           -----------    -----------
   Total assets  .......................................   $2,313,028     $3,042,450
                                                           ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable .......................................   $   56,285     $   82,953
Accrued expenses:
 Workers' compensation and insurance  ..................      507,620        599,778
 Other  ................................................       27,473         55,347
Line of credit   .......................................      550,000        589,552
Current maturities of long-term debt  ..................      104,151         27,933
Due to related party   .................................       12,046         46,077
                                                           -----------    -----------
   Total current liabilities ...........................    1,257,575      1,401,640
                                                           -----------    -----------
LONG-TERM DEBT, less current maturities  ...............       99,425         73,592
                                                           -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 5)   ...............
SHAREHOLDERS' EQUITY:
Common stock, $1 par value, 7,500 shares authorized,
 600 shares issued and outstanding .....................          600            600
Additional paid-in capital   ...........................       45,400         45,400
Retained earnings   ....................................      910,028      1,521,218
                                                           -----------    -----------
   Total shareholders' equity   ........................      956,028      1,567,218
                                                           -----------    -----------
   Total liabilities and shareholders' equity  .........   $2,313,028     $3,042,450
                                                           ===========    ===========

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                             STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1995 AND 1996


                                                                    1995              1996
                                                                ---------------   ----------------
Net revenues ................................................    $ 9,794,777       $ 14,048,034
                                                                 -----------       ------------
Cost of revenues:
 Payroll  ...................................................      5,768,750          8,499,107
 Taxes ......................................................        517,989            730,086
 Workers' compensation and insurance ........................        708,651            853,051
 Other ......................................................        310,132            407,189
                                                                 -----------       ------------
   Total cost of revenues   .................................      7,305,522         10,489,433
                                                                 -----------       ------------
 Gross profit   .............................................      2,489,255          3,558,601
                                                                 -----------       ------------
Selling, general and administrative expenses:
 Shareholders' compensation .................................        127,422            182,074
 Other selling, general and administrative ..................      1,807,427          2,324,763
                                                                 -----------       ------------
   Total selling, general and administrative expenses  ......      1,934,849          2,506,837
                                                                 -----------       ------------
Operating income   ..........................................        554,406          1,051,764
                                                                 -----------       ------------
Other expense (income):
 Interest income   ..........................................         (8,117)           (15,577)
 Interest expense  ..........................................         58,943             52,378
 Other ......................................................         15,176               (949)
                                                                 -----------       ------------
   Total other expense (income)   ...........................         66,002             35,852
                                                                 -----------       ------------
Net income   ................................................    $   488,404       $  1,015,912
                                                                 ===========       ============

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1995 AND 1996



                                                   ADDITIONAL
                                        COMMON     PAID-IN        RETAINED
                                        STOCK      CAPITAL        EARNINGS
                                        --------   -----------   --------------
Balance, January 1, 1995 ............     $600       $42,515      $  567,624
Capital contributions ...............       --         2,885              --
Distributions to shareholders  ......       --            --        (146,000)
Net income   ........................       --            --         488,404
                                          -----      --------     ----------
Balance, December 31, 1995  .........      600        45,400         910,028
Distributions to shareholders  ......       --            --        (404,722)
Net income   ........................       --            --       1,015,912
                                          -----      --------     ----------
Balance, December 31, 1996  .........     $600       $45,400      $1,521,218
                                          =====      ========     ==========

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                           STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1995 AND 1996


                                                                    1995              1996
                                                                 --------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...................................................    $   488,404      $ 1,015,912
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization  ..............................         42,921           56,744
 Changes in assets and liabilities:
  Trade accounts receivables, net  ...........................       (602,542)        (827,788)
  Due to related party .......................................       (111,423)          34,031
  Prepaid expenses and other current assets ..................        (11,443)          (6,615)
  Other assets   .............................................        (55,379)         (47,630)
  Accounts payable and accrued expenses  .....................        500,336          146,700
                                                                  -----------      -----------
   Net cash provided by operating activities   ...............        250,874          371,354
                                                                  -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment   ........................       (343,293)        (109,193)
Other assets  ................................................        (11,710)          (8,500)
                                                                  -----------      -----------
   Net cash used in investing activities .....................       (355,003)        (117,693)
                                                                  -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under line of credit   ........................        550,000           39,552
Capital contributions  .......................................          2,885               --
Notes receivable due from shareholders   .....................             --          (84,377)
Due from related party .......................................       (303,225)          16,045
Long-term debt borrowings (repayments)   .....................        146,615         (102,051)
Distributions paid to shareholders ...........................       (146,000)        (404,722)
                                                                  -----------      -----------
   Net cash provided by (used in) financing activities  ......        250,275         (535,553)
                                                                  -----------      -----------
Net increase (decrease) in cash ..............................        146,146         (281,892)
Cash and cash equivalents, beginning of year   ...............        180,693          326,839
                                                                  -----------      -----------
Cash and cash equivalents, end of year   .....................    $   326,839      $    44,947
                                                                  ===========      ===========
   SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
Cash payments for interest   .................................    $    54,039      $    53,327
                                                                  ===========      ===========

                                    See notes to financial statements.

                          SUPERIOR TEMPORARIES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: Superior Temporaries , Inc. ("Company") provides flexible industrial staffing services to various clients under the trade name Labor World, as allowed by franchise agreements between the Company and OutSource Franchising, Inc. The Company provides these services through ten Company-owned locations.

     A summary of the Company's significant accounting policies follows:

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION: All revenues are recognized as the related service is performed, net of provision for credits and allowances.

     CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT: Property and equipment is stated at cost and depreciated or amortized on a straight-line basis over the estimated useful service lives of the respective assets. Leasehold improvements are stated at cost and amortized over the shorter of the term of the lease or estimated useful life of the improvement. Amortization of leasehold improvements is included in depreciation expense. The estimated useful lives of property and equipment range from 3 to 7 years.

     LONG-LIVED ASSETS: Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS 121 requires that impairments, measured using fair market value, are recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable and the future undiscounted cash flows attributed to the assets are less than their carrying values. Adoption of this statement did not have a material effect on the Company's financial statements.

     INTANGIBLE ASSETS: The Company has customer lists that are being amortized on a straight line basis over five years. Accumulated amortization was $69,767 and $86,170 as of December 31, 1995 and 1996, respectively.

     INCOME TAXES: The Company has elected to be treated as an S corporation and, as such, all of its income is taxed directly to its shareholders for federal income tax purposes. Therefore, no provision or liability for income taxes has been included in these financial statements.

     WORKERS' COMPENSATION: The Company manages its workers compensation risk through a loss sensitive insurance policy. The Company is obligated to reimburse its insurance carriers for claim payments up to a maximum of $250,000 per occurrence as well as for certain fixed and variable expenses. Provisions for expected future payments are accrued based on the Company's estimate of its aggregate liability for all open claims and claims incurred but not reported.

                          SUPERIOR TEMPORARIES, INC.

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     ADVERTISING: The Company expenses advertising and promotional expenditures as incurred. Total advertising and promotional expenses were $17,007 and $27,685 for the years ended December 31, 1995 and 1996, respectively.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                             1995         1996
                                                            ----------   ---------
Land  ...................................................   $ 81,850     $ 81,850
  Buildings    ..........................................    277,804      326,805
  Furniture, fixtures and equipment    ..................     84,994      123,773
  Leasehold improvements   ..............................      6,126       29,386
                                                            ---------    ---------
  Property and equipment   ..............................    450,774      561,814
  Less accumulated depreciation and amortization   ......     25,093       67,281
                                                            ---------    ---------
  Property and equipment, net    ........................   $425,681     $494,533
                                                            =========    =========

     Depreciation expense, including amortization of leasehold improvements, was $17,248 and $42,188 for the years ended December 31, 1995 and 1996, respectively.

NOTE 3. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                        1995         1996
                                                                       ----------   ---------
Mortgage note payable in monthly principal installments of $1,650 and collateralized by real estate. The interest rate was prime plus 2% (8.25% at December 31, 1996) per annum. The note
    matures on October 1, 2000  ....................................   $ 95,250      77,550
  Mortgage note payable in monthly principal and interest
    installments of $973, with an interest rate of 8% per annum and
    collateralized by real estate. The note matures on April 1, 1999     33,326      23,975
  Note payable with interest only paid monthly and a balloon payment in 1996. The note was collateralized by the assets of the Company and personally guaranteed by the shareholders.
    The note had an interest rate of prime plus 1.5% (8.5% at
    December 31, 1995) per annum   .................................     75,000          --
                                                                       ---------    ---------
  Long-term debt ...................................................    203,576     101,525
  Less current maturities of long-term debt    .....................    104,151      27,933
                                                                       ---------    ---------
  Long-term debt, less current maturities   ........................   $ 99,425      73,592
                                                                       =========    =========

NOTE 4. LINE OF CREDIT

     The Company maintained a line of credit which matured on April 30, 1997 and was not renewed. The borrowing amount was limited to $1,250,000, was secured by the assets of the Company and was

                          SUPERIOR TEMPORARIES, INC.

NOTE 4. LINE OF CREDIT--(CONTINUED)

personally guaranteed by the shareholders. The line of credit had a stated interest rate equivalent to the 30 day commercial paper rate (which was 5.95% per annum at December 31, 1996) plus 2.65%.

NOTE 5. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. The leases provide for the Company to pay real estate taxes, common area maintenance and certain other expenses. Lease terms, excluding renewal option periods exercisable by the Company at escalated rents, expire between 1997 and 2000. The Company does not have any fixed minimum lease commitments with related parties. A schedule of fixed minimum lease commitments is as follows:

YEAR             RENTAL AMOUNT
-------------   --------------
1997 ........      $ 79,823
1998   ......        67,475
1999   ......        26,832
2000   ......        11,669
2001   ......            --
                   ---------
Total  ......      $185,799
                   =========

     Rent expense was $89,000 and $98,000 for the years ended December 31, 1995 and 1996, respectively.

     The Company owns real property at one of its operating locations in which groundwater contamination was detected in 1995 at levels that exceeded the Florida groundwater standards for certain pollutants. Although the source of the contamination has not been definitively identified, it is the Company's position that the contamination was caused by a third party neighbor to the Company's property. The Company cannot estimate the amount of clean up costs, if any, that will have to be paid by the Company until testing of the sites has been completed and the source of the contamination has been definitively identified. Due to the uncertainty of the outcome of this environmental matter, the financial statements do not include any provision for any loss that may result from the resolution of this matter.

NOTE 6. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash with what it believes to be high credit quality institutions. At times cash deposits may be in excess of the FDIC insurance limit. The Company has not incurred any losses in such accounts. The Company grants credit to its customers generally without collateral and regularly assesses their financial strength. The Company believes that credit risk related to its accounts receivable is limited.

NOTE 7. RELATED PARTY TRANSACTIONS

     The Company had notes receivable due from shareholders of $84,377 at December 31, 1996. The notes bear interest at 12% per annum and are unsecured. The notes are due on demand.

                          SUPERIOR TEMPORARIES, INC.

NOTE 7. RELATED PARTY TRANSACTIONS--(CONTINUED)

     The Company leases certain personnel from Productivity Partners, which is an affiliated company due to common ownership. The Company owed Productivity Partners $12,046 and $46,077 as of December 31, 1995 and 1996, respectively. Productivity Partners incurs certain corporate office expenses on behalf of the Company, which are subsequently reimbursed to Productivity Partners by the Company. Selling general and administrative expenses include $293,500 and $395,576 of corporate expenses for the years ended December 31, 1995 and 1996, respectively, that the Company reimbursed to Productivity Partners.

     In the normal course of business, the Company enters into transactions with Genesis Financial Services, Inc., which is an affiliated company due to common ownership. Such transactions consist primarily of cash advances, which do not bear interest and have no stated maturity dates. Genesis Financial Services, Inc. owed the Company $16,778 and $733 as of December 31, 1995 and 1996, respectively. The Company did not incur any interest expense or recognize any interest income in connection with its transactions with Genesis Financial Services, Inc. during the years ended December 31, 1995 and 1996, respectively.

NOTE 8. SUBSEQUENT EVENTS

     On March 3, 1997, the assets and business of the Company were acquired by a subsidiary of OutSource International, Inc. and the franchise agreements between the Company and OutSource Franchising, Inc. were terminated.

                         INDEPENDENT AUDITORS' REPORT


Stand-By, Inc.

     We have audited the accompanying balance sheet of Stand-By, Inc. (the "Company") as of September 30, 1996, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stand-By, Inc. at September 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Certified Public Accountants

Denver, Colorado
June 6, 1997

                                STAND-BY, INC.

                                BALANCE SHEETS



                                                            SEPTEMBER 30,     DECEMBER 31,
                                                                1996             1996
                                                            ---------------   -------------
                                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..............................     $  683,494       $  819,875
 Trade accounts receivable, net of allowance for doubtful
   accounts of $47,000  .................................      1,823,947        1,684,875
 Advances to affiliates .................................      1,392,951        1,234,114
 Other accounts receivable ..............................        752,268          346,646
 Deferred tax asset  ....................................        310,872          310,872
 Prepaid expenses and other current assets   ............         54,784           13,035
                                                              -----------      -----------
   Total current assets .................................      5,018,316        4,409,417
PROPERTY AND EQUIPMENT, net   ...........................        802,656          781,593
MARKETABLE SECURITIES, available for sale ...............        924,134          918,494
OTHER ASSETS   ..........................................        388,321          384,230
                                                              -----------      -----------
   TOTAL ASSETS   .......................................     $7,133,427       $6,493,734
                                                              ===========      ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable .......................................     $  303,257       $  181,324
 Accrued payroll  .......................................        822,577          348,036
 Accrued workers' compensation and insurance ............        768,502          767,099
 Line of credit   .......................................      1,802,603        1,736,331
 Current maturities of long-term debt  ..................        182,215          181,875
                                                              -----------      -----------
   Total current liabilities  ...........................      3,879,154        3,214,665
                                                              -----------      -----------
LONG-TERM DEBT, LESS CURRENT MATURITIES   ...............        126,365           13,592
                                                              -----------      -----------
DEFERRED INCOME TAXES   .................................         39,618           39,618
                                                              -----------      -----------
COMMITMENTS AND CONTINGENCIES (NOTE 6, 8)
STOCKHOLDER'S EQUITY:
 Common stock, no par value, 70,000 shares authorized,
   10,000 shares issued and outstanding   ...............         10,000           10,000
 Retained earnings   ....................................      3,078,290        3,215,859
                                                              -----------      -----------
   Total stockholder's equity ...........................      3,088,290        3,225,859
                                                              -----------      -----------
   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY   .             $7,133,427       $6,493,734
                                                              ===========      ===========

                                    See notes to financial statements.

                                STAND-BY, INC.

                             STATEMENTS OF INCOME



                                                                 YEAR ENDED              THREE MONTHS ENDED
                                                                SEPTEMBER 30,               DECEMBER 31,
                                                                ---------------   ---------------------------------
                                                                    1996              1995              1996
                                                                ---------------   ---------------   ---------------
                                                                                             (UNAUDITED)
NET REVENUES ................................................    $ 13,693,776      $ 3,138,437       $ 3,876,609
                                                                 ------------      -----------       -----------
COST OF REVENUES:
 Payroll  ...................................................       7,169,335        1,658,865         1,986,277
 Payroll taxes  .............................................         678,936          130,935           141,348
 Workers' compensation and insurance ........................         971,857          318,761           279,232
 Other ......................................................          90,844           56,711            57,070
                                                                 ------------      -----------       -----------
   Total cost of revenues   .................................       8,910,972        2,165,272         2,463,927
                                                                 ------------      -----------       -----------
GROSS PROFIT ................................................       4,782,804          973,165         1,412,682
                                                                 ------------      -----------       -----------
   SELLING, GENERAL AND ADMINISTRATIVE
    EXPENSES:
 Stockholder compensation   .................................         657,472           62,317            53,802
 Other selling, general and administrative expenses .........       3,976,882          980,377         1,098,177
                                                                 ------------      -----------       -----------
   Total selling, general and administrative expenses  ......       4,634,354        1,042,654         1,151,979
                                                                 ------------      -----------       -----------
OPERATING INCOME (LOSS)  ....................................         148,450          (69,489)          260,703
                                                                 ------------      -----------       -----------
OTHER EXPENSE (INCOME):
 Proceeds from life insurance policy ........................        (500,000)              --                --
 Interest income   ..........................................        (124,226)         (16,296)          (13,995)
 Interest expense  ..........................................         158,000           56,778            62,778
 Other ......................................................         (31,368)          (8,865)           (7,488)
                                                                 ------------      -----------       -----------
   Total other expense (income)   ...........................        (497,594)          31,617            41,295
                                                                 ------------      -----------       -----------
INCOME (LOSS) BEFORE INCOME TAXES ...........................         646,044         (101,106)          219,408
INCOME TAXES PROVISION (BENEFIT):
 Current  ...................................................         106,296            7,324            81,839
 Deferred ...................................................         (60,274)              --                --
                                                                 ------------      -----------       -----------
NET INCOME (LOSS)  ..........................................    $    600,022      $  (108,430)      $   137,569
                                                                 ============      ===========       ===========

                                    See notes to financial statements.

                                STAND-BY, INC.

                      STATEMENTS OF STOCKHOLDER'S EQUITY


                                                     COMMON STOCK                         TOTAL
                                                 --------------------   RETAINED       STOCKHOLDER'S
                                                  SHARES     AMOUNT     EARNINGS         EQUITY
                                                 --------   ---------   ------------   --------------
BALANCE, OCTOBER 1, 1995 .....................     10,000   $10,000     $2,478,268       $2,488,268
Net income   .................................         --        --        600,022          600,022
                                                  -------   --------    -----------      -----------
BALANCE, SEPTEMBER 30, 1996 ..................     10,000    10,000      3,078,290        3,088,290
Net income (unaudited)   .....................         --        --        137,569          137,569
                                                  -------   --------    -----------      -----------
BALANCE, DECEMBER 31, 1996 (unaudited)  ......     10,000   $10,000     $3,215,859       $3,225,859
                                                  =======   ========    ===========      ===========

                                    See notes to financial statements.

                                STAND-BY, INC.

                           STATEMENTS OF CASH FLOWS


                                                                     SEPTEMBER 30,              DECEMBER 31,
                                                                     ---------------   -------------------------------
                                                                         1996              1995             1996
                                                                     ---------------   ---------------   -------------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)   .............................................     $  600,022       $  (108,430)      $  137,569
 Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation ...................................................        116,987            25,581           25,581
  Amortization of investment premium   ...........................         22,560             5,640            5,640
  (Gain) loss on sale of equipment  ..............................          3,513                --             (700)
  Provision for deferred income taxes  ...........................        (60,274)               --               --
  Changes in operating assets and liabilities:
   Trade accounts receivable, net   ..............................       (107,078)          406,844          139,072
   Other accounts receivable  ....................................       (379,051)           68,165          405,621
   Prepaids and other current assets   ...........................        (11,181)          (24,077)          41,749
   Other assets   ................................................        (42,203)          (48,850)           4,093
   Accounts payable  .............................................        114,062            66,894         (121,933)
   Accrued payroll   .............................................        497,587           (81,732)        (474,541)
   Accrued workers' compensation and insurance  ..................       (221,854)          168,312           (1,403)
                                                                       ----------       -----------       ----------
    Net cash provided by operating activities   ..................        533,090           478,347          160,748
                                                                       ----------       -----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ..............................       (223,763)           (2,175)          (5,839)
 Advances to affiliates, net  ....................................       (458,256)         (348,648)         158,837
 Proceeds from sale of equipment .................................          1,075                --            2,021
                                                                       ----------       -----------       ----------
    Net cash provided by (used in) investing activities  .........       (680,944)         (350,823)         155,019
                                                                       ----------       -----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from revolving line of credit of credit
  and other borrowings  ..........................................      1,051,603                --          480,000
 Principal payments on revolving line of credit
  and other borrowings  ..........................................       (656,455)         (271,709)        (659,386)
                                                                       ----------       -----------       ----------
    Net cash provided by (used in) by financing activities  ......        395,148          (271,709)        (179,386)
                                                                       ----------       -----------       ----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS    .............................................        247,294          (144,185)         136,381
CASH AND CASH EQUIVALENTS,
 BEGINNING OF PERIOD    ..........................................        436,200           436,200          683,494
                                                                       ----------       -----------       ----------
CASH AND CASH EQUIVALENTS,
 END OF PERIOD    ................................................     $  683,494       $   292,015       $  819,875
                                                                       ==========       ===========       ==========
SUPPLEMENTAL INFORMATION ON NONCASH
 INVESTING AND FINANCING ACTIVITIES
Interest paid  ...................................................     $  168,216       $    50,499       $   50,966
                                                                       ==========       ===========       ==========
Income taxes paid ................................................     $  156,000       $        --       $  104,298
                                                                       ==========       ===========       ==========

                                    See notes to financial statements.

                                STAND-BY, INC.

                         NOTES TO FINANCIAL STATEMENTS

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - Stand-By, Inc. (the "Company") is in the business of providing temporary employees to construction, commercial and light industrial companies located in the Denver metropolitan area.

     UNAUDITED INTERIM FINANCIAL STATEMENTS - The interim unaudited financial statements and the related information in the notes as of December 31, 1996 and for the three months ended December 31, 1995 and 1996 are unaudited. Such interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.


     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests temporary cash in demand deposits with federally insured financial institutions. Such deposit amounts at times exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company's trade receivables are geographically concentrated in the Denver metropolitan area. The Company believes that concentrations of credit risk with respect to receivables are limited due to the large number of customers and generally short payment terms.

     USE OF ESTIMATES - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

     REVENUE RECOGNITION - All revenues are recognized as the related service is performed, net of provision for credits and allowances.

     CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT - Property and equipment is stated at cost and depreciated or amortized on an accelerated or straight-line basis over the estimated useful service lives of the respective assets. Amortization of property under capital leases, leasehold improvements and computer software is included in depreciation expense. The estimated useful lives of property and equipment range from 3 to 7 years.

     INVESTMENT IN MARKETABLE SECURITIES - SFAS No. 115, "ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES," requires debt and equity securities with readily determinable fair values be segregated into one of the following categories: trading, available-for-sale, or held-to-maturity. The Company does not hold securities for trading or as held-to-maturity. Available-for-sale securities are carried at their fair values, as determined from published prices of recent trading in the securities. Changes in the fair values of available for sale securities are recognized as a component of stockholder's equity until such securities are sold. The difference between the cost and the face amount of the

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

marketable debt security is treated as premium. The amount of premium is amortized as expense over the life of the security or its earliest call date in such a way as to result in a constant rate of interest being recognized in the financial statements over the Company's holding period for the debt security.

     LONG-LIVED ASSETS - SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of this statement had no effect on the financial position or results of operations of the Company for the year ended September 30, 1996.

     INCOME TAXES: - The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for the differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense equals the taxes payable or refundable for the period plus or minus the change in the period of deferred tax assets and liabilities.

     WORKERS COMPENSATION - Since October 1, 1990, the Company has participated in a large deductible workers compensation insurance program. Under this arrangement, the Company has a deductible of $250,000 per occurrence with an overall deductible limit of $1,643,400 in the aggregate. Total workers compensation expense under this program was $971,857 for the year ended September 30, 1996. The estimated unpaid expense is reported in the accompanying financial statements as a liability.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at September 30, 1996:


  Furniture, fixtures and equipment .....................     709,140
  Leasehold improvements   ..............................     352,800
  Vehicles  .............................................     212,119
                                                            -----------
  Property and equipment   ..............................   1,274,059
  Less: accumulated depreciation and amortization  ......     471,403
                                                            -----------
  Property and equipment, net ...........................     802,656
                                                            ===========

     Depreciation and amortization expense for property and equipment amounted to $116,987 for the year ended September 30, 1996.

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 3. MARKETABLE DEBT SECURITIES

     The Company holds municipal debt securities at September 30, 1996 with a fair value of $924,134 at September 30, 1996, which approximates the amortized cost. At September 30, 1996 contractual maturities of marketable debt securities were $510,000 after one year through five years and $385,000 after 10 years. As a condition of a letter of credit these securities have been pledged to a commercial bank.

NOTE 4. LONG-TERM DEBT

     Long-term debt consists of the following at September 30, 1996:


   Term loan, payable in monthly installments of $6,667 plus interest at the bank's prime rate (8.25% at September 30, 1996) plus 1% with final payment of principal and interest due February 28, 1998. Secured by the Company's assets, a first deed of trust and assignment of leases and rents on real estate owned by the Company's sole stockholder, and assignment of a life insurance policy on
    the life of the Company's sole stockholder  ....................................   $119,986
   Term loan payable in monthly installments of $1,890 including interest at 8.25%
    with final payment of principal and interest due April 15, 1999, secured by
    four vehicles    ...............................................................     52,453
   Term loan payable in monthly installments of $2,017 including interest at 8.25%
    with final payment of principal and interest due July 15, 1999, secured by
    four vehicles    ...............................................................     60,834
   Obligations under capital leases. See Note 5    .................................     75,307
                                                                                       ---------
   Long-term debt ..................................................................    308,580
   Less current maturities of long-term debt .......................................    182,215
                                                                                       ---------
   Long-term debt, less current maturities   .......................................   $126,365
                                                                                       =========

     The aggregate annual principal payments on long-term debt and the future minimum lease payments, at present value, for capitalized lease obligations are as follows:


                                          CAPITAL
                           LONG-TERM       LEASE
SEPTEMBER 30,                DEBT        OBLIGATIONS
------------------------   -----------   ------------
  1997   ...............     $119,330     $  67,272
  1998   ...............       82,666        12,630
  1999   ...............       31,277            --
                            ---------     ---------
                                             79,902
  Less: interest  ......                     (4,595)
                                          ---------
  Total  ...............     $233,273     $  75,307
                            =========     =========

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 5. LINE OF CREDIT

     Pursuant to a revolving line of credit agreement, in effect at September 30, 1996 and expiring February 28, 1997, the Company along with its affiliated companies, may borrow from a commercial bank up to the lesser of $2,500,000 or a percentage of the three affiliated companies' accounts receivable and certain investments. The obligation for this line of credit is joint and several. Therefore, the entire balance on this loan is shown as an obligation of the Company. Amounts borrowed by the two affiliates are treated as amounts receivable from these companies. Amounts borrowed by the affiliated companies are collateralized by substantially all of those companies' assets. Interest is due monthly at the bank's prime rate (8.25% at September 30, 1996) plus 3/4% with principal of $1,802,603 as of September 30, 1996 and accrued interest due February 28, 1997.

NOTE 6. LETTER OF CREDIT

     In connection with the Company's participation in a large deductible workers compensation insurance program, the Company is required to maintain an irrevocable standing letter of credit from its commercial bank in an amount equal to the estimated incurred losses for workers compensation insurance. The letter is secured by certain investments in money market accounts, investment grade municipal securities and the personal guarantee of the Company's sole stockholder. The letter of credit is automatically renewable for one year periods, unless the bank provides notice within sixty (60) days, with a final expiration of December 31, 1998. As of September 30, 1996, no funds have been drawn against the letter of credit.

NOTE 7. INCOME TAXES

     A reconciliation of income taxes determined using the statutory U.S. rate of 34% to actual income taxes provided was as follows:


          Tax at U.S. statutory rate  ......    $   219,655
          Life insurance proceeds  .........       (170,000)
          Municipal bond interest  .........        (14,805)
          Other  ...........................         11,172
                                                -----------
                                                $    46,022
                                                ===========

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 7. INCOME TAXES--(CONTINUED)

     The tax-effected temporary differences and carryforwards which comprised deferred tax assets and liabilities were as follows:


                                             TAX           TAX
                                            ASSETS      LIABILITIES
                                            ---------   ------------
  Allowance for doubtful accounts  ......   $ 15,980      $    --
  Accrued compensation ..................    174,053           --
  Accrued workers compensation  .........    114,897           --
  Alternative minimum tax ...............     20,879           --
  Depreciation   ........................                  54,555
                                                          --------
  Total .................................    325,809      $54,555
                                            =========     ========
  Net deferred tax asset  ...............   $271,254
                                            =========

NOTE 8. COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS - The Company leases four facilities owned by its sole stockholder, one facility owned by its sole stockholder and another Company officer and two facilities owned by third parties. These renewable lease agreements are classified as operating leases and range in term from five to ten years with renewal rights for an additional ten years. Total rental expense related to these leases was $175,819 for the year ended September 30, 1996. The Company is obligated, pursuant to these lease agreements, to pay property taxes and special assessments during the term of the leases. Total property tax expense related to these leases was $17,587 for the year ended September 30, 1996. Future minimum rental payments under these leases are as follows:


                                    RELATED
SEPTEMBER 30,           TOTAL       PARTY       OTHER
--------------------   ----------   ---------   ---------
  1997  ............   $175,700     $31,500     $144,200
  1998  ............    118,800      26,400       92,400
  1999  ............    108,900      16,500       92,400
  2000  ............    100,650       8,250       92,400
  2001  ............     75,200          --       75,200
  Thereafter  ......    155,000          --      155,000
                       ---------    --------    ---------
  Total ............   $734,250     $82,650     $651,600
                       =========    ========    =========

NOTE 9. RELATED PARTY TRANSACTIONS

     The Company has made cash advances to corporations affiliated by common stock ownership. Total advances as of September 30, 1996 were $1,392,951 of which $607,819 was drawn on the line of credit as of September 30, 1996. The Company receives reimbursement for the cost of interest from these affiliates on this revolving line. All other advances are payable with interest at 1% over the Company's cost of money.

     The Company earned management fees of $ 24,000 by providing administrative and accounting services to one of the companies affiliated by common stock ownership during the year ended September 30, 1996.

                                STAND-BY, INC.

            (INFORMATION WITH RESPECT TO DECEMBER 31, 1996 AND THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1996 IS UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS

     On March 31, 1997, the business and certain assets of the Company were acquired by a subsidiary of OutSource International, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS; IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                          --------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                               ----------
Prospectus Summary  ........................        3
The Company   ..............................        7
Risk Factors  ..............................        7
Use of Proceeds  ...........................       15
Dividend Policy  ...........................       15
Capitalization   ...........................       16
Dilution   .................................       17
Selected Consolidated Financial Data  ......       18
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations ...............       21
Business   .................................       31
Management .................................       45
Certain Transactions   .....................       53
Principal and Selling Shareholders .........       57
Description of Securities ..................       59
Shares Eligible for Future Sale ............       62
Underwriting  ..............................       63
Independent Public Accountants  ............       64
Experts ....................................       64
Legal Matters ..............................       65
Available Information  .....................       65
Index to Financial Statements   ............       F-1

                      -----------------------------------

 UNTIL      , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,700,000 SHARES

                                [OUTSOURCE LOGO]

                                 Common Stock

                               -----------------

                              P R O S P E C T U S

                                       , 1997

                               -----------------

                               Smith Barney Inc.

                             Robert W. Baird & Co.
                                Incorporated

                          Donaldson, Lufkin & Jenrette
                             Securities Corporation

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities being registered and payable by the Company. All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee are estimated.

Securities and Exchange Commission Registration Fee   ......    $ 20,630
NASD filing fee   ..........................................       7,308
Nasdaq National Market listing fee  ........................           *
Transfer Agent and Registrar fees   ........................           *
Legal fees and expenses    .................................           *
Representative's expenses  .................................           *
Accounting fees and expenses  ..............................           *
Blue Sky fees and expenses    ..............................           *
Printing expenses    .......................................           *
Miscellaneous  .............................................           *
                                                                ----------
Total    ...................................................    $       *
                                                                ==========

----------------

* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company has authority to indemnify its directors and officers to the extent provided in the FBCA. Section 607.0850 of the FBCA permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Articles and Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by law. At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by an officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three years, the Company issued the following securities without registration under the Securities Act:

     SYNADYNE II, INC. On December 28, 1994, Synadyne II, Inc. issued an aggregate of 10,000 shares of its common stock to Alan E. Schubert, Lawrence H. Schubert, Louis A. Morelli, Paul M. Burrell, Louis J. Morelli, Raymond S. Morelli, Margaret Morelli Janisch, Matthew B. Schubert and Jason D. Schubert. Synadyne II, Inc. received nominal consideration for the issuance of these shares. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with the foregoing issuances of stock.

     SYNADYNE IV, INC. On January 24, 1995, Synadyne IV, Inc. issued an aggregate of 10,000 shares of its common stock to Alan E. Schubert, Lawrence H. Schubert, Louis A. Morelli, Paul M. Burrell, Louis

J. Morelli, Raymond S. Morelli, Margaret Morelli Janisch, Matthew B. Schubert and Jason D. Schubert. Synadyne IV, Inc. received nominal consideration for the issuance of these shares. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with the foregoing issuances of stock.

     SYNADYNE V, INC. On January 24, 1995, Synadyne V, Inc. issued an aggregate of 10,000 shares of its common stock to Alan E. Schubert, Lawrence H. Schubert, Louis A. Morelli, Paul M. Burrell, Louis J. Morelli, Raymond S. Morelli, Margaret Morelli Janisch, Matthew B. Schubert and Jason D. Schubert. Synadyne V, Inc. received nominal consideration for the issuance of these shares. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with the foregoing issuances of stock.

     OUTSOURCE FRANCHISING, INC. On February 7, 1995, Outsource Franchising, Inc. issued an aggregate of 10,000 shares of its common stock to Alan E. Schubert, Lawrence H. Schubert, Louis A. Morelli, Paul M. Burrell, Louis J. Morelli, Raymond S. Morelli, Margaret Morelli Janisch, Matthew B. Schubert, Jason D. Schubert and Mindi Wagner. As consideration, Outsource Franchising received nominal consideration for the issuance of these shares. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with the foregoing issuances of stock.

     OUTSOURCE INTERNATIONAL, INC. On February 15, 1996, OutSource International, Inc., an Illinois corporation ("OI") effectuated a 9,000 for 1 stock split pursuant to which OI issued an aggregate of 9,000,000 shares of its common stock to the following shareholders: Robert A. Lefcort, Lawrence H. Schubert as Trustee of the Lawrence H. Schubert Revocable Trust dated 8/25/95, Nadya I. Schubert as Trustee of the Nadya I. Schubert Revocable Trust dated 8/25/95, Paul M. Burrell, Alan E. Schubert, Louis A. Morelli as Trustee of the Louis J. Morelli S Stock Trust dated 1/1/95, Louis J. Morelli, Matthew B. Schubert, Jason D. Schubert and Alan E. Schubert as Trustees of the Matthew Schubert Outsource Trust dated 11/24/95, Matthew B. Schubert and Alan E. Schubert as Trustees of the Jason Schubert Outsource Trust dated 11/24/95, Mindi Wagner, Louis A. Morelli, Raymond S. Morelli, Louis A. Morelli as Trustee of the Margaret Ann Janisch S Stock Trust dated 1/1/95 and Margaret Morelli Janisch. No consideration was received by OI in connection with the stock split. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with the foregoing issuances of stock.

     EMPLOYEES INSURANCE SERVICES, INC. On January 14, 1997, Employees Insurance Services, Inc. issued an aggregate of 315.79 shares of its common stock to Robert A. Lefcort, Robert A. Lefcort and Nadya I. Schubert as Co-Trustees of the Robert A. Lefcort Irrevocable Trust dated 2/28/96, Lawrence
H. Schubert as Trustee of the Lawrence H. Schubert Revocable Trust dated 8/25/95, Nadya I. Schubert as Trustee of the Nadya I. Schubert Revocable Trust dated 8/25/95, Paul M. Burrell, Alan E. Schubert, Louis A. Morelli as Trustee of the Louis J. Morelli S Stock Trust dated 1/1/95, Louis J. Morelli, Matthew
B. Schubert, Jason D. Schubert and Alan E. Schubert as Trustees of the Matthew Schubert Outsource Trust dated 11/24/95, Matthew B. Schubert and Alan E. Schubert as Trustees of the Jason Schubert Outsource Trust dated 11/24/95, Mindi Wagner, Louis A. Morelli, Raymond S. Morelli, Louis A. Morelli as Trustee of the Margaret Ann Janisch S Stock Trust dated 1/1/95 and Margaret Morelli Janisch (the "Subsidiary Shareholders"). Employees Insurance Services, Inc. received nominal consideration for the issuance of these shares. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with the foregoing issuances of stock.

     OUTSOURCE INTERNATIONAL OF AMERICA, INC. On February 21, 1997, Outsource International of America, Inc. ("OIA") issued an aggregate of 1,000 shares of its common stock to the Subsidiary Shareholders. The shares were issued in connection with the merger of OI with and into OIA. The securities were issued pursuant to Section 4(2) of the Securities Act. No underwriting commissions were recorded in connection with the foregoing issuances of stock.

     REORGANIZATION. On February 21, 1997, the Company consummated a reorganization (the "Reorganization") with the Subsidiaries: OutSource International of America, Inc., Synadyne I, Inc.,

Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., OutSource Franchising, Inc., Capital Staffing Fund, Inc., and Employees Insurance Services, Inc. and the Subsidiaries' Shareholders. Pursuant to the terms of the Reorganization, the Company acquired all of the outstanding capital stock of the Subsidiaries from the Subsidiaries' Shareholders in exchange for the issuance of 5,993,666 shares of newly issued Common Stock to those shareholders, and the payment of approximately $5.7 million in cash and the issuance of promissory notes in the aggregate principal amount of approximately $1.4 million to certain of those shareholders (the "Reorganization"). The Common Stock was issued pursuant to Section 4(2) under the Securities Act. In connection with the Reorganization, the Subsidiaries' Shareholders contributed approximately $4.3 million in outstanding promissory notes to the capitalization of the Company. As a result of the Reorganization, the Subsidiaries became wholly-owned by the Company and the Subsidiaries' Shareholders owned Common Stock in virtually the same proportion as the capital stock of the Subsidiaries was owned by them immediately prior to the Reorganization.

     SENIOR NOTES. On February 21, 1997, the Company issued Senior Notes in the principal amounts of $14,000,000 and $11,000,000 to Triumph and Bachow, respectively. A portion of the principal amount of the Senior Notes ($10,000,000) is due and payable on March 31, 2001 and the balance of the principal ($15,000,000) is due and payable on February 20, 2002. The Senior Notes bear interest at the rate of 11% per annum through February 1999 and at the rate of 12.5% per annum thereafter. The securities were issued pursuant to
Section 4(2) of the Securities Act.

     WARRANTS. In connection with the issuance of the Senior Notes, the Company issued the Initial Warrants to the Senior Note Holders and issued the Additional Warrants into escrow, pending release to either certain shareholders of the Company or the Senior Note Holders, based upon the achievement by the Company of certain specified criteria. The Initial Warrants are currently exercisable at an exercise price of $.014 per share and expire on February 20, 2002. Following the successful consummation of certain acquisitions by the Company in April 1997, 198,981 of the Additional Warrants were released from escrow and distributed to certain shareholders of the Company. The remaining 432,186 Additional Warrants will be released to certain shareholders of the Company or the Senior Note Holders no later than February 1999. The Additional Warrants are exercisable upon release from escrow at an exercise price of $.014 per share and expire on February 20, 2002. If the Company does not consummate an initial public offering in which the net proceeds received by the Company equal or exceed $25.0 million prior to February 20, 2001, the holders of the Warrants have a right to require the Company to repurchase the unexercised portion of the warrants and the Warrant Shares purchased upon exercise of the Warrants at fair market value. The Company has granted the holders of the Warrants demand and piggyback registraion rights with respect to the Warrant Shares. The securities were issued pursuant to Section 4(2) of the Securities Act.

     Triumph and Bachow received closing fees of $210,000 and $165,000, respectively, and Smith Barney Inc. received a placement fee of $1,500,000, in connection with the issuance of the Senior Notes and the Warrants.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                                          EXHIBIT DESCRIPTION
---------   ----------------------------------------------------------------------------------------------
   1        Form of Underwriting Agreement among the Company, Smith Barney Inc., Robert W. Baird &
            Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, as
            Representatives of the several Underwriters
   2.1      Amended and Restated Agreement Among Shareholders dated February 21, 1997
   2.2      Articles of Share Exchange among OutSource International, Inc., Capital Staffing Fund, Inc.,
            OutSource Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne
            IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and OutSource International of
            America, Inc. dated February 21, 1997
   3.1      Amended and Restated Articles of Incorporation of the Company
   3.2      Bylaws of the Company
   3.3      Amended and Restated Articles of Incorporation of the Company, as amended*
   3.4      Amended and Restated Bylaws of the Company*
   4.1      See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the
            Company defining the rights of holders of Common Stock of the Company
   4.2      Form of Common Stock Certificate of the Company*
   4.3      Shareholder Protection Rights Agreement*
   4.4      Senior Subordinated Note due February 20, 2002 issued to Triumph-Connecticut Limited
            Partnership
   4.5      Senior Subordinated Note due February 20, 2002 issued to Bachow Investment Partners III,
            L.P.
   4.6      Warrant dated February 21, 1997 issued to Triumph-Connecticut Limited Partnership
   4.7      Warrant dated February 21, 1997 issued to Bachow Investment Partners III, L.P.
   4.8      Warrant dated February 21, 1997 issued to State Street Bank and Trust Company of
            Connecticut, N.A., as Escrow Agent
   4.9      See Exhibit 10.4 for certain pre-emptive rights provisions
   5        Opinion of Holland & Knight LLP*
   9        Voting Trust Agreement among OutSource International, Inc., Richard J. Williams and Paul
            M. Burrell, as Trustees, and certain shareholders of Outsource International, Inc. dated as of
            February 21, 1997
  10.1      Securities Purchase Agreement among Triumph-Connecticut Limited Partnership, Bachow
            Investment Partners III, L.P., OutSource International, Inc., Capital Staffing Fund, Inc.,
            OutSource Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne
            IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and OutSource International of
            America, Inc. dated as of February 21, 1997
  10.2      Escrow Agreement Among State Street Bank and Trust Company of Connecticut, N.A.,
            certain shareholders of OutSource International, Inc., and OutSource International, Inc. dated as of February 21, 1997
  10.3      Registration Rights Agreement among OutSource International, Inc., Triumph-Connecticut
            Limited Partnership, Bachow Investment Partners III, L.P., and shareholders of OutSource
            International, Inc. dated as of February 21, 1997
  10.4      Agreement among Shareholders and Investors in OutSource International, Inc. dated as of
            February 21, 1997
  10.5      Asset Purchase Agreement among Payray, Inc., Tri-Temps, Inc., Employees Unlimited, Inc.
            and OutSource International, Inc. dated as of April 1, 1996, as amended on February 21, 1997
  10.6      Asset Purchase Agreement among CST Services, Inc., Claire Schmidt and OutSource
            International, Inc. dated as of May 6, 1996
  10.7      Asset Purchase Agreement among Standby Personnel of Colorado Springs, Inc., Adrian
            Walker and OutSource International, Inc. dated as of February 24, 1997

EXHIBIT
NUMBER                                           EXHIBIT DESCRIPTION
---------   ------------------------------------------------------------------------------------------------
10.8        Asset Purchase Agreement between Staff Management Services, Inc. and OutSource
            International, Inc. dated as of March 3, 1997
10.9        Asset Purchase Agreement between Superior Temporaries, Inc. and OutSource International,
            Inc. dated as of March 3, 1997
10.10       Asset Purchase Agreement among Stand-By, Inc., Carlene Walker and OutSource
            International of America, Inc. dated as of March 31, 1997
10.11       Employment Agreement between Paul M. Burrell and the Company dated as of February 21,
            1997
10.12       Form of Employment Agreement between Robert A. Lefcort and the Company dated as of
            March 3, 1997
10.13       Form of Employment Agreement between Robert E. Tomlinson and the Company dated as of
            March 3, 1997
10.14       Form of Employment Agreement between James E. Money and the Company dated as of
            March 3, 1997
10.15       Form of Employment Agreement between Robert J. Mitchell and the Company dated as of
            March 3, 1997
10.16       Stock Option Plan, As Amended and Restated Effective February 1, 1997
10.17       Lease dated October 19, 1995 between Daniel S. Catalfumo, as Trustee, and OutSource
            International, Inc., as amended
10.18       Option Agreement dated October 19, 1995 between Daniel S. Catalfumo, as Trustee, and
            OutSource International, Inc.
10.19       Credit Agreement among Bank of Boston Connecticut, Comerica Bank, Lasalle National Bank
            and OutSource International, Inc. dated as of February 21, 1997 and amended and restated as of March 18, 1997
10.20       OI Pledge Agreement made by OutSource International, Inc. in favor of Bank of Boston
            Connecticut, as Agent, dated as of February 21, 1997
10.21       OI Security Agreement made by OutSource International, Inc. in favor of Bank of Boston
            Connecticut, as Agent, dated as of February 21, 1997
10.22       Subsidiary Security Agreement made by Capital Staffing Fund, Inc., OutSource Franchising,
            Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V,
            Inc., Employees Insurance Services, Inc. and OutSource International of America, Inc. in favor of Bank of Boston Connecticut, As Agent, dated as of February 21, 1997
10.23       Subsidiary Guarantee by Capital Staffing Fund, Inc., OutSource Franchising, Inc., Synadyne I,
            Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., Employees
            Insurance Services, Inc. and OutSource International of America, Inc. in favor of Bank of
            Boston Connecticut, As Agent, dated as of February 21, 1997
10.24       Trademark Security Agreement made by OutSource International, Inc. and OutSource
            Franchising, Inc. in favor of Bank of Boston Connecticut dated as of February 21, 1997
10.25       Promissory Note dated February 21, 1997 issued by the Company to Paul M. Burrell
10.26       Promissory Note dated February 21, 1997 issued by the Company to Alan Schubert
10.27       Promissory Note dated February 21, 1997 issued by the Company to the Lawrence H. Schubert
            Revocable Trust
10.28       Promissory Note dated February 21, 1997 issued by the Company to the Nadya I. Schubert
            Revocable Trust
10.29       Form of Promissory Note dated February 21, 1997 issued by Capital Staffing Fund, Inc. to the following shareholders of the Company, relatives of such shareholders, or executive officers of the Company, in the following principal amounts: Paul M. Burrell-$500,000; Richard E.
            Burrell-$125,000; Scott T. Burrell-$50,000; Robert E. Tomlinson-$200,000; Louis J. Morelli-
            $100,000; Raymond L. Morelli-$100,000; and Rachele Spadoni-$125,000

EXHIBIT
NUMBER                                         EXHIBIT DESCRIPTION
---------   --------------------------------------------------------------------------------------------
10.30       Form of Promissory Note dated December 31, 1996 issued by Synadyne II, Inc. to the following shareholders of the Company in the following principal amounts: Lawrence H.
            Schubert Revocable Trust-$219,017; Robert A. Lefcort Irrevocable Trust-$22,000; Nadya I.
            Schubert Revocable Trust-219,017; Louis J. Morelli S Stock Trust-$22,000; Margaret Ann
            Janisch S Stock Trust-$22,000; Matthew Schubert OutSource Trust-$100,509; Jason Schubert
            OutSource Trust-$122,509; Alan E. Schubert-$575,923; Louis A. Morelli-$311,300; Louis J.
            Morelli-$80,300; Raymond S. Morelli-$102,300; Matthew B. Schubert-$22,000; Mindi Wagner-
            $21,426; Margaret Morelli Janisch-$102,300; Robert A. Lefcort-$44,000; and Paul M. Burrell-
            $213,400
10.31       Form of Promissory Note dated December 31, 1996 issued by Synadyne III, Inc. to the following shareholders of the Company in the following principal amounts: Lawrence H.
            Schubert Revocable Trust-$209,061; Robert A. Lefcort Irrevocable Trust-$21,000; Nadya I.
            Schubert Revocable Trust-209,061; Louis J. Morelli S Stock Trust-$21,000; Margaret Ann
            Janisch S Stock Trust-$21,000; Matthew Schubert OutSource Trust-$95,941; Jason Schubert
            OutSource Trust-$116,941; Alan E. Schubert-$549,744; Louis A. Morelli-$297,150; Louis J.
            Morelli-$76,650; Raymond S. Morelli-$97,650; Matthew B. Schubert-$21,000; Mindi Wagner-
            $20,452; Margaret Morelli Janisch-$97,650; Robert A. Lefcort-$42,000; and Paul M. Burrell-
            $203,700
10.32       Form of Promissory Note dated December 31, 1996 issued to OutSource Franchising, Inc. by the following shareholders of the Company in the following principal amounts: Lawrence H.
            Schubert Revocable Trust-$428,078; Robert A. Lefcort Irrevocable Trust-$43,000; Nadya I.
            Schubert Revocable Trust-428,078; Louis J. Morelli S Stock Trust-$43,000; Margaret Ann
            Janisch S Stock Trust-$43,000; Matthew Schubert OutSource Trust-$196,450; Jason Schubert
            OutSource Trust-$239,450; Alan E. Schubert-$1,125,667; Louis A. Morelli-$608,450; Louis J.
            Morelli-$156,950; Raymond S. Morelli-$199,950; Matthew B. Schubert-$43,000; Mindi Wagner-
            $41,878; Margaret Morelli Janisch-$199,950; Robert A. Lefcort-$86,000; and Paul M. Burrell-
            $417,000
10.33       Form of Accumulated Adjustments Account Promissory Note dated February 20, 1997 issued by Capital Staffing Fund, Inc., OutSource Franchising, Inc. and OutSource International of
            America, Inc. to the following shareholders of the Company and Schedule of Allocation of
            AAA Distribution to such shareholders: Lawrence H. Schubert Revocable Trust; Robert A.
            Lefcort Irrevocable Trust; Nadya I. Schubert Revocable Trust; Louis J. Morelli S Stock
            Trust;
            Margaret Ann Janisch S Stock Trust; Matthew Schubert OutSource Trust; Jason Schubert
            OutSource Trust; Alan E. Schubert; Louis A. Morelli; Louis J. Morelli; Raymond S. Morelli;
            Matthew B. Schubert; Mindi Wagner; Margaret Morelli Janisch; Robert A. Lefcort; and Paul
            M. Burrell
10.34       Workers' Compensation and Employees Liability Insurance Policy from January 1, 1997 to
            January 1, 1998 Policy Period
10.35       Standby Letter of Credit issued by The First National Bank of Boston in favor of National
            Union Fire Insurance Company
10.36       Form of Standard Franchise Agreement
10.37       Form of Standard PEO Services Agreement
10.38       Form of Standard Service Agreement with Allstate Insurance Company
16          Letter from McGladrey & Pullen, LLP
21          Subsidiaries of the Company
23.1        Consent of Holland & Knight LLP (included in Exhibit 5 above)*
23.2        Consent of McGladrey & Pullen, LLP
23.3        Consent of Deloitte & Touche LLP-OutSource International, Inc. and Subsidiaries
23.4        Consent of Deloitte & Touche LLP-Payray, Inc. and Tri-Temps, Inc.
23.5        Consent of Deloitte & Touche LLP-CST Services Inc.
23.6        Consent of Deloitte & Touche LLP-Superior Temporaries, Inc.

EXHIBIT
NUMBER                                         EXHIBIT DESCRIPTION
---------   --------------------------------------------------------------------------------------------
 23.7       Consent of Deloitte & Touche LLP-Standby Personnel of Colorado Springs, Inc. and Stand-By,
            Inc.
 24         Power of Attorney (included on signature page of this Registration Statement)
 27         Financial Data Schedule
 99         Consent of David Hershberg

----------------
* To be filed by amendment.

     (b) Financial Statement Schedules

     (i) Schedule II-Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, Florida on August 12, 1997.

                               OUTSOURCE INTERNATIONAL, INC.

                               By: /s/ PAUL M. BURRELL
                                   ---------------------------------------------
                                       Paul M. Burrell, President,
                                       Chief Executive Officer and
                                       Chairman of the Board of Directors


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Burrell and Robert E. Tomlinson, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1993, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURES                             TITLE                        DATE
------------------------------   ------------------------------------   ----------------
/s/  PAUL M. BURRELL             President, Chief Executive             August 12, 1997
           Paul M. Burrell       Officer and Chairman of the
                                 Board of Directors
                                 (Principal Executive Officer)

/s/  ROBERT A. LEFCORT           Executive Vice President,              August 12, 1997
          Robert A. Lefcort      Secretary and Director

/s/  ROBERT E. TOMLINSON         Chief Financial Officer, Treasurer     August 12, 1997
         Robert E. Tomlinson     and Director
                                 (Principal Financial and
                                 Accounting Officer)

/s/  RICHARD J. WILLIAMS         Director                               August 12, 1997
         Richard J. Williams

/s/  SAMUEL H. SCHWARTZ          Director                               August 12, 1997
         Samuel H. Schwartz

                                                                     SCHEDULE II


                  OUTSOURCE INTERNATIONAL, INC. AND AFFILIATES

                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                        CHARGED TO                CREDITS
                                       BALANCE,         COSTS AND                ISSUED AND         BALANCE,
DESCRIPTION                         JANUARY 1, 1994     EXPENSES       OTHER     CHARGE OFFS     DECEMBER 31, 1994
---------------------------------   -----------------   ------------   -------   -------------   ------------------
Allowance for doubtful accounts
 and credit memos ...............      $125,293         $244,662       $ --      $(246,119)         $123,836

                                                        CHARGED TO                CREDITS
                                       BALANCE,         COSTS AND                ISSUED AND         BALANCE,
DESCRIPTION                         JANUARY 1, 1995     EXPENSES       OTHER     CHARGE OFFS     DECEMBER 31, 1995
---------------------------------   -----------------   ------------   -------   -------------   ------------------
Allowance for doubtful accounts
 and credit memos ...............      $123,836         $867,953       $ --      $(616,546)         $375,243

                                                        CHARGED TO                CREDITS
                                       BALANCE,         COSTS AND                ISSUED AND         BALANCE,
DESCRIPTION                         JANUARY 1, 1996     EXPENSES       OTHER     CHARGE OFFS     DECEMBER 31, 1996
---------------------------------   -----------------   ------------   -------   -------------   ------------------
Allowance for doubtful accounts
 and credit memos ...............      $375,243         $1,442,370     $ --      $(839,363)         $978,250

     The amounts shown above include uncollectible amounts as well as customer credits issued for early payment discounts, pricing adjustments, customer service concessions, billing corrections, and other matters.

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER                                      DESCRIPTION
---------   -------------------------------------------------------------------------------
   1        Form of Underwriting Agreement among the Company, Smith Barney Inc.,
            Robert W. Baird & Co. Incorporated and Donaldson, Lufkin & Jenrette
            Securities Corporation, as Representatives of the several Underwriters
   2.1      Amended and Restated Agreement Among Shareholders dated February 21,
            1997
   2.2      Articles of Share Exchange among OutSource International, Inc., Capital
            Staffing Fund, Inc., OutSource Franchising, Inc., Synadyne I, Inc., Synadyne
            II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., Employees
            Insurance Services, Inc. and OutSource International of America, Inc. dated
            February 21, 1997
   3.1      Amended and Restated Articles of Incorporation of the Company
   3.2      Bylaws of the Company
   4.4      Senior Subordinated Note due February 20, 2002 issued to Triumph-Connecticut
            Limited Partnership
   4.5      Senior Subordinated Note due February 20, 2002 issued to Bachow Investment
            Partners III, L.P.
   4.6      Warrant dated February 21, 1997 issued to Triumph-Connecticut Limited
            Partnership
   4.7      Warrant dated February 21, 1997 issued to Bachow Investment Partners III, L.P.
   4.8      Warrant dated February 21, 1997 issued to State Street Bank and Trust
            Company of Connecticut, N.A., as Escrow Agent
   9        Voting Trust Agreement among OutSource International, Inc., Richard J.
            Williams and Paul M. Burrell, as Trustees, and certain shareholders of
            Outsource International, Inc. dated as of February 21, 1997
  10.1      Securities Purchase Agreement among Triumph-Connecticut Limited
            Partnership, Bachow Investment Partners III, L.P., OutSource International,
            Inc., Capital Staffing Fund, Inc., OutSource Franchising, Inc., Synadyne I,
            Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc.,
            Employees Insurance Services, Inc. and OutSource International of America,
            Inc. dated as of February 21, 1997
  10.2      Escrow Agreement Among State Street Bank and Trust Company of
            Connecticut, N.A., certain shareholders of OutSource International, Inc., and
            OutSource International, Inc. dated as of February 21, 1997
  10.3      Registration Rights Agreement among OutSource International, Inc., Triumph-
            Connecticut Limited Partnership, Bachow Investment Partners III, L.P., and
            shareholders of OutSource International, Inc. dated as of February 21, 1997
  10.4      Agreement among Shareholders and Investors in OutSource International, Inc.
            dated as of February 21, 1997
  10.5      Asset Purchase Agreement among Payray, Inc., Tri-Temps, Inc., Employees
            Unlimited, Inc. and OutSource International, Inc. dated as of April 1, 1996, as amended on February 21, 1997
  10.6      Asset Purchase Agreement among CST Services, Inc., Claire Schmidt and
            OutSource International, Inc. dated as of May 6, 1996
  10.7      Asset Purchase Agreement among Standby Personnel of Colorado Springs, Inc.,
            Adrian Walker and OutSource International, Inc. dated as of February 24, 1997

EXHIBIT
NUMBER                                      DESCRIPTION
---------   -------------------------------------------------------------------------------
10.8        Asset Purchase Agreement between Staff Management Services, Inc. and
            OutSource International, Inc. dated as of March 3, 1997
10.9        Asset Purchase Agreement between Superior Temporaries, Inc. and OutSource
            International, Inc. dated as of March 3, 1997
10.10       Asset Purchase Agreement among Stand-By, Inc., Carlene Walker and
            OutSource International of America, Inc. dated as of March 31, 1997
10.11       Employment Agreement between Paul M. Burrell and the Company dated as of
            February 21, 1997
10.12       Form of Employment Agreement between Robert A. Lefcort and the Company dated as of March 3, 1997
10.13       Form of Employment Agreement between Robert E. Tomlinson and the
            Company dated as of March 3, 1997
10.14       Form of Employment Agreement between James E. Money and the Company dated as of March 3, 1997
10.15       Form of Employment Agreement between Robert J. Mitchell and the Company dated as of March 3, 1997
10.16       Stock Option Plan, As Amended and Restated Effective February 1, 1997
10.17       Lease dated October 19, 1995 between Daniel S. Catalfumo, as Trustee, and
            OutSource International, Inc., as amended
10.18       Option Agreement dated October 19, 1995 between Daniel S. Catalfumo, as
            Trustee, and OutSource International, Inc.
10.19       Credit Agreement among Bank of Boston Connecticut, Comerica Bank, Lasalle
            National Bank and OutSource International, Inc. dated as of February 21, 1997 and amended and restated as of March 18, 1997
10.20       OI Pledge Agreement made by OutSource International, Inc. in favor of Bank of Boston Connecticut, as Agent, dated as of February 21, 1997
10.21       OI Security Agreement made by OutSource International, Inc. in favor of Bank of Boston Connecticut, as Agent, dated as of February 21, 1997
10.22       Subsidiary Security Agreement made by Capital Staffing Fund, Inc., OutSource
            Franchising, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc.,
            Synadyne IV, Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and
            OutSource International of America, Inc. in favor of Bank of Boston
            Connecticut, As Agent, dated as of February 21, 1997
10.23       Subsidiary Guarantee by Capital Staffing Fund, Inc., OutSource Franchising,
            Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV,
            Inc., Synadyne V, Inc., Employees Insurance Services, Inc. and OutSource
            International of America, Inc. in favor of Bank of Boston Connecticut, As
            Agent, dated as of February 21, 1997
10.24       Trademark Security Agreement made by OutSource International, Inc. and
            OutSource Franchising, Inc. in favor of Bank of Boston Connecticut dated as of
            February 21, 1997
10.25       Promissory Note dated February 21, 1997 issued by the Company to Paul M.
            Burrell
10.26       Promissory Note dated February 21, 1997 issued by the Company to Alan
            Schubert
10.27       Promissory Note dated February 21, 1997 issued by the Company to the
            Lawrence H. Schubert Revocable Trust

EXHIBIT
NUMBER                                      DESCRIPTION
---------   -------------------------------------------------------------------------------
10.28       Promissory Note dated February 21, 1997 issued by the Company to the Nadya
            I. Schubert Revocable Trust
10.29       Form of Promissory Note dated February 21, 1997 issued by Capital Staffing
            Fund, Inc. to the following shareholders of the Company, relatives of such shareholders, or executive officers of the Company, in the following principal amounts: Paul M. Burrell-$500,000; Richard E. Burrell-$125,000; Scott T.
            Burrell-$50,000; Robert E. Tomlinson-$200,000; Louis J. Morelli-$100,000;
            Raymond L. Morelli-$100,000; and Rachele Spadoni-$125,000
10.30       Form of Promissory Note dated December 31, 1996 issued by Synadyne II, Inc.
            to the following shareholders of the Company in the following principal amounts: Lawrence H. Schubert Revocable Trust-$219,017; Robert A. Lefcort
            Irrevocable Trust-$22,000; Nadya I. Schubert Revocable Trust-219,017; Louis J.
            Morelli S Stock Trust-$22,000; Margaret Ann Janisch S Stock Trust-$22,000;
            Matthew Schubert OutSource Trust-$100,509; Jason Schubert OutSource Trust-
            $122,509; Alan E. Schubert-$575,923; Louis A. Morelli-$311,300; Louis J.
            Morelli-$80,300; Raymond S. Morelli-$102,300; Matthew B. Schubert-$22,000;
            Mindi Wagner-$21,426; Margaret Morelli Janisch-$102,300; Robert A. Lefcort-
            $44,000; and Paul M. Burrell-$213,400
10.31       Form of Promissory Note dated December 31, 1996 issued by Synadyne III, Inc.
            to the following shareholders of the Company in the following principal amounts: Lawrence H. Schubert Revocable Trust-$209,061; Robert A. Lefcort
            Irrevocable Trust-$21,000; Nadya I. Schubert Revocable Trust-209,061; Louis J.
            Morelli S Stock Trust-$21,000; Margaret Ann Janisch S Stock Trust-$21,000;
            Matthew Schubert OutSource Trust-$95,941; Jason Schubert OutSource Trust-
            $116,941; Alan E. Schubert-$549,744; Louis A. Morelli-$297,150; Louis J.
            Morelli-$76,650; Raymond S. Morelli-$97,650; Matthew B. Schubert-$21,000;
            Mindi Wagner-$20,452; Margaret Morelli Janisch-$97,650; Robert A. Lefcort-
            $42,000; and Paul M. Burrell-$203,700
10.32       Form of Promissory Note dated December 31, 1996 issued to OutSource
            Franchising, Inc. by the following shareholders of the Company in the following principal amounts: Lawrence H. Schubert Revocable Trust-$428,078; Robert A.
            Lefcort Irrevocable Trust-$43,000; Nadya I. Schubert Revocable Trust-428,078;
            Louis J. Morelli S Stock Trust-$43,000; Margaret Ann Janisch S Stock Trust-
            $43,000; Matthew Schubert OutSource Trust-$196,450; Jason Schubert
            OutSource Trust-$239,450; Alan E. Schubert-$1,125,667; Louis A. Morelli-
            $608,450; Louis J. Morelli-$156,950; Raymond S. Morelli-$199,950; Matthew B.
            Schubert-$43,000; Mindi Wagner-$41,878; Margaret Morelli Janisch-$199,950;
            Robert A. Lefcort-$86,000; and Paul M. Burrell-$417,000
10.33       Form of Accumulated Adjustments Account Promissory Note dated February 20, 1997 issued by Capital Staffing Fund, Inc., OutSource Franchising, Inc. and
            OutSource International of America, Inc. to the following shareholders of the Company and Schedule of Allocation of AAA Distribution to such shareholders: Lawrence H. Schubert Revocable Trust; Robert A. Lefcort
            Irrevocable Trust; Nadya I. Schubert Revocable Trust; Louis J. Morelli S Stock
            Trust; Margaret Ann Janisch S Stock Trust; Matthew Schubert OutSource Trust;
            Jason Schubert OutSource Trust; Alan E. Schubert; Louis A. Morelli; Louis J.
            Morelli; Raymond S. Morelli; Matthew B. Schubert; Mindi Wagner; Margaret
            Morelli Janisch; Robert A. Lefcort; and Paul M. Burrell
10.34       Workers' Compensation and Employees Liability Insurance Policy from
            January 1, 1997 to January 1, 1998 Policy Period

EXHIBIT
NUMBER                                      DESCRIPTION
---------   -------------------------------------------------------------------------------
10.35       Standby Letter of Credit issued by The First National Bank of Boston in favor of National Union Fire Insurance Company
10.36       Form of Standard Franchise Agreement
10.37       Form of Standard PEO Services Agreement
10.38       Form of Standard Service Agreement with Allstate Insurance Company
16          Letter from McGladrey & Pullen, LLP
21          Subsidiaries of the Company
23.2        Consent of McGladrey & Pullen, LLP
23.3        Consent of Deloitte & Touche LLP-OutSource International, Inc. and
            Subsidiaries
23.4        Consent of Deloitte & Touche LLP-Payray, Inc. and Tri-Temps, Inc.
23.5        Consent of Deloitte & Touche LLP-CST Services Inc.
23.6        Consent of Deloitte & Touche LLP-Superior Temporaries, Inc.
23.7        Consent of Deloitte & Touche LLP-Standby Personnel of Colorado Springs, Inc.
            and Stand-By, Inc.
27          Financial Data Schedule
99          Consent of David Hershberg